Exhibit 10.6
Execution Version

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A.,
TRUIST SECURITIES, INC.,
CITIZENS BANK, N.A.,
FIFTH THIRD BANK NATIONAL ASSOCIATION
and
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers and Joint Book Runners,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A.,
TRUIST BANK
and
CITIZENS BANK, N.A.,
as Co-Syndication Agents,
FIFTH THIRD BANK NATIONAL ASSOCIATION,
SUMITOMO MITSUI BANKING CORPORATION,
GOLDMAN SACHS BANK USA,
U.S. BANK NATIONAL ASSOCIATION,
REGIONS BANK,
TD BANK, N.A.
and
UBS AG, STAMFORD BRANCH,
as Co-Documentation Agents,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
EQUIPMENTSHARE.COM INC
and
ITS SUBSIDIARIES THAT ARE PARTIES HERETO,
as Borrowers
Dated as of November 26, 2025

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Card Notification
Exhibit J-1	Form of Joinder
Exhibit S-1	Form of SOFR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Collection Accounts
Schedule C-2	Commitments
Schedule D-1	Designated Account
Schedule I-1	Immaterial Subsidiaries
Schedule O-1	OWN Program Securitization Agreements
Schedule P-1	Permitted Investments

Schedule 3.6	Conditions Subsequent
Schedule 4.4(b)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.7	Litigation
Schedule 4.9	Environmental Matters
Schedule 4.13	Taxes
Schedule 4.21(a)	Deposit Accounts, Securities Accounts, Commodities Accounts
Schedule 4.21(b)	Credit Card Arrangements
Schedule 5.2	Collateral Reporting
Schedule 5.15(b)	Cash Management Banks
Schedule 5.18	Location of Inventory and Equipment
Schedule 6.1	Permitted Indebtedness
Schedule 6.2	Permitted Liens
Schedule 6.13	Unrestricted Subsidiaries
Schedule 6.14	Insurance Subsidiaries

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, is entered into as of November 26, 2025, by and among (1) the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), (2) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIBANK, N.A., TRUIST SECURITIES, INC., CITIZENS BANK, N.A., FIFTH THIRD BANK NATIONAL ASSOCIATION and SUMITOMO MITSUI BANKING CORPORATION, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”) and as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIBANK, N.A., TRUIST BANK and CITIZENS BANK, N.A., as co-syndication agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Syndication Agents”), (5) WELLS FARGO BANK, NATIONAL ASSOCIATION, FIFTH THIRD BANK NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION, GOLDMAN SACHS BANK USA, U.S. BANK NATIONAL ASSOCIATION, REGIONS BANK, TD BANK, N.A. and UBS AG, STAMFORD BRANCH, as co-documentation agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Documentation Agents”), and (6) EQUIPMENTSHARE.COM INC, a Texas corporation (“Parent Borrower”), the Subsidiaries of Parent Borrower identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).
WHEREAS, Borrowers have requested that the Lenders make available to Borrowers, subject to the terms and conditions set forth herein, an asset-based revolving credit facility, in an aggregate principal amount not to exceed $2,750,000,000 (subject to such increases as more fully described in Section 2.14), under which Borrowers may request extensions of credit to be used for the purposes described herein; and
WHEREAS, the Lenders have agreed to make such credit facility available to Borrowers subject to the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“2028 Second Lien Notes” means the 9.00% Senior Secured Second Lien Notes due 2028 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement), issued by Parent Borrower pursuant to the 2028 Second Lien Notes Indenture.
“2032 Second Lien Notes” means the 8.625% Senior Secured Second Lien Notes due 2032 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement), issued by Parent Borrower pursuant to the 2032 Second Lien Notes Indenture.
“2033 Second Lien Notes” means the 8.00% Senior Secured Second Lien Notes due 2033 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement), issued by Parent Borrower pursuant to the 2033 Second Lien Notes Indenture.
“2028 Second Lien Notes Indenture” means that certain Indenture, dated as of May 9, 2023, between Parent Borrower and the Second Lien Notes Trustee (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement).
“2032 Second Lien Notes Indenture” means that certain Indenture, dated as of April 16, 2024, between Parent Borrower and the Second Lien Notes Trustee (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement).
“2033 Second Lien Notes Indenture” means that certain Indenture, dated as of September 13, 2024, between Parent Borrower and the Second Lien Notes Trustee (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement).
“Acceptable Appraisal” means, with respect to an appraisal of Equipment Inventory or Rolling Stock, the most recent appraisal of such property received by Agent (a) from an Approved Appraiser, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such Approved Appraiser) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.
“Acceptable Disclaimer Provisions” means provisions expressly stating that the collateral securing the obligations under the relevant OWN Program arrangements shall not include, and expressly disclaiming any interest of the applicable OWN Program Equipment Inventory Owner and any indenture trustee, noteholder or other financing provider in, any OWN Program Related Assets (including (a) any chattel paper (whether electronic or tangible) of Parent Borrower or any of its Affiliates, (b) any accounts, instruments, promissory notes, documents, leases, contracts (including rental contracts), agreements or general intangibles of Parent Borrower or any of its Affiliates arising from or related to the rental of any OWN Program Equipment Inventory owned by the OWN Program Equipment Inventory Owner or any other Equipment Inventory of Parent Borrower or any of its Affiliates by or on behalf of Parent Borrower or any of its Affiliates to their respective customers, (c) any proceeds of the foregoing clauses (a) and/or (b), and (d) any removable attachments, any removable additions associated with the Collateral Monitoring Platform (including T3 devices), any intellectual property rights, data and software associated with the Collateral Monitoring Platform and any proceeds of any of the foregoing) which provisions are similar to such provisions set forth in the OWN Program Securitization Agreements in effect as of the Closing Date.
“Acceptable Intercreditor Agreement” means (a) the Intercreditor Agreement and (b) any other intercreditor agreement containing customary terms and conditions for comparable transactions that is in form and substance reasonably acceptable to Agent; provided that any intercreditor agreement between Agent and one or more representatives of Persons (other than Parent Borrower or any of its Restricted Subsidiaries) having terms that are substantially consistent with, or not materially less favorable, taken as a whole, to the Secured Parties than, the terms of the Intercreditor Agreement, shall be deemed to be reasonably acceptable to Agent.

“Account Debtor” means any Person who is obligated on an Account, Chattel Paper, or a general intangible (as that term is defined in the Code).
“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.
“Accounts” means all rights of any Loan Party in, to and under all accounts (as that term is defined in the Code). The term “Account” also includes (a) payment intangibles arising out of Credit Card Receivables and (b) Chattel Paper relating to the lease or rental of Equipment Inventory under Leases and all rentals, lease payments and other monies due and to become due under any Lease.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or a substantial portion of the assets or business of (or assets constituting a business unit, line of business or division of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) of any other Person, or (c) any combination of any or all of the foregoing.
“Activation Notice” has the meaning specified therefor in Section 5.15(c) of this Agreement.
“Additional Documents” has the meaning specified therefor in Section 5.13 of this Agreement.
“Additional Permitted Junior Lien Indebtedness” means Indebtedness incurred under the Additional Permitted Junior Lien Indebtedness Documents.
“Additional Permitted Junior Lien Indebtedness Documents” shall mean documents, agreements and instruments evidencing or entered into in connection with Indebtedness, other than the Second Lien Notes Obligations, otherwise permitted to be incurred under Section 6.1(y) (the “Specified Junior Lien Indebtedness”) that (1) (a) do not provide for any scheduled installment payments of principal with respect to the Specified Junior Lien Indebtedness, (b) do not provide for any recurring fee that is payable in cash and not required under the Second Lien Notes Documents (other than customary ticking or unused fees), (c) do not contain conditions, covenants, defaults or events of default that would result in restricting any Loan Party from (i) making payments of the Obligations that would otherwise be permitted under the Second Lien Notes Documents as in effect on the Closing Date or (ii) disposing of, or reinvesting the proceeds of any part of the Collateral, in each case, under this clause (c) that would otherwise be permitted under the Second Lien Notes Documents as of the Closing Date, (d) do not otherwise violate the terms of the Intercreditor Agreement, (e) do not provide for obligors, guarantees or collateral security other than the obligors, guarantees or collateral security provided for under the Second Lien Notes Documents and the Loan Documents (unless any new obligors, guarantees or collateral security are provided for under the Loan Documents in connection with the Specified Junior Lien Indebtedness), (f) do not provide for a maturity date of the Specified Junior Lien Indebtedness that is prior to the date that is ninety one (91) days after the Stated Maturity Date, and (g) provide for a Weighted Average Life to Maturity of the Specified Junior Lien Indebtedness no shorter than that of the Second Lien Notes Obligations or (2) are otherwise acceptable to Agent in its sole discretion.

“Additional Permitted Junior Lien Indebtedness Representative” means any Person designated as the trustee, administrative agent, collateral agent, security agent or similar agent with respect to any Additional Permitted Junior Lien Indebtedness under the applicable Additional Permitted Junior Lien Indebtedness Documents.
“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.
“Affiliate” means, as applied to any Person, any other Person which Controls, is Controlled by, or is under common Control with, such Person or which owns, directly or indirectly, 30% or more of the outstanding Equity Interests of such Person.
“Agent” has the meaning specified therefor in the preamble to this Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“AHYDO Payment” means the minimum amount of a cash payment required to be made by any Borrower with respect to any accrual period after the fifth anniversary of the issue date of Borrower’s debt instrument necessary to prevent such debt instrument from being an “applicable high yield discount obligation” within the meaning of IRC Sections 163(e)(5) and 163(i).
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including March 31, 2026, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Average Excess Availability	Applicable Margin for Base Rate Loans which are Revolving Loans (the “Base Rate Margin”)	Applicable Margin for SOFR Loans which are Revolving Loans (the “SOFR Margin”)
I	> 50% of the Average Maximum Borrowing Amount	0.125%	1.125%
II	< 50% of the Average Maximum Borrowing Amount	0.375%	1.375%
The Applicable Margin shall be re-determined as of the first day of each calendar quarter.
“Applicable Unused Line Fee Percentage” means 0.25%.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Latest Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.
“Approved Appraiser” means Rouse Appraisals LLC or such other appraisal company of similar qualifications and standing reasonably acceptable to Administrative Borrower and acceptable to Agent in its Permitted Discretion.
“ASC” has the meaning specified therefor in the definition of “Finance Lease Obligation”.
“Asset Disposition” means any sale, issuance, conveyance, transfer, lease, license, assignment or other disposition (including any Sale Leaseback, disposition to a Divided LLC pursuant to an LLC Division, merger or disposition of Equity Interests) by Parent Borrower or any Restricted Subsidiary to any Person of (a) any Equity Interests of any Restricted Subsidiary (other than directors qualifying shares or nominee or other similar shares required pursuant to applicable law), (b) all or substantially all of the properties and assets of any division or line of business of Parent Borrower or any Restricted Subsidiary or (c) any other properties or assets of Parent Borrower or any Restricted Subsidiary.
“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.
“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) the greater of (i) $1,000,000,000 and (ii) an amount equal to Suppressed Availability as of such date, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).
“Average Excess Availability” means, with respect to any period, the quotient of (a) the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by (b) the number of days in such period.
“Average Maximum Borrowing Amount” means, with respect to any period, the quotient of (a) the sum of the Maximum Borrowing Amount for each day in such period (as calculated by Agent as of the end of each respective day), divided by (b) the number of days in such period.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period; provided that, for purposes of calculating the Unused Line Fee pursuant to Section 2.10(b), Average Revolver Usage shall exclude Swing Loans.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Restricted Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount reasonably determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Restricted Subsidiaries.
“Bank Product Provider” means Wells Fargo, any other Lender or any of their Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is ten (10) days after the provision of such Bank Product to a Loan Party or its Restricted Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, or otherwise in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Restricted Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, as to any Person, (a) the board of directors (or comparable managers) of such Person, or (b) other than for purposes of the definition of Change of Control, any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.
“Borrower Materials” has the meaning specified therefor in Section 5.1 of this Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)    85% of the amount of Eligible Invoiced Accounts (other than Eligible Investment Grade Accounts)), less the amount, if any, of the Dilution Reserve with respect to Eligible Invoiced Accounts; plus
(b)    the lesser of (i) 75% of the amount of Eligible Unbilled Accounts and (ii) $45,000,000, less the amount, if any, of the Dilution Reserve with respect to Eligible Unbilled Accounts; plus
(c)    90% of the amount of Eligible Investment Grade Accounts, less the amount, if any, of the Dilution Reserve with respect to Eligible Investment Grade Accounts; plus
(d)    the lesser of (i) the product of 95% multiplied by the Net Book Value of Eligible Rental Equipment Inventory at such time, and (ii) the product of 85% multiplied by the NOLV of the Net Book Value of Eligible Rental Equipment Inventory (or if the Net Book Value of any particular Eligible Rental Equipment Inventory is unavailable, the Specified Advance Rate of the NOLV of such Eligible Rental Equipment Inventory) at such time; plus
(e)    90% of the Net Book Value of Eligible Newly Purchased Rental Equipment Inventory at such time; plus
(f)    the lesser of (i) the sum of (A) the lesser of (x) the product of 95% multiplied by the Net Book Value of Eligible Non-Rental Rolling Stock Equipment at such time, and (y) the product of 85% multiplied by the NOLV of the Net Book Value of Eligible Non-Rental Rolling Stock Equipment (or if the Net Book Value of any particular Eligible Non-Rental Rolling Stock Equipment is unavailable, the Specified Advance Rate of the NOLV of such Eligible Non-Rental Rolling Stock Equipment) at such time, and (B) the product of 90% multiplied by the Net Book Value of Eligible Newly Purchased Non-Rental Rolling Stock Equipment at such time, and (ii) an amount equal to 20% of the Borrowing Base (calculated without giving effect to the cap in this clause (f)(ii) or the cap in clause (g)(ii) below); plus
(g)    the lesser of (i) the product of 50% multiplied by the Net Book Value of Eligible Parts and Tools Inventory at such time, and (ii) an amount equal to 5% of the Borrowing Base (calculated without giving effect to the cap in this clause (g)(ii) or the cap in clause (f)(ii) above); plus
(h)    the lesser of (i) the sum (calculated for each item of Eligible New Dealership Inventory Held for Sale) of the product of (A) the Net Book Value of such Eligible New Dealership Inventory Held for Sale at such time multiplied by (B) the Specified Dealership Inventory Advance Rate then in effect with respect to such Eligible New Dealership Inventory Held for Sale and (ii) $100,000,000; minus
(i)    the Debt Maturity Reserve, if applicable; minus
(j)    without duplication, the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.
“Borrowing Base Average Fleet Age” means, as of any date of determination, the average fleet age (as defined in months) of all Eligible Rental Equipment Inventory and Eligible Newly Purchased Rental Equipment Inventory reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent after giving pro forma effect to any OWN Program Transfer proposed to occur on such date.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent in its Permitted Discretion.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures incurred by such Person and its consolidated Subsidiaries during such period for purchases of property, plant and equipment as “capital expenditures” (exclusive of expenditures for Investments not prohibited hereby, including Permitted Acquisitions) or similar items which, in accordance with GAAP, are or should be included in the statement of cash flows of such Person and its consolidated Subsidiaries during such period, net of (b) (i) proceeds received by Parent Borrower or any of its consolidated Subsidiaries from dispositions of property, plant and equipment or similar items reflected in the statement of cash flows of such Person and its consolidated Subsidiaries during such period, (ii) expenditures that are paid for by a third party (excluding Parent Borrower and any of its consolidated Subsidiaries) and for which neither Parent Borrower nor any of its consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person, or (iii) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by Parent Borrower or any of its consolidated Subsidiaries which, in accordance with GAAP, are included in “capital expenditures”, including any such expenditures made for purchases of Equipment Inventory.

“Capital Lease” means any lease of property by a Loan Party or any of its Restricted Subsidiaries which, in accordance with GAAP, should be reflected as a finance lease on the balance sheet of the Consolidated Parties.
“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Dominion Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Specified Event of Default or (b) Specified Availability is less than the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $175,000,000 for five (5) consecutive Business Days.
“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) no Specified Event of Default shall exist and be continuing, and (b) Specified Availability is greater than the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $175,000,000 for twenty (20) consecutive days.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the criteria described in clause (d) above or of any recognized securities dealer having combined capital and surplus of not less than $500,000,000 having a term of not more than seven days, with respect to securities satisfying the criteria described in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Bank” and “Cash Management Banks” have the respective meanings specified therefor in Section 5.15(b) of this Agreement.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certificate of Title” means any certificate of title, certificate of ownership or other registration certificate issued under the laws of any state or commonwealth of the United States or any political subdivision thereof with respect to motor vehicles or other vehicles.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.
“Change in Law” means the occurrence after the Closing Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:
(a)    prior to the IPO Date, (i) Permitted Holders shall cease to beneficially own and control at least a majority of the issued and outstanding shares of Equity Interests of Parent Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent Borrower or (y) William Schlacks and Jabbok Schlacks (together with any partnership (limited or general), limited liability company, trust or other business entity Controlled by either of them) shall sell or otherwise transfer greater than 30% of the issued and outstanding common Equity Interests of Parent Borrower held by them collectively on the Closing Date,
(b)    on or after the IPO Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (in each case, other than one or more of the Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined Voting Power of the Voting Stock of Parent Borrower, on a fully diluted basis,
(c)    Parent Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than pursuant to a transaction that is permitted hereunder and as a result of which such Loan Party shall cease to be a Loan Party), or
(d)    the occurrence of any “Change of Control” (or similar) under (i) any of the Second Lien Notes Documents, (ii) any Additional Permitted Junior Lien Indebtedness Documents or (iii) any other Material Indebtedness Documents.
Notwithstanding the foregoing, (a) a transaction consummated after the IPO Date will not be deemed to involve a Change of Control if (x) Parent Borrower or any parent company becomes a direct or indirect wholly owned Subsidiary of another Person and (y) immediately following that transaction, no Person (other than a Permitted Holder) is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Person.
“Chattel Paper” means chattel paper (as that term is defined in the Code).
“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.
“Closing Date Notice of Borrowing” means a written request for a Borrowing to be made on the Closing Date, dated as of the date of this Agreement, and executed and delivered by Administrative Borrower to Agent, together with a flow of funds attached thereto.
“Co-Documentation Agents” has the meaning set forth in the preamble to this Agreement.
“Co-Syndication Agents” has the meaning set forth in the preamble to this Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents (other than any Excluded Property).
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Tangible Borrowing Base Assets or any books and records (including the Collateral Monitoring Platform) of any Loan Party, in each case, in form and substance reasonably satisfactory to Agent; provided that it is understood and agreed that any contemplated Collateral Access Agreement to be delivered under this Agreement (including pursuant to any eligibility criteria) shall be subject to Section 5.18; provided, further, that no Collateral Access Agreement shall be required in respect of any construction sites or customer operated job sites.
“Collateral Monitoring Platform” means, collectively, Parent Borrower’s proprietary “T3” platform and information technology systems together with all related programs, software, data and technologies and all other platforms, technologies, programs, software and data used to locate, control, gather information on and/or monitor and track assets (including the Collateral) by the Loan Parties, in each case including modifications, enhancements or supplements thereto and any replacements or substitutions thereof from time to time.
“Collection Account” means the Deposit Accounts in the name of a Loan Party set forth on Schedule C-1 to this Agreement, or any other account or accounts at any time after the Closing Date designated by Administrative Borrower to Agent which have been established for purposes of the receipt of proceeds of Accounts and other Collateral in accordance with the terms hereof.
“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).
“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means any Person that is a competitor of Parent Borrower or any of its Restricted Subsidiaries.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that Agent (in consultation with Administrative Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent (in consultation with Administrative Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, for any period:
(a)    Consolidated Net Income; plus
(b)    the sum of, without duplication, the following amounts for such period, taken as a single accounting period, to the extent deducted in determining Consolidated Net Income for such period:
(i)    Consolidated Non-cash Charges;
(ii)    Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (b) thereof, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities;
(iii)    Consolidated Income Tax Expense;
(iv)    any fees, expenses or charges related to the Transactions, or any Equity Offering, Investment, merger, Acquisition, Asset Disposition, consolidation, amalgamation, recapitalization or the incurrence or repayment of Indebtedness not prohibited by the Loan Documents (including any refinancing or amendment of any of the foregoing) (whether or not consummated or incurred);
(v)    the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs,

including future lease commitments, costs related to start up (including New Market Startup Costs), closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of excess fleet from closures); provided, that the aggregate amount of such charges or reserves added to Consolidated EBITDA for any period pursuant to this clause (b)(v) (when taken together with any amounts added pursuant to clause (b)(vi) below) shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to any adjustments made pursuant to this clause (b)(v) and/or clause (b)(vi) below);
(vi)    the amount of net cost savings and synergies projected by Parent Borrower in good faith to be realized from actions taken or expected to be taken (which shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and supportable, (B) such actions have been taken or are to be taken within 24 months after the date of determination to take such action and (C) the aggregate amount of any cost savings and synergies added pursuant to this clause (b)(vi) (when taken together with any amounts added pursuant to clause (b)(v) above) shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to any adjustments made pursuant to this clause (b)(vi) and/or clause (b)(v) above));
(vii)    the amount of any loss attributable to non-controlling interests;
(viii)    any costs or expenses pursuant to any management or employee stock option or other equity‑related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of Parent Borrower by a Person other than Parent Borrower or a Subsidiary of Parent Borrower, or an issuance of Equity Interests of Parent Borrower (other than Redeemable Capital Stock);
(ix)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of any obligations under hedge agreements or other derivative instruments; and
(x)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Parent Borrower and its Restricted Subsidiaries; less
(c)    the sum, without duplication, the following amounts for such period, taken as a single accounting period, to the extent included in determining Consolidated Net Income for such period
(i)    non-cash items increasing Consolidated Net Income; and
(ii)    all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA for the most recently completed Test Period.
“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, provincial, local and foreign Taxes (whether or not paid, estimated or accrued) based on income, profits or capitalization of the Consolidated Parties for such period as determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(a)    the interest expense to the extent deducted in calculating Consolidated Net Income, net of any interest income, of the Consolidated Parties for such period as determined on a consolidated basis in accordance with GAAP, including:
(i)    any amortization of debt discount;
(ii)    the net payments made or received under interest rate Hedge Agreements (including any amortization of discounts);
(iii)    the interest portion of any deferred payment obligation;
(iv)    all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities;
(v)    all accrued interest;
(vi)    interest in respect of Indebtedness of any other Person that has been guaranteed by any Consolidated Party, but only to the extent that such interest is actually paid by any such Consolidated Party;
(vii)    non-cash interest expense; and
(viii)    the interest expense attributable to Finance Lease Obligations; minus
(b)    to the extent otherwise included in such interest expense referred to in clause (a) above, (i) amortization or write‑off of financing costs, (ii) accretion or accrual of discounted liabilities not constituting Indebtedness, (iii) any expense resulting from discounting of indebtedness in conjunction with recapitalization or purchase accounting, (iv) any “additional interest” in respect of registration rights arrangements for any securities and (v) any expensing of bridge, commitment and other financing fees, in each case under clauses (a) and (b), as determined on a consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Consolidated Parties with respect to interest rate Hedge Agreements.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Parties determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)    any net income (loss) of any Person if such Person is not a Consolidated Party, except that (i) any Consolidated Party’s equity in the net income of any such Person for such period shall be included in such consolidated net income up to the aggregate amount actually dividended or distributed or that (as determined by Parent Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to a Consolidated Party as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), to the extent not already included therein, and (ii) any Consolidated Party’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of any such Consolidated Party in such Person;
(b)    any extraordinary, unusual or non-recurring gain, loss, expense or charge (including fees, expenses and charges associated with the Transactions or any merger, Acquisition, disposition or consolidation after the Closing Date or any Accounting Change);

(c)    (i) the portion of net income of the Consolidated Parties allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries, to the extent that cash dividends or distributions have not actually been received by the Consolidated Parties and (ii) the portion of net loss of the Consolidated Parties allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries, to the extent of the aggregate Investment of the Consolidated Parties in such Persons;
(d)    (i) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Consolidated Parties (including pursuant to any Sale Leaseback) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by Parent Borrower, which determination shall be conclusive) and (ii) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Consolidated Parties;
(e)    the net income of any Consolidated Party to the extent that the declaration of dividends or similar distributions by such Consolidated Party of such income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Consolidated Party or its stockholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Loan Documents and (iii) restrictions in effect on the Closing Date with respect to such Consolidated Party and other restrictions with respect to such Consolidated Party that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date);
(f)    any gain or loss realized as a result of the cumulative effect of a change in accounting principles;
(g)    the write-off of any deferred financing costs and premiums incurred by Parent Borrower in connection with the refinancing or repayment of any Indebtedness;
(h)    any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, obligations under hedge agreements or other derivative instruments (including any premiums paid);
(i)    (i) any non-cash income (or loss) related to the recording of the fair market value of any obligations under Hedge Agreements and (ii) any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case of clauses (i) and (ii), in respect of any obligations under Hedge Agreements;
(j)    any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values;
(k)    (i) any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to employees, officers, directors or members of management and (ii) any cash charges associated with the rollover, acceleration or payout on stock or stock-related instruments by management of Parent Borrower or any of its subsidiaries in connection with any merger, Acquisition, disposition or consolidation;
(l)    any income (or loss) from discontinued operations;

(m)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;
(n)    to the extent covered by insurance and actually reimbursed, or, so long as Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (n) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses;
(o)    any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances, and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP;
(p)    any goodwill or other intangible asset impairment charge;
(q)    effects of fair value adjustments in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue, deferred rent and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to the Transactions or any consummated Acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue;
(r)    the amount of loss on sale of assets to a Subsidiary in connection with an OWN Program Transfer;
(s)    the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost (including charges related to the implementation of strategic or cost-savings initiatives), including any severance, retention, signing bonuses, relocation, recruiting and other employee-related costs, future lease commitments, and costs related to the opening and closure and/or consolidation of facilities and to existing lines of business (including New Market Startup Costs); and
(t)    accruals and reserves established within twelve (12) months after the closing of any Acquisition or Investment required to be established as a result of such Acquisition or Investment in accordance with GAAP, or changes as a result of adoption or modification of accounting policies.
“Consolidated Non-cash Charges” means, for any Person, for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of the Consolidated Parties reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

“Consolidated Parties” means Parent Borrower and each of its Restricted Subsidiaries whose financial statements are consolidated with Parent Borrower’s financial statements in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of Parent Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Consolidated Parties required to be provided pursuant to Section 5.1(a) or (b), calculated on a Pro Forma Basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by Parent Borrower and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.
“Control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Equity Interests, by Voting Power, contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Copyrights” has the meaning specified therefor in the Guaranty and Security Agreement.
“Covenant Testing Period” means a period (a) commencing on the last day of the Fiscal Quarter of Parent Borrower most recently ended prior to a Covenant Trigger Event for which Parent Borrower is required to deliver to Agent quarterly or annual financial statements pursuant to Section 5.1, and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has equaled or exceeded the greater of (i) 10% of the Maximum Borrowing Amount, and (ii) $175,000,000 for twenty (20) consecutive days.
“Covenant Trigger Event” means if at any time Excess Availability is less than the greater of (i) 10% of the Maximum Borrowing Amount, and (ii) $175,000,000.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified therefor in Section 17.15 of this Agreement.
“Credit Card Issuer” means any Person (other than a Loan Party or any Affiliate thereof) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National

Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal, and Electronic Benefits Transfer (EBT) and other issuers approved by Agent; provided that no Governmental Authority shall be a Credit Card Issuer.
“Credit Card Notification” means a credit card notification in the form of Exhibit C-2 or otherwise in form and substance reasonably satisfactory to Agent.
“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means amounts, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor (including electronic benefits transfers) in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.
“Debt Maturity Reserve” means, at any time with respect to the Second Lien Notes Obligations or any other Material Indebtedness that is secured on a junior basis to the Agent’s Liens, a reserve in an amount equal to the aggregate principal amount of such Material Indebtedness then outstanding, plus accrued interest, fees and premiums thereon.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing in a manner satisfactory to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, (iv) is being subject to a forced liquidation or any Person that directly or indirectly control such Lender is being subject to a forced liquidation or (v) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender (x) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (y) solely by virtue of a so-called undisclosed administration (being the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or any person that directly or indirectly controls such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not publicly disclosed. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender).
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent Borrower or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties’ Accounts during such period, by (b) the Loan Parties’ billings with respect to Accounts during such period, in each case, as calculated in a manner consistent with the previous commercial field exam acceptable to Agent and determined using the certificates, reports and other information delivered to Agent pursuant to Section 5.2 and without duplication of any exclusions arising in connection with eligibility criteria set forth in the definition of “Eligible Invoiced Accounts”, “Eligible Unbilled Accounts” or “Eligible Investment Grade Accounts”.
“Dilution Reserve” means, as of any date of determination, without duplication, (a) with respect to Eligible Invoiced Accounts and Eligible Unbilled Accounts, an amount equal to (i) if Dilution is less than or equal to 5%, $0 and (ii) if Dilution is greater than 5%, an amount sufficient to reduce the advance rate against Eligible Invoiced Accounts or Eligible Unbilled Accounts by the extent to which such Dilution is in excess of 5% and (b) with respect to Eligible Investment Grade Accounts, an amount equal to (i) if Dilution is less than or equal to 2.5%, $0 and (ii) if Dilution is greater than 2.5%, an amount sufficient to reduce the advance rate against Eligible Investment Grade Accounts by the extent to which such Dilution is in excess of 2.5%.
“Disqualified Equity Interests” means (a) that portion of any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or as a result of a sale of assets), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or as a result of a sale of assets) on or prior to the six (6) month anniversary of the Latest Maturity Date at the date of issuance and (b) any other Equity Interests (other than common equity) designated by Parent Borrower in writing to Agent as Disqualified Equity Interests; provided, that if such Equity Interest is issued to any plan for the benefit of employees of Parent Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of Parent Borrower or any of its Subsidiaries, in each case, upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Parent Borrower or its Subsidiaries.
“Disqualified Institution” means, on any date, (a) any Person designated by Administrative Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the Closing Date, (b) any Competitor of Parent Borrower or any of its Restricted Subsidiaries that has been identified in writing by Administrative Borrower from time to time upon at least two (2) Business Days’ prior notice delivered to Agent, and (c) in the case of each Person identified pursuant to clauses (a) and (b) above, any of its Affiliates (other than any bona fide debt funds) that are either (i) identified in writing by Administrative Borrower from time to time upon at least two (2) Business Days’ prior notice delivered to Agent, or (ii) readily identifiable as Affiliates on the basis of such Affiliates’ names; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that (x) no designation of any Person as a Disqualified Institution shall be deemed to retroactively disqualify any such Person that has previously acquired an assignment or participation in accordance with the terms of this Agreement from continuing to hold or vote such previously acquired assignments and participations and (y) in connection with any assignment or participation, the assignee or participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund or other Person which primarily engages in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extension of credit in the ordinary course of its business, in each case, which merely has an economic interest in any Competitor, and is not itself a Competitor of Parent Borrower and its Restricted Subsidiaries shall not be deemed to be a Disqualified Institution for the purposes of this definition. Agent may make the list of Disqualified Institutions available to any Lender upon request. For the avoidance of doubt, notwithstanding anything in the Loan Documents to the contrary, Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.
“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons.
“Divided LLC” means any limited liability company which was formed upon, or is a party to and continues in existence after giving effect to, the consummation of an LLC Division.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer-generated communication.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
“Economic Development Transaction” means a transaction, or series of related transactions, pursuant to which Parent Borrower or any Restricted Subsidiary sells, transfers or otherwise disposes of owned Real Property (the “Subject EDT Real Property”) and certain equipment, fixtures and other assets located on such Real Property (other than any Accounts, Equipment Inventory, Rolling Stock or Parts and Tools Inventory) (such property, together with the Subject EDT Real Property, the “Subject EDT Property”) to a Governmental Authority (or related industrial development agency) in order to obtain tax exemptions, abatements or other inducements or accommodations in connection with economic development activity; provided that (a) Parent Borrower or the applicable Subsidiary retains possession and control of the applicable Subject EDT Property pursuant to a lease or similar arrangement, (b) payments due by Parent Borrower or the applicable Subsidiary in connection therewith are made in order to obtain reduced obligations Parent Borrower or such Subsidiary would otherwise incur or other economic benefits, or offset by corresponding payments owed by the transferee and (c) title to the applicable Subject EDT Property reverts to Parent Borrower or the applicable Subsidiary upon termination of such lease or similar arrangement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Lease Platform” means Parent Borrower’s propriety electronic platform used to execute, store and maintain the Leases and other agreements and documents (and any successors to, and replacements of, such platform), which platform is known as “T3” as of the Closing Date.
“Eligible Credit Card Receivables” means Credit Card Receivables that are not excluded as ineligible for inclusion in the calculation of Borrowing Base pursuant to any of clauses (a) through (g) set forth below (provided that such criteria may, subject to Sections 14.1(c) and 14.1(g), be revised from time to time by Agent in Agent’s Permitted Discretion in accordance with Section 2.1(c)) and that have been earned by performance and represent the bona fide amounts due to a Loan Party from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Loan Party. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Eligible Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (B) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by a Loan Party to reduce the amount of such Credit Card Receivable. Eligible Credit Card Receivables shall not include any Credit Card Receivable:
(a)    which is (i) not subject to a valid and perfected first priority Agent’s Lien (other than Permitted Liens arising by the operation of law) and (ii) subject to any right, claim, security interest or other interest of any Person (other than Permitted Liens);
(b)    which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;
(c)    where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;
(d)    which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;
(e)    which arise from any proprietary credit card of a Loan Party where such Loan Party has liability for the failure of the card holder to make payment thereunder as a result of the financial condition of such card holder;
(f)    which is payable in any currency other than Dollars;
(g)    as to which the Credit Card Issuer or Credit Card Processor has asserted the right to require a Loan Party to repurchase such Credit Card Receivable from such Credit Card Issuer or Credit Card Processor; or

(h)    is due from a Credit Card Issuer or Credit Card Processor which is the subject of an Insolvency Proceeding.
If any Eligible Credit Card Receivable at any time cease to be an Eligible Credit Card Receivable, such Accounts shall promptly be excluded from the calculation of Eligible Credit Card Receivables.
“Eligible Investment Grade Accounts” means those Eligible Invoiced Accounts that are owed by Investment Grade Account Debtors. If any Eligible Investment Grade Accounts at any time cease to be Eligible Investment Grade Accounts, such Accounts shall promptly be excluded from the calculation of Eligible Investment Grade Accounts.
“Eligible Invoiced Accounts” means those Accounts (including Credit Card Receivables) created by a Loan Party in the ordinary course of its business, that arise out of or in respect of (w) such Loan Party’s renting, leasing or sale (other than any OWN Program Transfer) of Equipment Inventory or Parts and Tools Inventory, (x) vehicle or equipment service and maintenance in respect of Equipment owned by a third party or Equipment leased or rented by a Loan Party to customers, (y) telematics sales or service or (z) other transactions with customers in the ordinary course of business, and in each case, comply in all material respects (but without duplication of any materiality qualifiers) with each of the representations and warranties respecting Eligible Invoiced Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may, subject to Sections 14.1(c) and 14.1(g), be revised from time to time by Agent in Agent’s Permitted Discretion in accordance with Section 2.1(c) and for purposes of determining eligibility hereunder Agent may in its Permitted Discretion consider any customers or any OWN Program Equipment Inventory Owner as the “Account Debtor”. In determining the amount to be included, Eligible Invoiced Accounts shall be calculated net of related customer deposits, related unapplied cash, taxes, finance charges, discounts (to the extent not already reflected in any applicable invoice), credits, and allowances, in each case, to the extent applicable. Eligible Invoiced Accounts shall not include the following:
(a)    (i) Accounts that the Account Debtor has failed to pay within one hundred and twenty (120) days after original invoice date or (ii) Accounts that the Account Debtor has failed to pay within sixty (60) days after the due date therefor; provided that, notwithstanding the foregoing, up to $50,000,000 of Accounts on extended terms shall not be deemed ineligible under this clause (a) unless the relevant Account Debtor has failed to pay such Accounts within one hundred and fifty (150) days after original invoice date or within ninety (90) days after the due date therefor;
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;
(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party;
(d)    Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms;
(e)    Accounts that are not payable in Dollars;

(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state, province or territory thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (other than Canada, to the extent otherwise provided in this definition), unless (A) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion;
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or the Canadian government or any department, agency, or instrumentality of the United States or the Canadian government, as applicable (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 or any Canadian equivalent thereof, as applicable), or (ii) any state, territory, possession or province of the United States, Canada or any other Governmental Authority;
(h)    (i) Accounts with respect to which the Account Debtor is a creditor of a Loan Party or any Subsidiary thereof, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute, or (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback;
(i)    Accounts with respect to an Account Debtor whose Eligible Invoiced Accounts owing to the Loan Parties exceed 12.5% of all Eligible Invoiced Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Invoiced Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Invoiced Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(j)    Accounts (x) with respect to which the Account Debtor (i) is subject to an Insolvency Proceeding, (ii) is not Solvent, (iii) has gone out of business, (iv) as to which any Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, (v) has been placed on a formal payment plan due to collection issues, or (vi) has been identified as a collection risk by a Loan Party, or (y) that have been turned over to a collection agency, in each case, unless and to the extent that (i) such Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent or (ii) such Account Debtor has received debtor-in-possession financing sufficient as determined by Agent in its Permitted Discretion to finance its ongoing business activities and, solely with respect to Accounts that constitute prepetition claims, Parent Borrower or other Loan Party is designated as a “critical vendor” of such Account Debtor;
(k)    Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the relevant Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges); provided that the foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state, province or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent, in its Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account (including, for greater certainty, the requirement for a creditor to extra-provincially register in a province or territory of Canada for such purposes);
(l)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition, upon prior notice thereof to Administrative Borrower;
(m)    (i) Accounts that are not subject to a valid and perfected first priority Agent’s Lien (other than Permitted Liens arising by operation of law) and (ii) any Account to the extent such Account is subject to any right, claim, security interest or other interest of any Person (other than Permitted Liens);
(n)    Accounts that have not been billed to the Account Debtor, and if such Accounts arise from the sale of goods or services with respect to which (i) the goods giving rise to such Account have not been shipped to or received by the Account Debtor or (ii) the services giving rise to such Account have not been performed;
(o)    subject to the time period set forth in Section 3.6, Accounts which arise from the lease or rental of Equipment Inventory and are evidenced by Chattel Paper, to the extent (i) with respect to tangible Chattel Paper, that a notice of any Lien (other than Agent’s Lien) has been stamped on any copy of such Chattel Paper or if physical possession thereof has been delivered to a Person (other than a Loan Party or Agent), (ii) with respect to any electronic Chattel Paper which is maintained outside the Electronic Lease Platform (if any), that any Lien (other than the Agent’s Lien) thereon has been perfected by control, or (iii) with respect to Chattel Paper maintained on the Electronic Lease Platform, that a notice of any Lien (other than Agent’s Lien) has been stamped or imprinted on any electronic record thereof;
(p)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(q)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services;
(r)    Credit Card Receivables that are not Eligible Credit Card Receivables;
(s)    Accounts acquired by a Loan Party in connection with a Permitted Acquisition or other Permitted Investment or Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion (which field examination may be conducted prior to the closing of such Permitted Acquisition or other Permitted Investment or such joinder); provided that such Accounts that otherwise satisfy the applicable eligibility criteria and are of a type substantially similar to those in the Borrowing Base at such time will be deemed Eligible Accounts and be included in the Borrowing Base prior to the field examination, but in no event shall the aggregate amount of (i) all such Accounts included in the Borrowing Base pursuant to this clause (s) prior to the completion of a field examination with respect thereto, (ii) all of the Rolling Stock included in the Borrowing Base pursuant to clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, (iii) all of the Parts and Tools Inventory included in the Borrowing Base pursuant to clause (l) of the definition of Eligible Parts and Tools Inventory prior to the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, and (iv) all of the Equipment Inventory included in the Borrowing Base pursuant to clause (j) of the definition of Eligible Rental Equipment Inventory prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, at any time, exceed 10.0% of the Borrowing Base (calculated prior to giving effect to the inclusion of such Accounts under this clause (s), the inclusion of Rolling Stock under clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment, the inclusion of Parts and Tools Inventory under clause (l) of the definition of Eligible Parts and Tools Inventory and the inclusion of Equipment Inventory under clause (j) of the definition of Eligible Rental Equipment Inventory) then in effect;
(t)    Accounts arising out of or in respect of (i) the reimbursement of expenses incurred by a Loan Party to a manufacturer of Equipment Inventory to market, distribute or sell such Equipment Inventory and (ii) warranty claims on Equipment Inventory to a manufacturer;
(u)    Accounts which were short paid by the applicable Account Debtor; or
(v)    Accounts arising out of the lease, license or other disposition of software or any other Intellectual Property.
If any Eligible Invoiced Accounts at any time cease to be Eligible Invoiced Accounts, such Accounts shall promptly be excluded from the calculation of Eligible Invoiced Accounts.
“Eligible New Dealership Inventory Held for Sale” means Equipment Inventory which is held for sale (or rent with a right to purchase) by a Loan Party that was acquired by such Loan Party pursuant to an authorized dealer or distributor agreement. For the avoidance of doubt, Eligible New Dealership Inventory Held for Sale shall be without duplication of, and shall not include, any Eligible Newly Purchased Non-Rental Rolling Stock Equipment, Eligible Newly Purchased Rental Equipment Inventory, Eligible Non-Rental Rolling Stock Equipment or Eligible Rental Equipment Inventory.
“Eligible Newly Purchased Non-Rental Rolling Stock Equipment” means Rolling Stock of a Loan Party that constitutes Eligible Non-Rental Rolling Stock Equipment other than with respect to satisfaction of clause (l) of the definition thereof (and therefore excluding any Eligible Non-Rental Rolling Stock Equipment); provided that such Rolling Stock shall (a) have been purchased from an original equipment manufacturer, directly or through an authorized dealership, and not previously owned, (b) not have been owned by a Loan Party for more than three (3) months; provided that for purposes of this clause (b), ownership shall be deemed transferred to a Loan Party upon such Loan Party’s payment in full for such Rolling Stock and (c) be subject to less than 250 hours of usage or 100 miles of usage, as applicable, in each case solely at the time of such Rolling Stock’s initial inclusion in the calculation of the Borrowing Base. No Rolling Stock of any Loan Party that (i) has been subject to an appraisal provided to Agent, including any Acceptable Appraisal, or (ii) has been acquired in connection with a Permitted Acquisition or Permitted Investment, or owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, and is therefore subject to clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment, shall constitute Eligible Newly Purchased Non-Rental Rolling Stock Equipment.
“Eligible Newly Purchased Rental Equipment Inventory” means Newly Purchased Rental Equipment Inventory (determined at the time of such Newly Purchased Rental Equipment Inventory’s proposed initial inclusion in the Borrowing Base) of a Loan Party that constitutes Eligible Rental Equipment Inventory other than with respect to satisfaction of clause (l) of the definition thereof (and therefore excluding any Eligible Rental Equipment Inventory); provided, that Equipment Inventory that otherwise qualifies as Eligible Newly Purchased Rental Equipment Inventory may constitute Eligible Newly

Purchased Rental Equipment Inventory notwithstanding that such Equipment Inventory is not then being tracked and accounted for in the Collateral Monitoring Platform so long as (a) the aggregate Net Book Value of all such Equipment Inventory does not exceed 5% of the sum of (x) the aggregate Net Book Value of all Eligible Rental Equipment Inventory plus (y) the aggregate Net Book Value of all Eligible Newly Purchased Rental Equipment Inventory, (b) such Equipment Inventory is tracked and accounted for in the Collateral Monitoring Platform within sixty (60) days following the acquisition of such Equipment Inventory; provided that it is understood the installation of trackers on any Equipment Inventory within such time period on such Equipment Inventory shall not be required if the failure to do so arises from circumstances beyond a Loan Party’s control, including, without limitation, supply chain disruptions or shortages, and (c) Agent shall have received, to Agent’s reasonable satisfaction, copies of each bill of sale, receipts or such other applicable documents evidencing such Loan Party’s ownership right, title and interest in and to such Equipment Inventory that is not tracked and accounted for in the Collateral Monitoring Platform. No Equipment of any Loan Party that (i) has been subject to an appraisal provided to Agent or (ii) has been acquired in connection with a Permitted Acquisition or Permitted Investment, or owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, and is therefore subject to clause (j) of the definition of Eligible Rental Equipment Inventory, shall constitute Eligible Newly Purchased Rental Equipment Inventory.
“Eligible Non-Rental Rolling Stock Equipment” means Rolling Stock of a Loan Party, that complies in all material respects (but without duplication of any materiality qualifiers) with each of the representations and warranties respecting Eligible Non-Rental Rolling Stock Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may, subject to Sections 14.1(c) and 14.1(g), be revised from time to time by Agent in Agent’s Permitted Discretion in accordance with Section 2.1(c). An item of Rolling Stock shall not be included in Eligible Non-Rental Rolling Stock Equipment if:
(a)    it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law and not by contract);
(b)    it is held for sale in the ordinary course of a Loan Party’s business;
(c)    (i) it does not constitute Equipment of a Loan Party or (ii) it constitutes Equipment Inventory or Inventory;
(d)    a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens except for Agent’s first priority Lien (subject only to Permitted Liens arising by operation of law and not by contract);
(e)    it is not located in any state in the United States or the District of Columbia;
(f)    (i) except to the extent in the possession of an employee, a mechanic or repairman in the ordinary course of business, or in transit to any of the locations or Persons described in this clause (f), it is not located on premises owned, leased or rented by a Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, set forth in Schedule 5.18 (as such Schedule 5.18 may be amended from time to time as provided in Section 5.18), (ii) it is stored at a leased location in any Landlord Lien State or that is subject to a lease or other agreement which provides for a Lien on such Rolling Stock, unless (x) a Collateral Access Agreement has been delivered to Agent or (y) Agent has implemented a Landlord Reserve with respect to such location in accordance with the terms hereof (it being understood that the Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve under this subclause (y)), (iii) it is stored with a bailee, warehouseman or other similar third party unless a Collateral Access Agreement has been received by Agent following Agent’s request therefor (or Agent has implemented a Landlord Reserve with respect to such bailee, warehouseman or third party) in accordance with the terms hereof (it being understood that the Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve), (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent, the Second Lien Notes Trustee or any Additional Permitted Junior Lien Indebtedness Representative unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location in accordance with the terms hereof (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve)), (v) it is in the possession of an employee, except to the extent such employee’s possession thereof is in the ordinary course of business or (vi) it is anything other than automotive equipment, a trailer, a truck, a forklift, a motor vehicle, or other rolling stock;
(g)    it is stored at a location (i) that is closed for business or (ii) at which Tangible Borrowing Base Assets having an aggregate Net Book Value of less than $500,000 are located;
(h)    it is Rolling Stock that is a Titled Vehicle or otherwise “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute, unless for all periods after the 120-day period following the Closing Date (or such later date as permitted by Agent in its sole discretion), a Loan Party has caused the certificate of title for such Rolling Stock to be duly registered with the applicable Governmental Authority showing “Wells Fargo Bank, National Association, as Agent” as the first lienholder thereon, such that such Rolling Stock is subject to a valid and perfected first priority Lien in favor of Agent (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered), and Agent (or its agent) has possession and custody of such certificate of title (unless otherwise agreed by Agent); provided that, for the avoidance of doubt, on or prior to the 120-day period following the Closing Date (or such later date as permitted by Agent in its sole discretion), Rolling Stock shall be included in Eligible Non-Rental Rolling Stock Equipment notwithstanding this clause (h), and the eligibility criteria specified in this clause (h) shall not apply during such period;
(i)    it is non-merchantable, defective, excess, obsolete or damaged or has been written off other than to the extent reflected in the NOLV with respect to such Eligible Non-Rental Rolling Stock Equipment;
(j)    it is not reflected in the records of a Loan Party that are regularly maintained for recording the existence of Rolling Stock;
(k)    it was acquired in connection with a Permitted Acquisition or Permitted Investment or such Rolling Stock is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Rolling Stock and the completion of an appraisal with respect to such Rolling Stock that is satisfactory to Agent in its Permitted Discretion; provided that such Rolling Stock that otherwise satisfies the applicable eligibility criteria and is of a type substantially similar to those in the Borrowing Base at such time will be deemed Eligible Non-Rental Rolling Stock Equipment and be included in the Borrowing Base prior to the Acceptable Appraisal and field examination, but in no event shall the aggregate amount of (i) all Accounts included in the Borrowing Base pursuant to clause (s) of the definition of Eligible Invoiced Accounts prior to the completion of a field examination with respect thereto, (ii) all of the Rolling Stock included in the Borrowing Base pursuant to this clause (k) prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, (iii) all of the Parts and Tools Inventory included in the Borrowing Base pursuant to clause (l) of the definition of Eligible Parts and Tools Inventory prior to the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, and (iv) all of the Equipment Inventory included in the Borrowing Base pursuant to clause (j) of the definition of Eligible

Rental Equipment Inventory prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, at any time, exceed 10.0% of the Borrowing Base (calculated prior to giving effect to the inclusion of Accounts under clause (s) of the definition of Eligible Invoiced Accounts, the inclusion of Rolling Stock under this clause (k), the inclusion of Parts and Tools Inventory under clause (l) of the definition of Eligible Parts and Tools Inventory and the inclusion of Equipment Inventory under clause (j) of the definition of Eligible Rental Equipment Inventory) then in effect; or
(l)    except as permitted under clause (k) above, an Acceptable Appraisal has not been completed with respect to such Rolling Stock (unless, in the exercise of Agent’s Permitted Discretion, an Acceptable Appraisal has been completed with respect to other Rolling Stock substantially similar to such Rolling Stock).
If any Eligible Non-Rental Rolling Stock Equipment at any time ceases to be Eligible Non-Rental Rolling Stock Equipment, such Rolling Stock shall promptly be excluded from the calculation of Eligible Non-Rental Rolling Stock Equipment.
“Eligible Parts and Tools Inventory” means Parts and Tools Inventory of a Loan Party, that complies in all material respects (but without duplication of any materiality qualifiers) with each of the representations and warranties respecting Eligible Parts and Tools Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may, subject to Sections 14.1(c) and 14.1(g), be revised from time to time by Agent in Agent’s Permitted Discretion in accordance with Section 2.1(c). An item of Parts and Tools Inventory shall not be included in Eligible Parts and Tools Inventory if:
(a)    a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Parts and Tools Inventory), except for Agent’s Lien and Permitted Liens arising by operation of law and not by contract);
(b)    it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law and not by contract);
(c)    it is placed on consignment;
(d)    it is not located in any state in the United States or the District of Columbia;
(e)    (i) except to the extent in transit to any of the Persons or locations described in this clause (e), it is not located on premises owned, leased or rented by a Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, and set forth in Schedule 5.18 (as such Schedule 5.18 may be amended from time to time as provided in Section 5.18), (ii) it is stored at a leased location in any Landlord Lien State or that is subject to a lease or other agreement which provides for a Lien on such Equipment Inventory, unless (x) a Collateral Access Agreement has been delivered to Agent or (y) Agent has implemented a Landlord Reserve with respect to such location in accordance with the terms hereof (it being understood that the Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve under this subclause (y)), (iii) it is stored with a bailee, warehouseman or other similar third party unless a Collateral Access Agreement has been received by Agent following Agent’s request therefor (or Agent has implemented a Landlord Reserve with respect to such bailee, warehouseman or third party) in accordance with the terms hereof (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve), (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent, the Second Lien Notes Trustee or any Additional

Permitted Junior Lien Indebtedness Representative unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve)) or (v) it is located at any location (A) that is closed for business or (B) at which Tangible Borrowing Base Assets having an aggregate Net Book Value of less than $500,000 are located;
(f)    it is the subject of a document of title, unless, in the case of a document of title, such document of title is a negotiable document of title and has been delivered to Agent with all necessary indorsements free and clear of all Liens except for Agent’s Lien and Permitted Liens arising by operation of law and not by contract;
(g)    it consists of Telematics Inventory which is not Qualified Telematics Inventory;
(h)    it consists of goods that are obsolete, unsalable, or damaged or are slow-moving;
(i)    it is not reflected in the records of a Loan Party regularly maintained for recording the existence of Parts and Tools Inventory;
(j)    it consists of goods display items or packing or shipping materials, manufacturing supplies, or work-in-process or raw materials Inventory, or it consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(k)    it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is satisfied that such Parts and Tools Inventory can be freely sold by Agent on and after the occurrence of an Event of Default despite such third party rights; or
(l)    it was acquired in connection with a Permitted Acquisition or Permitted Investment or such Parts and Tools Inventory is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Parts and Tools Inventory that is satisfactory to Agent in its Permitted Discretion; provided that such Parts and Tools Inventory that otherwise satisfies the applicable eligibility criteria and is of a type substantially similar to those in the Borrowing Base at such time will be deemed Eligible Parts and Tools Inventory and be included in the Borrowing Base prior to the field examination, but in no event shall the aggregate amount of (i) all Accounts included in the Borrowing Base pursuant to clause (s) of the definition of Eligible Invoiced Accounts prior to the completion of a field examination with respect thereto, (ii) all of the Rolling Stock included in the Borrowing Base pursuant to clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, (iii) all of the Parts and Tools Inventory included in the Borrowing Base pursuant to this clause (l) prior to the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, and (iv) all of the Equipment Inventory included in the Borrowing Base pursuant to clause (j) of the definition of Eligible Rental Equipment Inventory prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, at any time, exceed 10.0% of the Borrowing Base (calculated prior to giving effect to the inclusion of Accounts under clause (s) of the definition of Eligible Invoiced Accounts, the inclusion of Rolling Stock under clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment, the inclusion of Parts and Tools Inventory under this clause (l) and the inclusion of Equipment Inventory under clause (j) of the definition of Eligible Rental Equipment Inventory) then in effect.

If any Eligible Parts and Tools Inventory at any time ceases to be Eligible Parts and Tools Inventory, such Parts and Tools Inventory shall promptly be excluded from the calculation of Eligible Parts and Tools Inventory.
“Eligible Rental Equipment Inventory” means Equipment Inventory of a Loan Party, that complies in all material respects (but without duplication of any materiality qualifiers) with each of the representations and warranties respecting Eligible Rental Equipment Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may, subject to Section 14.1(c) and 14.1(g), be revised from time to time by Agent in Agent’s Permitted Discretion in accordance with Section 2.1(c). An item of Equipment Inventory shall not be included in Eligible Rental Equipment Inventory if:
(a)    a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Equipment Inventory), except for Agent’s Lien and Permitted Liens;
(b)    it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law and not by contract);
(c)    it is not held for lease in the ordinary course of a Loan Party’s business or if it is held for lease (with an option to purchase);
(d)    it is placed on consignment;
(e)    it is not located in any state in the United States or the District of Columbia;
(f)    (i) except to the extent in the possession of a lessee (or, for a reasonable period of time after any applicable lease has expired, the former lessee under such lease), a mechanic or repairman in the ordinary course of business, or in transit to any of the Persons or locations described in this clause (f), it is not located on premises owned, leased or rented by a Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, set forth in Schedule 5.18 (as such Schedule 5.18 may be amended from time to time as provided in Section 5.18), (ii) it is stored at a leased location in any Landlord Lien State, unless (x) a Collateral Access Agreement has been delivered to Agent or (y) Agent has implemented a Landlord Reserve with respect to such location in accordance with the terms hereof (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve under this subclause (y)), (iii) it is stored with a bailee, warehouseman or other similar third party unless a Collateral Access Agreement has been received by Agent following Agent’s request therefor (or Agent has implemented a Landlord Reserve with respect to such bailee, warehouseman or third party in accordance with the terms hereof (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve)), (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent, the Second Lien Notes Trustee or any Additional Permitted Junior Lien Indebtedness Representative unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location in accordance with the terms hereof (it being understood that Agent may agree, in its Permitted Discretion, to forego the implementation of any such Reserve), or (v) it is leased to a lessee other than pursuant to a lease of such Equipment Inventory entered into in the ordinary course of business;
(g)    it is located at any location (A) that is closed for business or (B) at which Tangible Borrowing Base Assets having an aggregate Net Book Value of less than $500,000 are located;

(h)    it is Equipment Inventory that is a Titled Vehicle or “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute, unless for all periods after the 120-day period following the Closing Date (or such later date as shall be agreed to by Agent), in each case, the applicable Loan Party has caused the certificate of title for such Equipment Inventory to be registered with the applicable Governmental Authority showing “Wells Fargo Bank, National Association, as Agent” as the first lienholder thereon, such that such Equipment Inventory is subject to a valid and perfected first priority Lien in favor of Agent (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered), and Agent (or its agent) has possession and custody of such certificate of title (unless otherwise agreed by Agent); provided that, for the avoidance of doubt, on or prior to the 120-day period following the Closing Date (or such later date as shall be agreed to by Agent), Equipment Inventory shall be included in Eligible Rental Equipment Inventory notwithstanding this clause (h), and the eligibility criteria specified in this clause (h) shall not apply during such period;
(i)    it consists of goods that are non-merchantable, defective, obsolete, unsalable, or damaged beyond repair or are slow-moving or have been written off other than to the extent reflected in the NOLV with respect to such Eligible Rental Equipment Inventory;
(j)    it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Equipment Inventory is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Equipment Inventory and the completion of a field examination with respect to such Equipment Inventory that is satisfactory to Agent in its Permitted Discretion, provided that such Equipment Inventory that otherwise satisfies the applicable eligibility criteria and is of a type substantially similar to those in the Borrowing Base at such time will be deemed Eligible Rental Equipment Inventory and be included in the Borrowing Base prior to the Acceptable Appraisal and field examination, but in no event shall the aggregate amount of (i) all Accounts included in the Borrowing Base pursuant to clause (s) of the definition of Eligible Invoiced Accounts prior to the completion of a field examination with respect thereto, (ii) all of the Rolling Stock included in the Borrowing Base pursuant to clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, (iii) all of the Parts and Tools Inventory included in the Borrowing Base pursuant to clause (l) of the definition of Eligible Parts and Tools Inventory prior to the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, and (iv) all of the Equipment Inventory included in the Borrowing Base pursuant to this clause (j) prior to the completion of an Acceptable Appraisal with respect thereto and the completion of a field examination with respect thereto that is satisfactory to Agent in its Permitted Discretion, at any time, exceed 10.0% of the Borrowing Base (calculated prior to giving effect to the inclusion of Accounts under clause (s) of the definition of Eligible Invoiced Accounts, the inclusion of Rolling Stock under clause (k) of the definition of Eligible Non-Rental Rolling Stock Equipment, the inclusion of Parts and Tools Inventory under clause (l) of the definition of Eligible Parts and Tools Inventory and the inclusion of Equipment Inventory under this clause (j)) then in effect;
(k)    it constitutes (i) Parts and Tools Inventory or (ii) for the avoidance of doubt, OWN Program Equipment Inventory;
(l)    except as permitted under clause (j) above, an Acceptable Appraisal has not been completed with respect to such Equipment Inventory (unless, in the exercise of Agent’s Permitted Discretion, an Acceptable Appraisal has been completed with respect to other Equipment Inventory substantially similar to such Equipment Inventory); or

(m)    it is not tracked and accounted for in the Collateral Monitoring Platform in accordance with Section 5.19.
If any Equipment Inventory at any time ceases to be Eligible Rental Equipment Inventory, such Equipment Inventory shall promptly be excluded from the calculation of Eligible Rental Equipment Inventory.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $2,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $2,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $2,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $2,000,000,000; and (d) during the continuation of an Event of Default under Section 8.1, 8.4 or 8.5, any other Person reasonably acceptable to Agent; provided that “Eligible Transferee” shall not include (i) any Loan Party or any Subsidiary or Affiliate of any Loan Party, (ii) any Defaulting Lender or any of its Affiliates or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or an Affiliate of a Defaulting Lender, (iii) a natural person (or holding company, investment vehicle or trust for, owned and operated for the primary benefit of a natural person), (iv) a Disqualified Institution, (v) any Second Lien Notes Holder, any other holder of Second Lien Notes Obligations, any Additional Permitted Junior Lien Indebtedness Representative, any holder of any Additional Permitted Junior Lien Indebtedness or any Affiliate of any of the foregoing in this clause (v), or (vi) any holder of Indebtedness that is subordinated in right of payment to the Obligations.
“Eligible Unbilled Accounts” means, collectively, Accounts due from customers of a Loan Party or from OWN Program Equipment Inventory Owners for services that have already been fully performed or products that have already been completely delivered that would satisfy the definition of Eligible Invoiced Accounts, except that invoices for such amounts have not yet been billed to such customers or OWN Program Equipment Inventor Owners, as applicable, in the ordinary course of business. Eligible Unbilled Accounts shall not include any Account that (a) has been included in the Borrowing Base for more than thirty (30) days after such Account is first included in any Borrowing Base, (b) arises out of or in respect of such Loan Party’s renting or leasing of Equipment Inventory or Parts and Tools Inventory, in each case, to the extent not invoiced within thirty (30) days following the applicable start date of such rental or lease, (c) Accounts arising out of or in respect of such Loan Party’s renting or leasing of Equipment Inventory or Parts and Tools Inventory to the extent not invoiced within fifteen (15) days following the applicable rental or lease end date or (d) Accounts arising out of or in respect of (i) such Loan Party’s sale of Equipment Inventory or Parts and Tools Inventory (including any sale of Equipment in connection with any OWN Program Transfer), (ii) vehicle or equipment service and maintenance in respect of Equipment owned by a third party or Equipment leased or rented by a Loan Party to its customers, (iii) telematics sales or service or (iv) transactions (other than the renting or leasing of Equipment Inventory or Parts and Tools Inventory) with customers or OWN Program Equipment Inventory Owners in the ordinary course of business. For the avoidance of doubt, Eligible Unbilled Accounts shall be without duplication of and shall not include any Eligible Invoiced Accounts or Eligible Investment Grade Accounts. If any Eligible Unbilled Account at any time ceases to be an Eligible Unbilled Account, such amount due shall promptly be excluded from the calculation of Eligible Unbilled Accounts.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest.
“Environmental Laws” means all applicable federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, enforceable requirements, judgments, injunctions, licenses, authorizations, consents, registrations, approvals, permits of, and binding agreements with, any Governmental Authority, in each case in connection with (a) pollution or protection of the environment (including Releases of Hazardous Materials) or (b) to the extent relating to exposure to Hazardous Materials, public or worker health matters.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest actually incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“EQS Rental Marketplace” means, collectively, Parent Borrower’s proprietary “EquipmentShare Rental Marketplace” peer-to-peer equipment rental platform and information technology systems together with all related programs, software, data and technologies, in each case including modifications, enhancements or supplements thereto and any replacements or substitutions thereof from time to time.
“Equipment” means equipment (as that term is defined in the Code).
“Equipment Inventory” means tangible personal property (including machinery and equipment) which is offered for sale or rent (or offered for sale as used equipment) or is intended to be offered for sale or rent by Parent Borrower or its Restricted Subsidiaries in the ordinary course of its business and, in the case of Equipment Inventory that is intended to be included in the Borrowing Base, constitutes Inventory that the Loan Parties describe as subject to Agent’s Lien under the Loan Documents in the Collateral Monitoring Platform, but excluding any Parts and Tools Inventory.
“Equity Interests” means, with respect to a Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.
“Equity Offering” means a private or public sale for cash after the Closing Date by Parent Borrower of its common Equity Interests (other than Redeemable Capital Stock and other than to a Subsidiary of Parent Borrower) or by any parent company of Parent Borrower to the extent that the net proceeds therefrom are contributed to the common equity capital of Parent Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the IRC or Section 302 of ERISA) applicable to such Pension Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (d) a determination that a Pension Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the IRC); (e) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multi-employer Plan; (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (h) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; (i) the Loan Parties or any of their Subsidiaries engaging in a non-exempt “prohibited transaction” with respect to which any Loan Party or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC); or (j) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate.
“Erroneous Payment” has the meaning specified therefor in Section 17.16 of this Agreement.
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.16 of this Agreement.
“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.16 of this Agreement.
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.16 of this Agreement.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“eUCP” means, the Supplement to the Uniform Customs and Practice for Documentary Credits for Electronic Presentation, Version 2.0, supplementing UCP 600 and any version or revision thereof accepted by the Issuing Bank for use.
“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.
“Excess Availability” means, as of any date of determination, the amount (to the extent positive) equal to (a) the Maximum Borrowing Amount then in effect, minus (b) the Revolver Usage at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Account” means (a) any Deposit Account, the funds in which are used solely for the payment of salaries and wages, workers’ compensation, employee benefit plans or health benefit obligations and similar expenses (including payroll Taxes) in the ordinary course of business, and the funds properly deposited therein, (b) Deposit Accounts specially and exclusively used for trust funds, taxes, escrow and other fiduciary matters, and the funds properly deposited therein, (c) any Deposit Account established by a Loan Party with amounts on deposit that do not exceed at any time $1,000,000 individually or $5,000,000 in the aggregate, (d) any Deposit Account (other than any Deposit Account that is a Collection Account or a Designated Account) that is a zero-balance disbursement account through which disbursements are made and settled on a daily basis with no uninvested balance remaining overnight that sweeps daily into a Deposit Account that is not an Excluded Account, and (e) any Like-Kind Exchange Account. Notwithstanding anything to the contrary contained in the foregoing, “Excluded Accounts” shall not include any Designated Account or any Collection Account.
“Excluded Equity Interests” means: (a) any Equity Interests with respect to which, in the reasonable judgment of Parent Borrower and Agent as agreed in writing, the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) voting Equity Interests of any CFC, solely to the extent that (i) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC, and (ii) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such CFC would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relation to the benefits to the Secured Parties of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary); (c) any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations and any legally effective requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained), but only to the extent that such prohibition would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions); (d) any “margin stock” (as defined in Regulation U); and (e) the Equity Interests of any Person (other than any Wholly Owned Subsidiary) to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any contractual obligation, organizational document, joint venture agreement or shareholders’ agreement applicable to such Person or legally effective contractual obligations or create an enforceable right of termination in favor of any other party thereto (other than Parent Borrower or any Wholly Owned Subsidiary of Parent Borrower), existing on the Closing Date or existing at the time of acquisition of such Subsidiary after the Closing Date (and not incurred in contemplation of such acquisition), but only so long as such prohibition exists and only to the extent that such prohibition would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions); it being understood that, for the avoidance of doubt, neither Parent Borrower nor any of its Subsidiaries shall be required to obtain the consent of any other party to the pledge of such Equity Interests (other than any Affiliate).
“Excluded Property” means: (a) Excluded Equity Interests; (b) any rights or interest in any agreement, contract, lease, permit, instrument, license, license agreement or other general intangible if under the terms of such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible, (x)(i) the grant of a security interest or lien therein is expressly prohibited under the terms of such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible, or would require any consent (other than consent from any Loan Party or any Affiliate) or any other condition for such grant, (ii) such prohibition or restriction was not created in contemplation of the grant of security hereunder and (iii) such prohibition or restriction has not been waived by such counterparty or the consent of such counterparty to such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible has not been obtained, (y) such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible could or would be terminated by the grant of a security interest or lien therein, or (z) such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible would be breached or rendered in default as a result of such grant of a security interest or lien therein; provided, that the foregoing exclusions of this clause (b) shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such agreement, contract, lease, permit, instrument, license, license agreement or other general intangible or (C) to limit, impair, or otherwise affect any of Agent’s or any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to monies due or to become due (including any Accounts, payment intangibles, chattel paper or Equity Interests) under or in connection with any described agreement, contract, lease, permit, instrument, license, license agreement or other general intangible; (c) any United States federal “intent to use” trademark application to the extent that, and solely during the period that, the grant of a security interest therein would impair the validity or enforceability or render void or result in the cancellation of, any registration issued as a result of such “intent to use” trademark application under any Requirement of Law; provided that upon the submission to and acceptance by the United States Patent and Trademark Office of an amendment to allege or a verified statement of use pursuant to 15 U.S.C. Section 1060, such trademark application shall no longer constitute Excluded Property; (d) any property of a Loan Party to the extent that the grant of a security interest by such Loan Party therein is prohibited by any applicable Law or Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such applicable law (but only to the extent that such prohibition would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); (e) any asset owned by any Loan Party that Parent Borrower and Agent shall have reasonably agreed in writing to exclude from being Collateral on account of the cost of creating a security interest in such asset being excessive in view of the benefits to be obtained by the Secured Parties; (f) any assets to the extent that a security interest in such assets would result in material adverse tax consequences to a Loan Party and its Subsidiaries, as reasonably determined by Parent Borrower with the prior written consent of Agent (not to be unreasonably withheld, delayed or conditioned); (g) any Equipment Inventory, Rolling Stock, fixed or capital assets that are subject to a Lien permitted under Section 6.2(l), if the contract or other agreement in which such Lien is granted (or the documentation providing for the Indebtedness secured by such Liens) prohibits the creation of any other Lien on such property or creates a right of termination in favor of any other party thereto (other than a Loan Party) as a result of the creation of any such Lien (in each case, only to the extent that such prohibition would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) and other than any proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Code of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction; (h) Excluded Accounts described in clauses (a) and (b) in the definition thereof; (i) all interests in fee owned Real Property; and (j) any OWN Program Equipment Inventory; provided that, notwithstanding anything herein (including the foregoing) or in any other Loan Document or any other agreement to the contrary (whether now existing or hereafter entered into), (A) in no event shall any assets of any Loan Party included in the determination of the Borrowing Base or any proceeds thereof be (or be deemed to be) Excluded Property hereunder or under any other Loan Document, (B) Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property unless such proceeds, substitutions or replacements would independently constitute an Excluded Property, (C) Excluded Property shall not include any assets of any Loan Party that secures any Second Lien Notes Obligations, Additional Permitted Junior Lien Indebtedness or other Material Indebtedness or any

Refinancing Indebtedness in respect thereof, (D) immediately upon the ineffectiveness, lapse or termination of any restriction or condition causing or resulting in such property or other assets to constitute “Excluded Property”, the Collateral shall include, and Parent Borrower and the other Loan Parties, as applicable, shall be deemed to have granted (and hereby grants) a security interest in, all relevant previously restricted or conditioned right, title and interest in, to and under the property or other assets referred to in clauses (a) through (i) above, as the case may be, as if such restriction or condition had never been in effect, and (E) Excluded Property shall not include any Leases or any OWN Program Related Assets.
“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary prohibited by or restricted by applicable Law or by any contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations but only so long as such prohibition or restriction exists, or if guaranteeing the Obligations (A) would require governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee (unless such consent, approval, license or authorization has been received or to the extent any such requirement would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions)) or (B) could result in material adverse tax consequences as determined in the reasonable judgment of the Parent and Agent and agreed in writing, (d) any Disregarded Domestic Persons if material adverse tax consequences would result from any such Subsidiary providing a guaranty of Borrowers’ obligations under the Loan Documents, (e) any Foreign Subsidiary of a Loan Party that is a CFC in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC if material adverse tax consequences would result from any such Subsidiary providing a guaranty of Borrowers’ obligations under the Loan Documents, (f) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC if material adverse tax consequences would result from any such Subsidiary providing a guaranty of Borrowers’ obligations under the Loan Documents, (g) any Subsidiary with respect to which, in the reasonable judgment of Parent Borrower and Agent obtained in writing, the burden or cost of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any captive insurance subsidiary or not-for-profit subsidiary, and (i) any Subsidiary that is an “Investment Company”, or a company “controlled” by an “Investment Company”, in each case, within the meaning of the Investment Company Act of 1940; provided further that (i) no Subsidiary of Parent Borrower which owns or is the exclusive licensee of any Material IP Related Assets shall constitute an Excluded Subsidiary, (ii) no Subsidiary shall be an Excluded Subsidiary if assets of such Subsidiary are included in the calculation of the Borrowing Base, and (iii) no Subsidiary shall be an Excluded Subsidiary if such Subsidiary is directly or indirectly liable for any Second Lien Notes Obligations, Additional Permitted Junior Lien Indebtedness or other Material Indebtedness; provided further, that any Immaterial Subsidiary that is party to the Guaranty and Security Agreement and has not been released from its obligations thereunder pursuant to Section 15.11 shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income (however denominated) or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) imposed as a result of such Lender or such Participant being organized under the laws of such jurisdiction (or by any political subdivision or taxing authority thereof) or having its principal office located in such jurisdiction or that are Other Connection Taxes, (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), other than a designation or assignment made at the request of a Loan Party, except that Excluded Taxes shall not include (A) any amount that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any withholding taxes imposed under FATCA.
“Existing Credit Facility” means that certain Credit Agreement, dated as of August 17, 2021, by and among, inter alia, Parent Borrower, its Subsidiaries party thereto as Borrowers (as defined therein) or Guarantors (as defined therein), the Lenders (as defined therein) party thereto, and Capital One, National Association, as administrative agent.
“Extended Revolver Commitment” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extending Revolver Lender” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extension” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extension Offer” has the meaning specified therefor in Section 2.16(a) of this Agreement.
“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.
“Fair Market Value” means, with respect to any asset, the fair market value of such asset as determined by the Board of Directors or senior management of Parent Borrower in good faith, whose determination shall be conclusive.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCCR Contribution” has the meaning specified therefor in Section 9.3 of this Agreement.
“FCCR Cure Amount” has the meaning specified therefor in Section 9.3 of this Agreement.

“FCCR Cure Period” has the meaning specified therefor in Section 9.3 of this Agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (but subject to Section 1.2), is or should be accounted for as a finance lease on the balance sheet of such Person.
“Finance Lease Obligation” means, with respect to any Finance Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Finance Lease; provided that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of Accounting Standards Codification (“ASC”) 842, Leases.
“Fiscal Quarter” means the period commencing on January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing on April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing on July 1 in any Fiscal Year and ending on the next succeeding September 30, or the period commencing on October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require.
“Fiscal Year” means Parent Borrower’s and each of its Subsidiaries’ fiscal year for financial accounting purposes. As of the Closing Date, the current Fiscal Year of Parent Borrower and its Subsidiaries will end on December 31, 2025.
“Fixed Charge” has the meaning specified therefor in the definition of Fixed Charge Coverage Ratio.
“Fixed Charge Coverage Ratio” means the ratio of:
(a)    Consolidated EBITDA for the most recently completed Test Period, minus (ii) Unfinanced Capital Expenditures; to
(b)    the sum, without duplication, of the following (each, a “Fixed Charge”): (i) Consolidated Interest Expense for such period paid or payable in cash (other than (w) fees and expenses associated with entering into the Loan Documents and the other Transactions and any agency fees, (x) costs associated with obtaining, or breakage costs in respect of, Hedge Agreements, (y) fees and expenses associated with any Permitted Acquisitions, Permitted Investments, mergers, consolidations or amalgamations, the issuance of Equity Interests or the incurrence of Indebtedness, in each case, permitted under the Loan Documents (in each case, whether or not the applicable Permitted Acquisition, Permitted

Investment, merger, consolidation, amalgamation, issuance of Equity Interests or incurrence of Indebtedness is consummated) and (z) amortization of deferred financing costs), net of interest income, plus (ii) the aggregate amount of Federal, state, local and foreign income, capital or profits taxes, including foreign withholding taxes, expensed during such period to the extent paid in cash (net of refunds received during such period), in each case, of or by Parent Borrower and its Restricted Subsidiaries for such period including any cash distribution or dividend made to Parent Borrower to permit Parent Borrower to pay such taxes, plus (iii) the aggregate principal amount of all regularly scheduled principal or amortization payments on Indebtedness for borrowed money of Parent Borrower and its Subsidiaries for such period paid or payable in cash (other than prepaid amounts, payments due at maturity, payment in respect of intercompany debt, or any payments with respect thereto paid in cash from the proceeds of any refinancing thereof), plus (iv) the aggregate amount of scheduled mandatory payments on account of Disqualified Equity Interests of Parent Borrower and its Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.
“Floor” means a rate of interest equal to 0.00%.
“Floor Plan Financing” means any floor plan financing or other Indebtedness incurred by any Loan Party or any of its Subsidiaries in the ordinary course of business for the purposes of financing all or a portion of the purchase of Equipment Inventory.
“Foreign Subsidiary” means any direct or indirect Subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.14 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, executed and delivered by each of the Loan Parties to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Restricted Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Restricted Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated by Parent Borrower in accordance with this definition and in writing to Agent that, when considered on an individual or aggregate basis, does not have any of the following: (a) individually, assets with a book value of 3.75% or more of Consolidated Total Assets, (b) together with all other Immaterial Subsidiaries, assets with a book value of 12.5% or more of Consolidated Total Assets, (c) individually, revenues (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of 3.75% or more of the consolidated revenues of Parent Borrower and its Restricted Subsidiaries (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), taken as a whole, as at the last day of any Test Period, and (d) together with all other Immaterial Subsidiaries, revenues (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of 12.5% or more of the consolidated revenues of Parent Borrower and its Restricted Subsidiaries (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), taken as a whole, as at the last day of any Test Period. Parent Borrower’s written notice described above shall include calculations in detail reasonably satisfactory to Agent. Parent Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition and provided that both before and after giving pro forma effect to any such designation or re-designation a Subsidiary as an Immaterial Subsidiary, no Event of Default shall have occurred and be continuing and no Overadvance shall exist. As of the Closing Date, the Subsidiaries listed on Schedule I-1 to this Agreement are Immaterial Subsidiaries.
“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.
“Increase Joinder” has the meaning specified therefor in Section 2.14.
“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of Equity Interests of Parent Borrower or any other Borrower, and the accretion of original issue discount or liquidation preference.
“Increased Examination Event” means if at any time Specified Availability is less than the greater of (a) 10% of the Maximum Borrowing Amount and (b) $175,000,000, in the case of each of clauses (a) and (b) for five (5) consecutive Business Days.
“Increased Reporting Event” means if at any time Excess Availability is less than (a) the greater of (i) 12.5% of the Maximum Borrowing Amount and (ii) $218,750,000, in the case of each of clauses (i) and (ii) for five (5) consecutive Business Days, or (b) $175,000,000 at any time.
“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when Excess Availability has been greater than the greater of (a) 12.5% of the Maximum Borrowing Amount and (b) $218,750,000 for twenty (20) consecutive days.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and the endorsement of checks and other similar instruments in the ordinary course of business; (b) all obligations and liabilities of any other Person secured by any Lien on a Loan Party’s or any of its Subsidiaries’ property, even if such Loan Party or Subsidiary shall not have assumed or become liable for the payment thereof (the amount of such obligation being deemed to be the lesser of the value of such property (as determined in good faith by Parent Borrower) or the amount of the obligation so secured); (c) all obligations or liabilities created or arising under any Capital Lease; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) all net obligations of such Person in respect of Hedge Agreements; (g) obligations evidenced by bonds, debentures or similar instruments; and (h) all obligations and liabilities under Guarantees in respect of obligations of the type described in any of clauses (a) through (g) above; provided, however, that Indebtedness shall not include (1) any holdback or escrow of the purchase price of property, services, businesses or assets, (2) any leases that would not be classified as a Capital Lease, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) royalty payments made in the ordinary course of business and (5) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired until such obligation becomes a liability on the balance sheet.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Industrial Revenue Bonds” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Insurance Restricted Subsidiary” means any Insurance Subsidiary (other than an Insurance Unrestricted Subsidiary).
“Insurance Subsidiaries” means (a) Concor Select Insurance Company, (b) Concor Insurance Corp and (c) any other captive insurance Subsidiary of Parent Borrower and its Restricted Subsidiaries.
“Insurance Unrestricted Subsidiary” means any Insurance Subsidiary which provides or offers to provide insurance (a) to any Persons other than the Loan Parties and their Restricted Subsidiaries or (b) covering any properties or assets other than properties or assets of the Loan Parties and their Restricted Subsidiaries.
“Insurance Unrestricted Subsidiary Investment Basket” has the meaning specified therefor in clause (d) of the definition of Permitted Investments.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists and domain names, documentations or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Restricted Subsidiaries, and Agent.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 9, 2023, by and between Capital One, National Association, as First Lien Credit Agreement Agent (as defined therein), and the Second Lien Notes Trustee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by the Intercreditor Agreement Joinder.
“Intercreditor Agreement Joinder” has the meaning specified therefor in Section 3.1(d) of this Agreement.
“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA for the most recently ended Test Period, to (b) the sum, without duplication, of (i) Consolidated Interest Expense for such period paid or payable in cash (other than (1) fees and expenses associated with the Transactions, (2) costs associated with obtaining, or breakage costs in respect of, Hedge Agreements, (3) fees and expenses associated with any Permitted Acquisitions, Permitted Investments, mergers, consolidations or amalgamations, the issuance of Equity Interests, or the incurrence of Indebtedness, in each case permitted under this Agreement (in each case, whether or not the applicable Permitted Acquisition, Permitted Investment, merger, consolidation, amalgamation, issuance of Equity Interests, or incurrence of Indebtedness is consummated), (4) amortization of deferred financing costs, (5) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with the OWN Program, and (6) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness), net of interest income, plus (ii) the aggregate amount of dividends and other distributions paid in cash during such period in respect of Disqualified Equity Interests by the Consolidated Parties.
“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Latest Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.
“Inventory” means inventory (as that term is defined in the Code), including all Parts and Tools Inventory and all Equipment Inventory.
“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage, condition or merchantability) with respect to Eligible New Dealership Inventory Held for Sale, Eligible Newly Purchased Rental Equipment Inventory, Eligible Newly Purchased Non-Rental Rolling Stock Equipment, Eligible Parts and Tools Inventory, Eligible Non-Rental Rolling Stock Equipment or Eligible Rental Equipment Inventory, including based on the results of appraisals.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, (b) in connection with leases of Equipment Inventory or leases or sales of Inventory on credit in the ordinary course of business and (c) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), excluding the acquisition of inventory, supplies, equipment and other assets used or consumed in the ordinary course of business of such Person and Capital Expenditures. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
“Investment Grade Account Debtor” means an Account Debtor that, at any time of determination, has an Investment Grade Rating.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short-term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among Parent Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution, and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“IPO” means (a) an initial underwritten public offering of common Equity Interests of Parent Borrower (or its direct or indirect parent) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or (b) the direct or indirect acquisition of all or a portion of the Equity Interests of Parent Borrower (or its direct or indirect parent) by a Person organized under the laws of any state of the United States that has a class or series of Equity Interests publicly traded on a nationally recognized securities exchange; provided, that, with respect to this clause (ii), immediately prior to such acquisition all or substantially all of the assets of such Person shall constitute cash and Cash Equivalents.
“IPO Date” means the date on which the initial IPO of Parent Borrower is consummated.
“IRC” means the Internal Revenue Code of 1986, as amended.
“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the IRC.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo or any branch, correspondent or Affiliate thereof, and each other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and each Issuing Bank shall be a Lender.
“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.
“Joint Book Runners” has the meaning set forth in the preamble to this Agreement.
“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.

“Landlord Lien State” means the Commonwealths of Pennsylvania and Virginia, the States of Texas and Washington and any additional state or territory identified by Agent in its Permitted Discretion and notified to Administrative Borrower in writing, in which a landlord’s claim for rent has priority by operation of any laws over the Agent’s Lien.
“Landlord Reserve” means, as to each location at which a Loan Party has any Collateral of the type included in the determination of the Borrowing Base or at which books and records are located and, in each case, as to which a Collateral Access Agreement has not been received by Agent in accordance with Section 5.18, a landlord, bailee or similar reserve which reserve may be in an amount equal to (i) all past due rent, storage charges, fees or other amounts, including fees and penalties thereon, owing under the lease or other applicable agreements relative to such location plus (ii) up to two (2) months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location.
“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity of any Extended Revolver Commitment, in each case as extended in accordance with this Agreement from time to time. If no Extension has been consummated pursuant to Section 2.15 of this Agreement or otherwise in accordance with the terms of the Loan Documents, the Latest Maturity Date is the Maturity Date.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Letter Agreement” means that certain Letter of Credit letter agreement, dated as of even date with this Agreement, as amended from time to time, among Borrowers and Wells Fargo, as Issuing Bank, in form and substance reasonably satisfactory to Wells Fargo.
“Leases” means the written agreements between a Loan Party and an Account Debtor entered into in the ordinary course of business of such Loan Party for rental or lease of Equipment Inventory by such Loan Party to such Account Debtor, including all schedules and supplements thereto.
“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) reasonable and documented costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including (i) photocopying, notarization, couriers and messengers, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits and (ii) the fees and charges in connection with possessing, monitoring and tracking the Collateral, including the documenting, possessing, tracking and monitoring of Collateral subject to a Certificate of Title or Collateral consisting of Chattel Paper, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent’s and Lenders’ reasonable, documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary outside counsel to the Lender Group (taken as a whole), one local counsel to the Lender Group (taken as a whole) in each reasonably necessary jurisdiction, one specialty counsel to the Lender Group (taken as a whole) in each reasonably necessary specialty area (including insolvency law), and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict of interest has informed Parent Borrower in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to the affected members of the Lender Group similarly situated and taken as a whole).
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.
“Letter of Credit Sublimit” means $100,000,000.
“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations resulting from drawings with respect to Letters of Credit which drawings remain unreimbursed or which have not been paid through a Revolving Loan.
“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease or other title retention agreement.
“Like-Kind Exchange” means a substantially contemporaneous exchange or swap, including transactions covered by Section 1031 of the IRC, of property or assets (“Relinquished Property”) for property or assets with comparable or greater Fair Market Value or usefulness to the business of Parent Borrower and its Domestic Subsidiaries (“Replacement Property”); provided that (a) the disposition of the Relinquished Property is permitted under the terms of this Agreement, (b) the transaction is entered into in the normal course of business, (c) the applicable “exchange agreement” reflects arm’s-length terms with a Qualified Intermediary who is not an Affiliate of Parent Borrower and otherwise contains customary terms, and (d) all net proceeds thereof are deposited in one or more Like-Kind Exchange Accounts.
“Like-Kind Exchange Account” means any account established jointly with a Qualified Intermediary pursuant to and solely for the purposes of facilitating any Like-Kind Exchange, the amounts on deposit in which shall be limited to proceeds realized from the disposition of Relinquished Property in connection with a Like-Kind Exchange.
“Limited Condition Transaction” means any Investment or Acquisition (whether by merger, consolidation, amalgamation or otherwise) the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing (it being understood that a “marketing period” or similar concept is not a financing condition).
“LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable statute under a different jurisdiction’s law.
“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.
“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercreditor Agreement, the Intercreditor Agreement Joinder, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the LC Letter Agreement, the Patent Security Agreement, the Trademark Security Agreement, any intercreditor agreement entered into in connection with this Agreement, any subordination agreement entered into in connection with this Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, and executed or delivered by any Loan Party and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).
“Loan Party” means any Borrower or any Guarantor.
“Management Advances” means (a) loans or advances made to directors, management members, officers, employees or consultants of Parent Borrower or any Restricted Subsidiary (i) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (ii) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (iii) otherwise in the ordinary course of business, and in the case of this clause (a), not exceeding $25,000,000 in the aggregate outstanding at any time, (b) non-cash loans and advances evidenced by promissory notes of Management Investors in connection with the issuance of Management Stock to such Management Investors, or (c) Management Guarantees.
“Management Guarantees” means guarantees (a) of borrowings by Management Investors in connection with their purchase of Management Stock or (b) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of Parent Borrower or any Restricted Subsidiary (i) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (ii) in the ordinary course of business.
“Management Investors” means the collective reference to the officers, directors, employees and other members of the management of Parent Borrower or any of its Subsidiaries, or family members or relatives of any thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Parent Borrower.

“Management Stock” means Equity Interests of Parent Borrower (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Restricted Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Indebtedness” means any of the following: (a) the Second Lien Notes Obligations, (b) any Additional Permitted Junior Lien Indebtedness in an individual outstanding principal amount exceeding $50,000,000, or (c) any other Indebtedness of Parent Borrower or any of its Restricted Subsidiaries that is secured on a junior basis to the Agent’s Liens in an individual outstanding principal amount exceeding $50,000,000.
“Material Indebtedness Documents” means documents, agreements and instruments evidencing or entered into in connection with Material Indebtedness (other than the Second Lien Notes Obligations or any Additional Permitted Junior Lien Indebtedness).
“Material Intellectual Property” means any Intellectual Property owned by or licensed to any Loan Party or any of its Subsidiaries that is material to the conduct of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, including all proprietary software used by or on behalf of such Person or offered, marketed, or licensed (including software as a service) by such Person to third parties for generating material revenue for the Loan Parties or any of their Restricted Subsidiaries (“Proprietary Software”). Notwithstanding the foregoing, Material Intellectual Property shall not include any software licensed (including software as a service) to any Loan Party or any of its Affiliates from any third party, which is shrink-wrap software, unless such software is incorporated into and material to, necessary for and material to the operation of, or used for purposes of providing and material to the provision of, any Proprietary Software, and not readily replaceable by any Loan Party or any of its Affiliates.
“Material IP Related Assets” means, collectively, (a) Material Intellectual Property, (b) the Collateral Monitoring Platform, (c) the EQS Rental Marketplace and (d) Equity Interests of any Subsidiary of Parent Borrower that owns or has an exclusive license to Material Intellectual Property or the Collateral Monitoring Platform.
“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means the earliest of (a) November 26, 2030 (the “Stated Maturity Date”) and (b) the date that is 91 days (each, a “Springing Maturity Date”) prior to the scheduled maturity date of any Material Indebtedness (unless, in the case of any Springing Maturity Date, either (i) prior to such Springing Maturity Date, (x) the scheduled maturity date of the applicable Material Indebtedness is extended to a date not earlier than ninety-one (91) days after the Stated Maturity Date or (y) such Material Indebtedness is refinanced with Indebtedness permitted to be incurred under the Loan Documents having a scheduled maturity date not earlier than ninety-one (91) days after the Stated Maturity Date, or (ii) (x) the Payment Conditions shall have been satisfied on such Springing Maturity Date after giving effect, on a Pro

Forma Basis, to the full repayment of the applicable Material Indebtedness (assuming, for purposes of this clause (ii)(x), that such applicable Material Indebtedness is actually paid in full on such Springing Maturity Date), and (y) from and after such Springing Maturity Date, Agent shall have implemented a Debt Maturity Reserve with respect to the applicable Material Indebtedness until such time as the condition set forth in either clause (i)(x) or (i)(y) has been satisfied with respect thereto.
“Maximum Borrowing Amount” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, minus any Debt Maturity Reserve then in effect, and (b) the Borrowing Base as of such date of determination.
“Maximum Revolver Amount” means $2,750,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.
“Missouri Law Chapter 100” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Missouri Law Chapter 100 Dual-Obligee Bonds” has the meaning specified in the definition of Missouri Law Chapter 100 Transaction.
“Missouri Law Chapter 100 Industrial Revenue Bonds” has the meaning specified in the definition of Missouri Law Chapter 100 Transaction.
“Missouri Law Chapter 100 Transaction” means a series of transactions comprised of the following (a) a transaction, or series of related transactions, pursuant to which Parent Borrower or any Restricted Subsidiary (the “Transaction Party”) (i) sells, transfers or otherwise disposes of owned Real Property (the “Subject Real Property”) and certain equipment, fixtures and other assets located on such Real Property (such property, together with the Subject Real Property, the “Subject Property”) to a municipality of the State of Missouri (the “Municipality”) and, (ii) as part of such transaction, rents or leases the Subject Property from the Municipality (which the Transaction Party intends to use for substantially the same purpose or purposes), (b) substantially contemporaneously therewith and in connection with the disposition of improvements made by (or on behalf of) the Transaction Party to the Subject Real Property to the Municipality, the purchase by the Transaction Party of industrial revenue bonds issued by the Municipality (the “Missouri Law Chapter 100 Industrial Revenue Bonds”) from the Municipality and (c) in connection with improvements made by (or on behalf of) the Transaction Party to the Subject Real Property, the issuance by the Transaction Party of payment bond(s) (jointly with the Person or Person(s) constructing such improvements on the Transaction Party’s behalf) (so-called “dual-obligee” payment bonds) in favor of the Municipality in an aggregate amount for such Missouri Law Chapter 100 Transaction approximately equal to the good-faith projected costs of such improvements (the “Missouri Law Chapter 100 Dual-Obligee Bonds”); provided, that, with respect to any Missouri Law Chapter 100 Transaction, (i) the primary purpose thereof shall be for the applicable Transaction Party to receive Tax abatement under Title VII Chapter 100 of the Revised Statutes of Missouri (“Missouri Law Chapter 100”), (ii) such transaction shall be permitted by Missouri Law Chapter 100, (iii) at no time shall any Person hold the applicable Industrial Revenue Bonds, other than the applicable Transaction Party, (iv) the amounts due from the applicable Transaction Party under any lease of the applicable Subject Property shall be completely offset (at such Transaction Party’s option) by the amounts due to such Transaction Party under the applicable Industrial Revenue Bonds, (v) the Subject Property shall not be included in the calculation of the Borrowing Base and (vi) Administrative Borrower agrees to notify Agent reasonably in advance of the consummation thereof and, at the Agent’s request, to provide a certificate, signed by a Responsible Officer, certifying that such transaction permitted hereunder and to such other matters as Agent shall reasonably request.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any of the Loan Parties or any ERISA Affiliate.
“Municipality” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Net Book Value” means book value as determined in accordance with GAAP, at the lower of cost and market, and after taking into account accumulated depreciation and excluding all “freight-in” costs and preparatory costs; provided that with respect to any Eligible Newly Purchased Rental Equipment Inventory or any Eligible Newly Purchased Non-Rental Rolling Stock Equipment, Net Book Value shall exclude all capitalized costs.
“Net Cash Cap Amount” means, on any date of determination, an amount equal to the greater of (a) $350,000,000 and (b) 75% of Consolidated EBITDA for the most recently completed Test Period.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Disposition, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of: (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Disposition; (ii) provisions for all taxes payable as a result of such Asset Disposition; (iii) amounts required to be paid to any Person (other than Parent Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Disposition; (iv) payments made to retire Indebtedness which is secured by any assets subject to such Asset Disposition (in accordance with the terms of any Lien upon such assets) or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds of such Asset Disposition; (v) the amount of any liability or obligations in respect of appropriate amounts to be provided by Parent Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Disposition and retained by Parent Borrower or any Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as reflected in an officer’s certificate delivered to the Agent and (vi) the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by Parent Borrower or a Restricted Subsidiary in respect to such Asset Disposition; and
(b)    with respect to the issuance by any Loan Party or any of its Restricted Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary in connection with such issuance, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such issuance, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such issuance.

“Newly Purchased Rental Equipment Inventory” means, at any applicable time of determination, Equipment Inventory of a Loan Party that shall (a) have been purchased from an original equipment manufacturer, directly or through an authorized dealership, and not previously owned, (b) not have been owned by a Loan Party for more than three (3) months, provided that for purposes of this clause (b) ownership shall be deemed transferred to a Loan Party upon such Loan Party’s payment in full for such Equipment Inventory and (c) be subject to less than 250 hours of usage or 100 miles of usage.
“New Market Startup Costs” shall mean costs, charges and other expenses incurred by Parent Borrower or its Restricted Subsidiaries in connection with newly created locations; provided, that (a) such costs, charges and other expenses are incurred within the first twelve (12) months of the creation of any such new location and (b) such costs, charges and other expenses are such designated as “New Market Startup Costs” by the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of Parent Borrower in a manner consistent with past practice prior to the Closing Date.
“NOLV” means, as of any date of determination, with respect to each of Eligible Rental Equipment Inventory of any Person held for sale or lease to third parties or being leased to third parties or Eligible Non-Rental Rolling Stock Equipment, the value of such Eligible Rental Equipment Inventory or Eligible Non-Rental Rolling Stock Equipment, as applicable, that is estimated to be recoverable in an orderly liquidation of such Eligible Rental Equipment Inventory or Eligible Non-Rental Rolling Stock Equipment, as applicable, in each case, net of all associated costs and expenses of such liquidation, as determined based upon the most recent Acceptable Appraisal in respect thereof; provided, that if such Acceptable Appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of Eligible Rental Equipment Inventory or Eligible Non-Rental Rolling Stock Equipment, as applicable, will be such amount as determined by Agent in its Permitted Discretion.
“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.
“Non-Core Business” means any business which is not an essential part of the rental business and which does not (i) have revenues (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of 5.0% or more of the consolidated revenues of Parent Borrower and its Restricted Subsidiaries (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), taken as a whole, as at the last day of the Test Period immediately preceding any proposed sale or other disposition thereof, (ii) own or have an exclusive license to any Material IP Related Assets, or (iii) own any Eligible Invoiced Accounts, Eligible Unbilled Accounts, Eligible Rental Equipment Inventory, Eligible Newly Purchased Rental Equipment Inventory, Eligible Non-Rental Rolling Stock Inventory, Eligible Newly Purchased Non-Rental Rolling Stock Inventory, Eligible New Dealership Inventory Held for Sale, or Eligible Parts and Tools Inventory.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account in accordance with this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group

Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party, in each case arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.
“Other Connection Taxes” shall mean, with respect to any Lender or any Participant, Taxes imposed as a result of a present or former connection between such Lender or Participant and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of a Loan Party).
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.
“OWN Program” means, collectively, (a) one or more asset-backed securitization arrangements (or other structures acceptable to Agent in its Permitted Discretion) which are structured in a manner substantially consistent with the asset-based securitization arrangements under the OWN Program Securitization Agreements in effect as of the Closing Date (including being subject to Acceptable Disclaimer Provisions) and pursuant to which (i) a Loan Party and/or one or more of its Restricted Subsidiaries sells a pool of Equipment Inventory to an OWN Special Purpose Vehicle and then leases such Equipment Inventory back and (ii) a Loan Party and/or one or more of its Restricted Subsidiaries enters into an OWN Program Equipment Inventory Revenue Sharing Agreement with respect to such Equipment Inventory (each, an “OWN Program Securitization Transaction”), and (b) the “OWN Advantage Max Asset

Management” program and other similar programs administered by the Loan Parties and/or any of their Restricted Subsidiaries as of the Closing Date, or any similar programs established by the Loan Parties and/or any of their Restricted Subsidiaries subsequent to the Closing Date, in each case, pursuant to which a Loan Party and/or any of its Restricted Subsidiaries enters into agreements with one or more entities for such entities to purchase Equipment Inventory from such Loan Party and/or any of its Restricted Subsidiaries and a Loan Party and/or any of its Restricted Subsidiaries enters into an OWN Program Equipment Revenue Sharing Agreement with respect to such Equipment Inventory (each, an “OWN Program Advantage Transaction”).
“OWN Program Advantage Transaction” has the meaning specified therefor in the definition of OWN Program.
“OWN Program Equipment Inventory” means Equipment Inventory that is (a) owned by a Person other than Parent Borrower, its Subsidiaries, any other Loan Party or any other Affiliate thereof, (b) leased to an end user by a Loan Party, and (c) subject to an OWN Program Equipment Inventory Revenue Sharing Agreement.
“OWN Program Equipment Inventory Owner” means, with respect to OWN Program Equipment Inventory, the owner of such OWN Program Equipment Inventory, including, without limitation, third-party contractors party to “Contractor Owned” arrangements and any OWN Special Purpose Vehicles.
“OWN Program Equipment Inventory Revenue Sharing Agreement” means an agreement entered into between an OWN Program Equipment Inventory Owner and a Loan Party and/or any of its Restricted Subsidiaries pursuant to which (a) such Loan Party and/ or any of its Restricted Subsidiaries agrees to lease and manage the rental of OWN Program Equipment Inventory owned by such OWN Program Equipment Inventory Owner and (b) such OWN Program Equipment Inventory Owner is entitled to consideration calculated based on a portion of the payments owed to a Loan Party and/or any of its Restricted Subsidiaries by Account Debtors of a Loan Party and/or any of its Restricted Subsidiaries with respect to leases of OWN Program Equipment Inventory.
“OWN Program Equipment Inventory Revenue Sharing Payout” means that share of payments owed to an OWN Program Equipment Inventory Owner by any Loan Party and/or any of its Restricted Subsidiaries under an OWN Program Equipment Inventory Revenue Sharing Agreement.
“OWN Program Related Assets” means assets of Parent Borrower and its Restricted Subsidiaries relating to the OWN Program, including (a) all leasehold interests of Parent Borrower and its Restricted Subsidiaries in and to the OWN Program Equipment Inventory, (b) all sale-leaseback agreements, management agreements and other contractual arrangements to which Parent Borrower or any Restricted Subsidiary is a party in connection with the OWN Program, and (c) all Accounts, receivables, payment intangibles, revenue sharing rights and similar rights of Parent Borrower and its Restricted Subsidiaries arising in connection with the OWN Program.
“OWN Program Reserves” means reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Accounts arising out of the rental or leasing of OWN Program Equipment Inventory (except as otherwise agreed in writing by Agent and Parent Borrower) (it being understood that OWN Program Reserves may be established and maintained, in Agent’s Permitted Discretion, with respect to Accounts arising out of the rental or leasing of OWN Program Equipment Inventory in any OWN Program Advantage Transaction which is not subject to Acceptable Disclaimer Provisions).

“OWN Program Securitization Agreements” means (a) the agreements in effect as of the Closing Date with respect to any OWN Program Securitization Transactions and identified on Schedule O-1 attached hereto and (b) any agreements entered into after the Closing Date with respect to any OWN Program Securitization Transaction.
“OWN Program Securitization Transaction” has the meaning specified therefor in the definition of OWN Program.
“OWN Program Transfer” means a sale or other disposition of Equipment Inventory to an OWN Program Equipment Inventory Owner in connection with the OWN Program.
“OWN Program Transfer Requirements” means, with respect to any OWN Program Transfer, that, on a Pro Forma Basis after giving effect to such OWN Program Transfer, (a) Excess Availability shall not be less than the greater of (i) 15% of the Maximum Borrowing Amount and (ii) $262,500,000, (b) the Borrowing Base Average Fleet Age shall be no more than 12.5% greater than the Total Average Fleet Age, (c) 100% of the consideration received by Parent Borrower and its Restricted Subsidiaries in connection with such OWN Program Transfer shall be in cash or Cash Equivalents and shall be applied to prepay outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii), (d) the consideration received by Parent Borrower and its Restricted Subsidiaries in connection with such OWN Program Transfer shall be at least equal to the Fair Market Value of the Equipment Inventory being disposed of pursuant to such OWN Program Transfer, as determined by Parent Borrower in its reasonable discretion, (e) such disposition shall not be to any Loan Party or any Subsidiary or Affiliate thereof except pursuant to an arm’s length transaction or to the extent otherwise permitted under Section 6.9, (f) the Equipment Inventory subject to such disposition shall be leased back to Parent Borrower or a Restricted Subsidiary and the purchaser thereof shall enter into an OWN Program Equipment Inventory Revenue Sharing Agreement with respect to such Equipment Inventory, and (g) no Specified Event of Default shall exist or result therefrom.
“OWN Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is formed for the purpose of, and engages in no material business other than acting as a lessor, issuer or depositor in an OWN Program Securitization Transaction (and, in connection therewith, owning OWN Program Equipment Inventory and pledging or transferring interests therein). For the avoidance of doubt, a Subsidiary of Parent Borrower may not constitute an OWN Special Purpose Vehicle.
“Parent Borrower” has the meaning specified therefor in the preamble to this Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.
“Parts and Tools Inventory” means Inventory of any Loan Party consisting of parts, tools, and supplies.
“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patents” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.
“Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)    no Specified Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,
(b)    either
(i)    Specified Availability immediately prior to and after giving effect to such proposed payment and Specified Transaction (including the making of any Loans in connection therewith) is not less than the greater of (A) 15% of the Maximum Borrowing Amount and (B) $218,750,000, or
(ii)    both (A) the Fixed Charge Coverage Ratio of Parent Borrower and its Restricted Subsidiaries is equal to or greater than 1.00:1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis as if such proposed payment is a Fixed Charge made on the last day of such Test Period (it being understood that such proposed payment, to the extent such payment is actually made, shall also be a Fixed Charge made on the last day of such Test Period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and (B) Specified Availability immediately prior to and after giving effect to such proposed payment and Specified Transaction (including the making of any Loans in connection therewith) is not less than the greater of (x) 10% of the Maximum Borrowing Amount and (y) $175,000,000, and
(c)    solely with respect to any Specified Transaction involving a payment in excess of $50,000,000 individually or in any series of related payments, Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.
“Payment Recipient” has the meaning specified therefor in Section 17.16 of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means a pension plan or an employee benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multi-employer Plan, which a Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means any Acquisition by Parent Borrower or one of its Restricted Subsidiaries, in each case, so long as:
(a)    the assets acquired shall be used or useful in or otherwise relate to, the business or lines of business of Parent Borrower and its Restricted Subsidiaries as of the Closing Date;
(b)    all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with all applicable Laws and governmental authorizations;
(c)    such Acquisition has been approved by the Board of Directors (or equivalent governing body) of the Person whose assets or Equity Interests are being acquired;

(d)    after giving effect to such transaction and any related refinancing of Indebtedness, none of the acquired assets are subject to any Lien other than Permitted Liens;
(e)    if the Purchase Price for any proposed Acquisition (or series of related Acquisitions) exceeds $250,000,000, Parent Borrower has provided Agent with its due diligence package relative to the proposed Acquisition (or series of related Acquisitions), including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired;
(f)    with respect to assets or Equity Interests, as applicable, being acquired directly by a Loan Party, such Loan Party shall have complied with Section 5.14 of this Agreement; provided that the Purchase Price payable in respect of all Permitted Acquisitions (including the proposed Acquisition) of (i) Equity Interests of any Person that will not become a Loan Party or (ii) any assets that will not be owned by a Loan Party after giving effect to such Acquisition shall not exceed (A) the greater of $150,000,000 and 20% of Consolidated EBITDA for the most recently completed Test Period (calculated on a Pro Forma Basis) in the aggregate during any Fiscal Year, or (B) the greater of $350,000,000 and 45% of Consolidated EBITDA for the most recently completed Test Period (calculated on a Pro Forma Basis) in the aggregate during the term of this Agreement; and
(g)    the Payment Conditions shall be satisfied at the time of such Acquisition (or, at the option of Administrative Borrower if such Permitted Acquisition is a Limited Condition Transaction, as of the date definitive agreements for such Limited Condition Transaction are entered into).
“Permitted Discretion” means Agent’s reasonable (from the perspective of a secured asset-based lender) judgment, exercised in good faith in accordance with customary business practices of Agent for comparable asset-based lending transactions, as to any reserve or eligibility criteria which Agent, as applicable, reasonably determines are appropriate.
“Permitted Holder” means (i) the direct or indirect holders of the Equity Interests of Parent Borrower as of the Closing Date and any family member thereof, (ii) any Affiliates and any trust or other estate-planning vehicle established for the primary benefit of any of the Persons referred to in clause (i), (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering Equity Interests of Parent Borrower or any direct or indirect parent entities and (iv) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (i) through (iv), collectively, have beneficial ownership of more than 50% of the total Voting Power of the issued and outstanding Voting Stock of Parent Borrower or any of its direct or indirect parent entities.
“Permitted Indebtedness” has the meaning specified therefor in Section 6.1 of this Agreement.
“Permitted Intercompany Activities” means any transactions (A) between or among Parent Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of Parent Borrower and its Restricted Subsidiaries and, in the reasonable determination of Parent Borrower are necessary or advisable in connection with the ownership or operation of the business of Parent Borrower and its Restricted Subsidiaries, including, without limitation (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements or (B) constituting Permitted Tax Restructurings.
“Permitted Investments” means:

(a)    Investments in cash, Cash Equivalents and Investment Grade Securities;
(b)    Investments owned or contractually committed to by any Loan Party or any of its Restricted Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement;
(c)    Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary which is not a Loan Party in any other Restricted Subsidiary; provided that, in the case of this clause (c)(ii) any loans and advances made by any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to the Intercompany Subordination Agreement, or (iii) by any Loan Party in any Restricted Subsidiary which is not a Loan Party; provided that the aggregate amount of Investments made pursuant to clause (c)(iii) shall not exceed the greater of (x) $75,000,000 and (y) 10% of Consolidated EBITDA for the Test Period most recently ended;
(d)    Investments in (w) Unrestricted Subsidiaries, (x) Similar Businesses, (y) less than all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, or (z) any joint venture or similar arrangement; provided, that the aggregate amount of all Investments made pursuant to this clause (d) shall not at any time exceed the greater of (x) $250,000,000 and (y) 35% of Consolidated EBITDA for the Test Period most recently ended; provided further that the aggregate amount of all Investments made pursuant to this clause (d) in any Insurance Unrestricted Subsidiaries shall not at any time exceed $50,000,000 (the “Insurance Unrestricted Subsidiary Investment Basket”);
(e)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(f)    Investments in the form of (i) deposits, prepayments and other credits to suppliers consistent with current market practices, (ii) extensions of trade credit or (iii) prepaid expenses and deposits to other Persons, in each case in the ordinary course of business
(g)    deposit accounts maintained in the ordinary course of business;
(h)    Investments constituting Hedge Agreements;
(i)    Investments in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, Parent Borrower or any Restricted Subsidiary, or as a result of a foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;
(j)    Management Advances;
(k)    Permitted Acquisitions;
(l)    any Investment to the extent that the consideration therefor is (i) Equity Interests (other than Disqualified Equity Interests) of Parent Borrower, or (ii) subject to compliance with the Payment Conditions on a Pro Forma Basis, from Net Cash Proceeds of, a substantially concurrent sale (other than to a Restricted Subsidiary of Parent Borrower) of Equity Interests of Parent Borrower (other than Disqualified Equity Interests) or from Net Cash Proceeds of a substantially concurrent cash capital contribution to Parent Borrower other than from a Loan Party;
(m)    guarantees permitted under the definition of Permitted Indebtedness;

(n)    Investments acquired by a Loan Party or a Restricted Subsidiary received in settlement of claims against any other Person or a reorganization or similar arrangement of any debtor of such Loan Party or Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;
(o)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(p)    advances of payroll payments to employees in the ordinary course of business;
(q)    Investments acquired by Parent Borrower or any Restricted Subsidiary in connection with an Asset Disposition permitted under Section 6.5(p) to the extent such Investments are non-cash proceeds as permitted under Section 6.5(p);
(r)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under Section 6.1(e);
(s)    Investments in receivables owing to Parent Borrower or any Restricted Subsidiary created in the ordinary course of business;
(t)    [reserved];
(u)    Investments in the nature of pledges or deposits with respect to (i) worker’s compensation, professional liability, unemployment insurance, other social security benefits and other insurance related obligations;
(v)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(w)    advances made in connection with purchases of goods or services in the ordinary course of business and other Investments (other than Acquisitions) consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in each case, in the ordinary course of business and otherwise in accordance with this Agreement;
(x)    deposits of cash made in the ordinary course of business to secure performance of operating leases;
(y)    equity Investments by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;
(z)    Investments in connection with the Missouri Law Chapter 100 Transactions and other Economic Development Transactions;
(aa)    [reserved];
(bb)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed at any time outstanding the greater of (i) $150,000,000 and (ii) 20% of Consolidated EBITDA for the Test Period most recently ended;

(cc)    any transaction to the extent that it constitutes an Investment that is permitted by and made in accordance with Section 6.9, except those transactions permitted by clauses (b), (d), (f), (g), (m) and (n) of such Section;
(dd)    other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied; and
(ee)    non-cash Investments in connection with Permitted Tax Restructurings, and Investments in connection with Permitted Intercompany Activities.
Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, (i) any transfer (including, for the avoidance of doubt, by way of Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary), assignment, sale, exclusive license or other disposition of any Material IP Related Assets shall be subject to the provisions of Section 6.12, (ii) the only Investment capacity that may be used for Investments in Unrestricted Subsidiaries shall be available capacity under clause (d) of this definition, and (iii) the only Investment capacity that may be used for Investments in Insurance Unrestricted Subsidiaries shall be available capacity under the Insurance Unrestricted Subsidiary Investment Basket set forth in clause (d) of this definition.
For purposes of determining compliance with this definition, in the event that any Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, Administrative Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment among such clauses in a manner that otherwise complies with this definition; provided that (x) in no event shall any Investment made pursuant to clause (d) of this definition (including, for the avoidance of doubt, any Investment made pursuant to the Insurance Unrestricted Subsidiary Investment Basket) be permitted to be reclassified to any other basket, nor shall any basket capacity be permitted to be reclassified to or otherwise increase the amount available under clause (d) of this definition (including, for the avoidance of doubt, under the Insurance Unrestricted Subsidiary Investment Basket) and (y) no reclassification to clause (dd) may be made in respect of any Investment originally made under any other clause of this definition.
“Permitted Liens” has the meaning specified therefor in Section 6.2 of this Agreement.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations) or taxes; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity or priority of any of Agent’s Liens.
“Permitted Restricted Payments” means:
(a)    Restricted Payments by (i) any Restricted Subsidiary of a Loan Party to such Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party to any Restricted Subsidiary that is not a Loan Party, (iii) any Restricted Subsidiary that is not a Loan Party to a Restricted Subsidiary that is a Loan Party, and (iv) any Restricted Subsidiary that is not a Wholly Owned Subsidiary to the holders of its Equity Interests on a pro rata basis based on their relative ownership interests of the relevant class of Equity Interests;
(b)    (i) Restricted Payments by Parent Borrower to repurchase equity securities issued by Parent Borrower from employees, officers or directors of Parent Borrower or any Subsidiary, or the authorized representative of any of the foregoing, upon the death, disability or termination of employment of any such employee, officer or director in an amount not to exceed $20,000,000 in the aggregate in any Fiscal Year and (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments to purchase Equity Interests of Parent Borrower from employees, officers or directors of Parent Borrower or any Restricted Subsidiary (or any spouses, ex-spouses or estates of any of the foregoing) in an amount not to exceed $20,000,000 in the aggregate in any Fiscal Year;
(c)    [reserved];
(d)    cash payments in lieu of the issuance of fractional shares in connection with (A) the exercise of any warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent Borrower and (B) any other dividend, split or combination thereof or any acquisition, in each case, otherwise permitted hereunder;
(e)    the deemed repurchase of Equity Interests of Parent Borrower on the cashless exercise of stock options;
(f)    other Restricted Payments; provided that (i) the aggregate amount of all such Restricted Payments made in reliance on this clause (f), together with the aggregate amount of Permitted Payments made in reliance on Section 6.7(a)(x), shall not exceed the greater of (x) $75,000,000 and (y) 10% of Consolidated EBITDA for the Test Period most recently ended, and (ii) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing (or would result therefrom);
(g)    the declaration and payment of dividends or other distributions on Parent Borrower’s common stock and payments to purchase Equity Interests of Parent Borrower following an IPO after the Closing Date in an amount up to the greater of (A) 6% per annum of the net proceeds received by or contributed to Parent Borrower in or from any such IPO and (B) an amount equal to 6% of the market capitalization of Parent Borrower at the time of such payment;
(h)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to a Restricted Subsidiary of Parent Borrower) of Equity Interests of Parent Borrower (other than Disqualified Equity Interests) or from a substantially concurrent cash capital contribution to Parent Borrower (other than from a Loan Party);
(i)    [reserved];
(j)    [reserved]
(k)    [reserved];
(l)    [reserved];
(m)    any Restricted Payment in respect of any class of Parent Borrower’s or any Restricted Subsidiary’s Equity Interests, so long as such Restricted Payments are payable solely in shares of such class of Equity Interests not constituting Disqualified Equity Interests;
(n)    [reserved]; and
(o)    other Restricted Payments, so long as the Payment Conditions are satisfied before and immediately after giving effect to such Restricted Payment.

For purposes of determining compliance with this definition, in the event that any Restricted Payment meets the criteria of more than one of the types of Permitted Restricted Payments described in the above clauses, Administrative Borrower will be entitled to classify and later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment among such clauses in a manner that otherwise complies with this definition; provided that no reclassification to clause (o) may be made in respect of any Restricted Payment originally made under any other clause of this definition.
“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Loan Party or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback which is not solely between (a) Loan Parties, (b) Domestic Subsidiaries which are neither Loan Parties nor Excluded Subsidiaries or (c) Foreign Subsidiaries which are not Excluded Subsidiaries must be, in each case, consummated for fair market value as determined at the time of the consummation of such Sale Leaseback in good faith by the applicable Loan Party or Restricted Subsidiary (which such determination may take into account any retained interest or other Investment by such Loan Party in connection with, and any other material economic terms of, such Sale Leaseback). For the avoidance of doubt, any OWN Program Transfer or any disposition of any OWN Program Related Assets (including in connection with any OWN Program Securitization Transaction) shall not constitute a Permitted Sale Leaseback.
“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganizations entered into prior to, on or after the Closing Date so long as such Permitted Tax Restructuring is not, taken as a whole, materially adverse to the Lenders (as determined by Parent Borrower in good faith) and does not result in a materially adverse impact to the Borrowing Base.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means any of (a) an “employee benefit plan” (including such plans as defined in Section 3(3) of ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the IRC to which the prohibited transaction provisions of Section 4975 of the IRC apply, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”; in each case which a Loan Party sponsors or maintains or to which a Loan Party or a Subsidiary of a Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.
“Platform” has the meaning specified therefor in Section 5.1 of this Agreement.
“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.
“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.
“Pro Forma Basis” or “pro forma effect” means, with respect to any calculation of the Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the Secured Leverage Ratio or any other financial ratio, Consolidated EBITDA or Consolidated Total Assets (including component definitions thereof) as of any date (the “Calculation Date”), for any events as described below that occur subsequent to the commencement of any Test Period for which the financial effect of such events is being calculated (the “Reference Period”), and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day of such Reference Period (or, in the case of Consolidated Total Assets, as of the last day of such Reference Period) and that: (i) in making any determination of Consolidated EBITDA, effect shall be given to any Asset Disposition, Acquisition, Investment, Capital Expenditure, cost saving, operating improvement, expense reduction, synergies, merger, amalgamation, or consolidation, or any dividend, distribution or other similar payment, or any designation of any Subsidiary of Parent Borrower as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary), which adjustments Parent Borrower determines in good faith (the foregoing, together with any transactions related thereto or in connection therewith, and any other events that by the terms of the Loan Documents require pro forma compliance or determination on a pro forma basis, the “Subject Transactions”), in each case that occurred during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the Calculation Date, if applicable), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, and excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the date of determination, if applicable) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) interest charges attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination would have been in effect during the period for which pro forma effect is being given and (z) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into Parent Borrower or any of its Subsidiaries, or any Asset Disposition of any assets included in calculating Consolidated Total Assets pursuant to any Subject Transaction shall be deemed to have occurred as of the last day of the applicable Reference Period, and (iii) with respect to any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.
If pro forma effect is to be given to a Subject Transaction, the pro forma calculations shall be made in good faith by Parent Borrower and include only those adjustments that would be permitted or required by Regulation S-X (as in effect prior to January 1, 2001) of the federal securities laws and/or those adjustments that are reasonably identifiable and supportable. For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits (including, without limitation “look forward” time limits) set forth in the applicable definitions herein.
The amount of unrestricted cash, Cash Equivalents and Investment Grade Securities shall be calculated as of the last day of the applicable Test Period after giving pro forma effect thereto (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation in being made or is incurred to finance such Subject Transaction).
Notwithstanding anything to the contrary set forth in this definition, for the avoidance of doubt, when calculating the Fixed Charge Coverage Ratio for purposes of Section 7 (other than for the purpose of determining pro forma compliance with Section 7 as a condition to taking any action under this Agreement), the events described in the first paragraph of this defined term that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect.
“Pro Rata Share” means, as of any date of determination:

(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and
(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.
“Projections” means Parent Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, together with appropriate supporting details.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.
“Public Lender” has the meaning specified therefor in Section 5.1 of this Agreement.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction, manufacturing or improvement of property (real or personal) or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Restricted Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified therefor in Section 17.15 of this Agreement.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Qualified Intermediary” means any Person acting in its capacity as a qualified intermediary to facilitate any Like-Kind Exchange or operate and/or own a Like-Kind Exchange Account.
“Qualified Telematics Inventory” means Telematics Inventory that is not previously owned by a third party other than the supplier of such Telematics Inventory, and not installed on any Vehicle, Equipment Inventory or other Parts and Tools Inventory.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or any of its Restricted Subsidiaries and the improvements thereto.
“Receivables Reserves” means, as of any date of determination, (a) reserves that Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to OWN Program Equipment Inventory Revenue Sharing Payouts and (b) those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including, without duplication, Landlord Reserves for books and records locations, reserves on account of all customers or any OWN Program Equipment Owners identified by any Loan Party as a credit risk, and reserves for write-downs, discounts, advertising allowances, credits, rebates, discounts, warranty claims, returns and other dilutive items with respect to Accounts and other rights to payment) with respect to the Eligible Invoiced Accounts, Eligible Unbilled Accounts or Eligible Investment Grade Accounts.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Redeemable Capital Stock” means any class or series of Equity Interests that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, that Equity Interests shall not constitute Redeemable Capital Stock solely because the holders thereof have the right to require Parent Borrower to repurchase or redeem such capital stock or other equity interests upon the occurrence of a “change of control” or an “asset sale”.
“Reference Period” has the meaning specified therefor in the definition of Pro Forma Basis.
“Refinancing Indebtedness” means with respect to any Indebtedness (the “Refinanced Indebtedness”), any other Indebtedness which extends, refinances, refunds, replaces or renews (collectively, “Refinance”) such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium (including applicable prepayment or redemption penalties) thereof plus fees and expenses incurred in connection therewith plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder, (b) any Liens securing such Refinancing Indebtedness do not attach to any property of any Loan Party that did not secure the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is (i) Subordinated Indebtedness or Indebtedness that is secured by a Lien that is junior in priority to the Agent’s Liens securing the Obligations, any Liens securing such Refinancing Indebtedness shall have the same priority relative to the Agent’s Liens as the Liens securing such Refinanced Indebtedness or (ii) unsecured, such Refinancing Indebtedness shall be unsecured, (d) such Refinancing Indebtedness shall not have a shorter maturity than the earlier of (i) the maturity date of the Refinanced

Indebtedness and (ii) 91 days after the Latest Maturity Date, (e) such Refinancing Indebtedness shall not be recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Refinanced Indebtedness, and (f) if the Refinanced Indebtedness is Subordinated Indebtedness, then the terms and conditions of the Refinancing Indebtedness shall include subordination terms and conditions that are no less favorable to the Secured Parties in all material respects as those that were applicable to the Refinanced Indebtedness.
“Related Fund” means any Person (other than a natural person or a Disqualified Institution) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment at any Real Property or other property, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater at any Real Property or other property.
“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.
“Relinquished Property” has the meaning specified therefor in the definition of Like-Kind Exchange.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.
“Replacement Property” has the meaning specified therefor in the definition of Like-Kind Exchange.
“Report” has the meaning specified therefor in Section 15.16 of this Agreement.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means, as of any date of determination, without duplication, Inventory Reserves, Receivables Reserves, Bank Product Reserves, OWN Program Reserves, and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party is required to pay, and are due and owing, under any Loan Document (such as taxes, assessments, insurance premiums, freight, duties, tariffs, or fees or, in the case of leased assets, rents or other amounts payable under such leases) and has not yet paid and (b) amounts due and owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the president, any vice president, chief executive officer, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer, legal counsel, or any other executive or financial officer of Parent Borrower or any other Loan Party, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the president, chief financial officer or treasurer of Parent Borrower, or any other officer having substantially the same authority and responsibility.
“Restricted Payment” means (a) the payment or making of any dividend or other distribution of property in respect of Equity Interests (or any options or warrants for, or other rights with respect to, such Equity Interests) of any Person (other than any such dividend or other distribution payable in Equity Interests (or any options or warrants for Equity Interests) of any class other than Disqualified Equity Interests), or (b) the direct or indirect redemption or other acquisition by any Person of any Equity Interests (or any options or warrants for such Equity Interests) of such Person or any direct or indirect shareholder or other equity holder of such Person (other than any such redemption or other acquisition in exchange for Equity Interests (or any options or warrants for Equity Interests) of any class other than Disqualified Equity Interests).
“Restricted Subsidiary” means any Subsidiary of Parent Borrower that is not an Unrestricted Subsidiary.
“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-2 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement or otherwise pursuant to the terms of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.
“Rolling Stock” means all Vehicles, owned by a Loan Party that are classified as “plant, property and equipment” in the consolidated financial statements of the Consolidated Parties that are not rented or offered for rental by a Loan Party and are not being held for sale.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any owned real property, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) HM’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Second Lien Notes” means, collectively, the 2028 Second Lien Notes, the 2032 Second Lien Notes, and the 2033 Second Lien Notes.

“Second Lien Notes Documents” means the Second Lien Notes, the Second Lien Notes Indenture and the other “Indenture Documents” (as defined in each Second Lien Notes Indenture) (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the Intercreditor Agreement).
“Second Lien Notes Holders” means the holders of the Second Lien Notes.
“Second Lien Notes Indentures” means, collectively, the 2028 Second Lien Notes Indenture, the 2032 Second Lien Notes Indenture, and the 2033 Second Lien Notes Indenture.
“Second Lien Notes Obligations” means Indebtedness incurred pursuant to the Second Lien Notes Documents.
“Second Lien Notes Trustee” means Citibank, N.A., as trustee and collateral agent under each of the Second Lien Notes Indentures, and its successors and assigns.
“Secured Leverage Ratio” means, as of any date of determination, a ratio (a) the numerator of which is (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness that is secured by a Lien on the Collateral of the Consolidated Parties outstanding on such date (and excluding, for the avoidance of doubt, (A) letters of credit that are undrawn and remaining unreimbursed for up to two (2) Business Days, (B) all undrawn amounts under any revolving credit facility and (C) all obligations relating to any OWN Program Securitization Transaction), minus (ii) the amount of unrestricted cash, Cash Equivalents and Investment Grade Securities held by Parent Borrower and its Restricted Subsidiaries as of such date of determination, in an aggregate amount for all such cash, Cash Equivalents and Investment Grade Securities not to exceed the Net Cash Cap Amount; provided that, in the case of this clause (ii), (A) any such cash, Cash Equivalents and Investment Grade Securities shall be held in Deposit Accounts or in Securities Accounts, or any combination thereof, each of which is maintained by a branch office of a bank or securities intermediary located within the United States and, subject to the time periods set forth in Sections 3.6 and 5.15 of this Agreement, is the subject of a Control Agreement and (B) the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount shall be excluded, and (b) the denominator of which is Consolidated EBITDA for the Test Period most recently ended, in each case, calculated on a Pro Forma Basis.
“Secured Parties” means, collectively, Agent, Lenders, each Issuing Bank, each Bank Product Provider each co-agent or sub-agent appointed by Agent from time to time pursuant to Section 15.2, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.
“Similar Business” means any business conducted by Parent Borrower and its Restricted Subsidiaries on the Closing Date and any other activities that are similar, ancillary or reasonably related thereto, or a reasonable extension, expansion or development of such business or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.
“SOFR Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).
“SOFR Margin” has the meaning set forth in the definition of Applicable Margin.
“SOFR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.
“SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under ASC 450, Contingencies).
“Specified Advance Rate” means, as to any date of determination, and as to any property, an amount equal to (i) 85% during the period commencing with the cutoff date for the most recent Acceptable Appraisal issued with respect to such property until one calendar month thereafter and (ii) thereafter, the result of (x) 85% minus (y) 1.00% for each calendar month that has ended after the first calendar month anniversary of such cutoff date for the most recent Acceptable Appraisal.
“Specified Availability” means, as of any date of determination and without duplication, the sum of (a) Excess Availability at such time, plus (b) Suppressed Availability (if positive) at such time in an amount not to exceed 5.0% of the Maximum Revolver Amount; provided that, for purposes of calculating Specified Availability, not more than 50% of any threshold or test based on Specified Availability may be satisfied with Suppressed Availability.
“Specified Dealership Inventory Advance Rate” means, as of any date of determination with respect to any item of Eligible New Dealership Inventory Held for Sale (such item, “Specified Dealership Inventory”), (a) during the period commencing on the date of purchase of such Specified Dealership Inventory to (but not including) the date that is twelve (12) months after the date of such purchase, 100%, (b) during the period commencing on the date that is twelve (12) months after the date of purchase of such Specified Dealership Inventory to (but not including) the date that is eighteen (18)

months after the date of such purchase, 90%, (c) during the period commencing on the date that is eighteen (18) months after the date of purchase of such Specified Dealership Inventory to (but not including) the date that is thirty-six (36) months after the date of such purchase, 75%, and (d) at all times from and after the date that is thirty-six (36) months after the date of purchase of such Specified Dealership Inventory, 0%.
“Specified Event of Default” means any Event of Default under (a) Section 8.1, 8.4 or 8.5, (b) Section 8.2 (solely arising as a result of (i) the failure to comply with Section 5.2(a) or Section 7, (ii) the failure to deliver annual or quarterly financial statements within 30 days of the due date set forth in Section 5.1, or (iii) a material breach of Section 5.15), or (c) Section 8.7 (solely as a result of any representation or warranty contained in any Borrowing Base Certificate being incorrect in any material respect).
“Specified Transaction” means any (a) Investment, (b) Asset Disposition, (c) Restricted Payment, (d) designation of an Unrestricted Subsidiary, (e) incurrence, repayment or refinancing of Indebtedness or (f) other event or transaction, in each case, that by the terms of the Loan Documents requires compliance with the Payment Conditions on a Pro Forma Basis.
“Springing Maturity Date” has the meaning specified therefor in the definition of Maturity Date.
“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP, UCP or eUCP, as chosen in the applicable Letter of Credit.
“Stated Maturity Date” has the meaning specified therefor in the definition of Maturity Date.
“Subject EDT Property” has the meaning specified therefor in the definition of Economic Development Transaction.
“Subject EDT Real Property” has the meaning specified therefor in the definition of Economic Development Transaction.
“Subject Property” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Subject Real Property” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Subject Transaction” has the meaning specified therefor in the definition of Pro Forma Basis.
“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Restricted Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement, in form and substance acceptable to Agent, or contains terms and conditions of subordination that are acceptable to Agent.

“Subordination Provisions” has the meaning specified therefor in Section 8.13 of this Agreement.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary Voting Power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders.
“Supported QFC” has the meaning specified therefor in Section 17.15 of this Agreement.
“Suppressed Availability” means, as of any date of determination, the amount (to the extent positive) equal to (a) the Borrowing Base then in effect, minus (b) the Maximum Revolver Amount.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.
“Tangible Borrowing Base Assets” means Equipment Inventory, Parts and Tools Inventory, Equipment, and Rolling Stock, together with any other types of tangible assets or properties that are from time to time included in the calculation of the Borrowing Base.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, fees, deductions, withholdings (including backup withholdings), assessments or other charges of whatever nature imposed by any jurisdiction or by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities with respect thereto.
“Telematics Inventory” means Inventory of any Loan Party consisting of such Inventory used to monitor, manage and transmit data to and from Vehicles, Equipment Inventory and/or Parts and Tools Inventory or to otherwise track Vehicles, Equipment Inventory and/or Parts and Tools Inventory.
“Term SOFR” means,
(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any date of determination under this Agreement, the four (4) consecutive Fiscal Quarters of Parent Borrower then last ended for which financial statements have been or are required to have been delivered to Agent pursuant to Section 5.1 to this Agreement.
“Titled Vehicles” means vehicles for which a Certificate of Title has been issued in any jurisdiction pursuant to a statute described in section 9-311(a)(2) or 9-311(a)(3) of the Code.
“Total Average Fleet Age” means, as of any date of determination, the average fleet age (as defined in months) of all Equipment Inventory owned or managed by Parent Borrower and its Restricted Subsidiaries (including all Eligible Rental Equipment Inventory and Eligible Newly Purchased Rental Equipment Inventory included in the Borrowing Base and all OWN Program Equipment Inventory managed by Parent Borrower and its Restricted Subsidiaries pursuant to the OWN Program but excluding, for the avoidance of doubt, all assets held for sale by Parent Borrower and its Restricted Subsidiaries) after giving pro forma effect to any OWN Program Transfer proposed to occur on such date.
“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Trademarks” has the meaning specified therefor in the Guaranty and Security Agreement.
“Transaction Party” has the meaning specified therefor in the definition of Missouri Law Chapter 100 Transaction.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) on the Closing Date, the refinancing of the Existing Credit Facility, and (c) the payment of related fees and expenses.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any proceeds of any casualty insurance, condemnation or eminent domain, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA or other applicable law, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC or other applicable laws for the applicable plan year.
“Unrestricted Subsidiary” means any Subsidiary of Parent Borrower (other than a Borrower) designated by Administrative Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to Agent and subject to the provisions of Section 6.13 of this Agreement.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.15 of this Agreement.
“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Loan Parties, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles and other motor vehicles.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.
“Voting Power” means, with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the Board of Directors (or Persons performing similar functions) of such Person.
“Voting Stock” means, with respect to any Person, capital stock or other Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either Administrative Borrower or the Required Lenders shall so request, Agent and Administrative Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (and the Lenders hereby irrevocably authorize Agent to enter into any such amendment); provided that until so amended, (i)(x) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (y) upon request by Agent, Administrative Borrower shall provide to Agent and the Lenders a written reconciliation between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) Administrative Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to Agent from time to time.. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained in this Section 1.2 or in the definition of “Finance Lease”, unless the Administrative Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the codification of ASC 842, Leases, shall continue to be accounted for as operating leases (and not be treated as finance or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASC 842 or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statement. Whenever the term “Parent Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time, such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers), other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. All references to “knowledge” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of such Person.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.8    Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.9    Limited Condition Transactions.

(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Administrative Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into; provided that, in connection with the conditions set forth in Section 3.2 for any extension of credit hereunder, the absence of any Event of Default shall be required on the date of any credit extension. For the avoidance of doubt, if Administrative Agent has exercised its option under the first sentence of this Section 1.9(a), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(b)    In connection with any action being taken in connection with a Limited Condition Transaction (except (x) determining the satisfaction of any conditions or calculations based on Excess Availability, Specified Availability or Payment Conditions, (y) determining satisfaction of the conditions set forth in Section 3.2 below, and (z) determining compliance with any covenant forth in Section 7 below), for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, the Interest Coverage Ratio or the Secured Leverage Ratio, (ii) determining the accuracy of the representations and warranties in Article IV, or (iii) testing availability under dollar baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA, but excluding any Excess Availability, Specified Availability or Payment Conditions tests), in each case, at the option of Administrative Borrower (Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (it being understood and agreed that Administrative Borrower may elect to revoke any LCT Election in its sole discretion), the date of determination of whether any such Limited Condition Transaction is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which consolidated financial statements of the Consolidated Parties are available, Borrowers could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. Administrative Borrower shall make the LCT Election on or prior to the LCT Test Date. For the avoidance of doubt, (1) except for purposes of (x) determining the satisfaction of any conditions or calculations based on Excess Availability, Specified Availability or Payment Conditions, (y) determining satisfaction of the conditions set forth in Section 3.2 below in connection with any extension of credit hereunder, and (z) determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 7 below during any Covenant Testing Period, (i) if Administrative Borrower has made an LCT Election and if any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction, and (2) Borrowers shall be required to satisfy any tests or baskets based on Excess Availability or Specified Availability, as applicable, in connection with any Limited Condition Transaction on the date on which such Limited Condition Transaction (or other payment or transaction made in reliance on such Excess Availability or Specified Availability test is made, as applicable) is consummated. If Administrative

Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability (other than (x) determining the satisfaction of any conditions or calculations based on Excess Availability, Specified Availability or Payment Conditions, (y) determining satisfaction of the conditions set forth in Section 3.2 below in connection with any extension of credit hereunder, and (z) determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 7 below during any Covenant Testing Period) with respect to any other transactions on or following the relevant LCT Test Date and prior to the earliest of (i) the date on which such Limited Condition Transaction is consummated, (ii) 180 days after the LCT Test Date, or (iii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (and, in the case of Payment Conditions, required to be satisfied) on both (A) a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated and (B) solely with respect to Restricted Payments and prepayments of Indebtedness, on an actual basis as if such Limited Condition Transaction and other transaction in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had not been consummated, in each case, until such time as the applicable Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender’s Revolver Commitment, or
(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount, less (2) any Debt Maturity Reserve then in effect, less (3) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Latest Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion upon at least five (5) Business Days prior written notice to Administrative Borrower, to, without duplication, (i) establish and increase or decrease Reserves against the Borrowing Base or (ii) change any eligibility criteria set forth in the definitions of “Eligible Credit Card Receivables”, “Eligible Invoiced Accounts”, “Eligible Investment Grade Accounts”, “Eligible New Dealership Inventory Held for Sale”, “Eligible Newly Purchased Non-Rental Rolling Stock Equipment”, “Eligible Newly Purchased Rental Equipment Inventory”, “Eligible Non-Rental Rolling Stock Equipment”, “Eligible Parts and Tools Inventory”, “Eligible Rental Equipment Inventory” or “Eligible Unbilled Accounts”; provided, that (A) during such five (5) Business Days period, Borrowers may not obtain any new Revolving Loans (including Swing Loans) or Letters of Credit to the extent that such Revolving Loan (including Swing Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such Reserve, or the implementation of such change to eligibility criteria, as set forth in such notice; (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (C) no such prior notice shall be required during the continuance of any Event of Default; and (D) no such prior notice shall be required with respect to any Reserve established in respect of any Lien of any third party that has priority over Agent’s Liens on the Collateral. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of “Eligible Credit Card Receivables”, “Eligible Invoiced Accounts”, “Eligible Investment Grade Accounts”, “Eligible New Dealership Inventory Held for Sale”, “Eligible Newly Purchased Non-Rental Rolling Stock Equipment”, “Eligible Newly Purchased Rental Equipment Inventory”, “Eligible Non-Rental Rolling Stock Equipment”, “Eligible Parts and Tools Inventory”, “Eligible Rental Equipment Inventory” or “Eligible Unbilled Accounts” shall have a reasonable relationship as determined by Agent in Permitted Discretion to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Notwithstanding anything to the contrary contained herein, Agent may at any time establish Debt Maturity Reserves, Dilution Reserves and Bank Product Reserves in accordance with the provisions of this Agreement. Upon the reasonable request of Administrative Borrower, Agent agrees to make itself available to discuss any proposed establishment or increase in Reserves, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. The establishment of any Reserve with respect to any obligation, charge, liability, debt or otherwise shall in no event grant any rights or be deemed to have granted any rights in such reserved amount to the holder of such obligation, charge, liability, debt or any other Person (except as explicitly set forth hereunder), but shall solely be viewed as amounts reserved to protect the interests of the Secured Parties hereunder and under the other Loan Documents.
2.2    [Reserved].
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the U.S. Government Securities Business Day that is three (3) U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a SOFR Loan, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)    Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $200,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied (or waived in accordance with the terms of this Agreement) on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed Excess Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a SOFR Loan, prior to 1:00 p.m. at least three (3) U.S. Government Securities Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 p.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed Excess Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 11:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding

Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 12:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 5% of the Borrowing Base.
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 5% of the Borrowing Base, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account in accordance with this Agreement for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account in accordance with this Agreement for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver

Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.3(d). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Agent’s and Swing Lender’s authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent’s receipt thereof.
(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).
(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding

Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate, and the Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this

Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following written notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made, without setoff or counterclaim, to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Collection Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent’s Account prior to 3:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent’s Account later than 3:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.4(b)(v) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iv), until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances, until paid in full,
(D)    fourth, to pay the principal of all Protective Advances, until paid in full,
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,
(G)    seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,
(H)    eighth, to pay the principal of all Swing Loans, until paid in full,

(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans) until paid in full,
(J)    tenth, ratably
i.    ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans) until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
iii.    ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,
(K)    eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(L)    twelfth, ratably, to pay any Obligations owed to Defaulting Lenders; and
(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)    For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Latest Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall not cause or result in the Revolver Commitments being less than $500,000,000 (unless the Revolver Commitments are being reduced to zero), shall be made by providing not less than ten (10) Business Days prior written notice to Agent, and shall be irrevocable, except that such written notice may condition any such reduction on the consummation of any refinancing or similar transaction and may be revoked at any time prior to the proposed date of reduction if such refinancing or similar transaction will not be consummated. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Latest Maturity Date, if any Loan Party or any of its Restricted Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.
(d)    Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Maximum Borrowing Amount on such date, in all cases as adjusted for Reserves (as applicable) established by Agent in accordance with Section 2.1(c), then Borrowers shall promptly, but in any event, within one (1) Business Day, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(ii)    OWN Program Transfers. Within five (5) Business Days of the date of receipt by any Loan Party or any of its Restricted Subsidiaries of the Net Cash Proceeds of any OWN Program Transfer, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such OWN Program Transfer. Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets pursuant to an OWN Program Transfer other than in accordance with Section 6.5(q).
(iii)    Cash Dominion. At all times after the commencement and during the continuance of a Cash Dominion Period, and upon the instruction by Agent to the applicable Cash Management Bank, Agent may direct such Cash Management Bank to forward by daily sweep all amounts in each applicable Collection Account to Agent’s Account, and apply all immediately available funds so received by Agent to prepay the Obligations in accordance with Section 2.4(f).
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied (without a corresponding reduction in the Revolver Commitments), first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, in the case of a prepayment pursuant to Section 2.4(e)(i), to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
2.5    Promise to Pay; Promissory Notes.
(a)    Borrowers agree to pay the Lender Group Expenses in accordance with the provisions of Section 2.6(d). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Latest Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account in accordance with the terms hereof shall bear interest as follows:
(i)    if the relevant Obligation is a SOFR Loan, at a per annum rate equal to Term SOFR plus the SOFR Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the SOFR Margin times the average amount of the Letter of Credit Usage during the immediately preceding quarter.
(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), all past due amounts under the Loan Documents shall bear interest at a rate per annum that is (A) in the case of overdue principal of any Loan, the rate that would otherwise be applicable thereto plus two (2) percentage points per annum, (B) in the case of any other overdue amount, including overdue interest, but excluding overdue Letter of Credit Fees, to the extent permitted by applicable law, the highest rate described in Section 2.6(a) plus two (2) percentage points per annum, and (C) in the case of overdue Letter of Credit Fees, the rate described in Section 2.6(b) plus two (2) percentage points per annum, in each case, from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each quarter, all interest accrued during the prior quarter on the Revolving Loans hereunder, (B) on the first Business Day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a), (D) on the first day of each quarter, the Unused Line Fee accrued during the prior quarter pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) in the case of out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), if Borrowers do not pay any such Lender Group Expenses within thirty (30) days of the date of Borrowers’ receipt of written notice thereof, and in the case of all other audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), on the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, (G) with respect to other Lender Group Expenses (other than audit, appraisal, valuation or other charges or fees payable hereunder pursuant to Section 2.10(c)), on the Closing Date and thereafter if Borrowers do not pay any such other Lender Group Expenses within thirty (30) days of the date of Borrowers’ receipt of written notice thereof, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clauses (F) and (G) shall not be applicable (and Agent shall be entitled to immediately charge the Loan Account) at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan

Account in accordance with this Agreement shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest (for the avoidance of doubt, from and after being charged to the Loan Account) at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. For each period for which interest is calculated, subject to the provisions of Section 2.12 relating to interest calculated on SOFR Loans, interest shall be determined based on the daily balance of the Obligations charged to the Loan Account in accordance with this Agreement on each day during the applicable period.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time in consultation with Administrative Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 3:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 3:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account. Agent is authorized (but is not obligated to do so) to make the Revolving Loans, and Issuing Bank is authorized (but is not obligated to do so) to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder.

Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, subject to the delays set forth in clauses (F) and (G) of Section 2.6(d) (if applicable), with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter from and after the Closing Date up to the first day of the quarter prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable in accordance with the terms hereof, as follows (i) a fee at the Agent’s then-standard rate per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the reasonable and documented fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Latest Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and shall (i) specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be reasonably necessary to prepare, amend, or extend such Letter of Credit, and (ii) be accompanied by such Issuer Documents as Agent or Issuing Bank may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or
(ii)    the Letter of Credit Usage would exceed the Maximum Borrowing Amount less the outstanding amount of Revolving Loans (including Swing Loans).
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Administrative Borrower to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day that such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, judgments, actions, investigations, proceedings, liabilities, losses, fines, costs, penalties, interest and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;

(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, computer, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    any third party approval of goods shipped in connection with a Letter of Credit;
(xi)    Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xii)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;
(xiii)    any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiv)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiv) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least thirty (30) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. Borrower’s acceptance or rejection of a Drawing Document presented under or in connection with any Letter of Credit (whether or not the document is genuine) or of any released goods shall preclude Borrower from raising a defense, set-off or claim with respect to Issuing Bank’s honor of such presentation.

(i)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or amendment thereto, any Issuer Document, this Agreement, or any Loan Document or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    any delay in giving or failing to give notice (irrespective of whether notice is required) to any Borrower;
(iv)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(v)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(vi)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vii)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;
(viii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(ix)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice (irrespective of whether notice is required) to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP, UCP or eUCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor;

(xiii)    honor of a presentation made at any location or counter of Issuing Bank counter notwithstanding any stated restrictions on presentation locations in the Letter of Credit;
(xiv)    delivery of the Letter of Credit to the beneficiary using the Issuing Bank’s branch network notwithstanding any advising bank preference by applicant; or
(xv)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrowers shall pay promptly upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding quarter, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, whether at the time of issuance of any Letter of Credit, upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations), or otherwise.
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)    Each standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Latest Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Latest Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Latest Maturity Date.
(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the substantive laws of the jurisdiction specified in the applicable Letter of Credit shall govern such Letter of Credit, or if no governing law is so specified, then the substantive laws of the jurisdiction of the office of the Issuing Bank that issued the applicable Letter of Credit shall govern, including in either case, the Uniform Commercial Code (the “UCC”) as in effect from time to time in such jurisdiction but excluding any choice of law rules that would apply the law of a different jurisdiction, (ii) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP or eUCP shall apply to each commercial Letter of Credit.
(p)    The ISP, the UCP and eUCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)    In the event of a direct conflict between (i) the provisions of this Section 2.11 and any provision contained in any Issuer Document or Standard Letter of Credit Practice, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other, but in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern, (ii) the ISP and the UCC or other Standard of Letter of Credit Practice, the ISP shall control and govern, (iii) the UCP or eUCP, as applicable, and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP or eUCP, as applicable, the UCP and the eUCP shall control and govern, and (iv) the eUCP and the UCP if the Letter of Credit is governed by the eUCP, the eUCP shall control and govern.
(r)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)    At Borrowers’ cost and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments, documents or agreements and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
(t)    With respect to each application for a Letter of Credit to cover the shipment or sale of goods, Borrower has obtained or will obtain, prior to submission of such application to Issuing Bank, all import, export or shipping licenses and other governmental approvals required in connection with the transaction(s) contemplated thereby or the issuance by Issuing Bank of any Letter of Credit.
(u)    Issuing Bank, at its option, shall be subrogated to applicant’s rights against any Person who may be liable to any applicant on any transaction or obligation underlying any Letter of Credit, to the rights of any holder in due course or Person with similar status against applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.
2.12    SOFR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon Term SOFR.
(b)    SOFR Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing unless consented to by Agent, elect to exercise the SOFR Option by notifying Agent prior to 1:00 p.m. at least three (3) U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Borrowers’ election of the SOFR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Notice received by Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)    Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).
(iii)    A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iv)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than seven (7) SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000.
(c)    Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to Term SOFR.
(i)    Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted to Base Rate Loans on the last day of the Interest Period applicable to such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    Benchmark Replacement Setting.
(A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.
(B)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time in consultation with Administrative Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(C)    Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).
(D)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(E)    Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by

Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14    Incremental Facilities.
(a)    At any time during the period from and after the Closing Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent may invite one or more Lenders to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $50,000,000 and integral multiples of $10,000,000 in excess thereof.
(b)    Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:
(i)    Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,
(ii)    any prospective Lender shall be an Eligible Transferee and not constitute a Disqualified Institution,
(iii)    (x) other than with respect to an Increase in connection with a Permitted Acquisition or any other Permitted Investment, unless required by the Lenders providing such Increase, the representations and warranties made by each Loan Party contained herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and (y) no Specified Event of Default shall have occurred and be continuing,
(iv)    in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors,
(v)    [reserved]
(vi)    the interest rate margins with respect to the Revolving Loans to be made pursuant to the increased Revolver Commitments shall be the same as the interest rate margins applicable to Revolving Loans hereunder immediately prior to the date of the effectiveness of the increased Revolver

Commitments and the Maximum Revolver Amount (the “Increase Date”). Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.14, and
(vii)    such Increase shall be permitted under the Second Lien Notes Documents, any Additional Permitted Junior Lien Indebtedness Documents and the Intercreditor Agreement, in each case, in a manner satisfactory to Agent.
(c)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.
(d)    Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.
(e)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.
(f)    Upon each Increase in the Revolver Commitments and Maximum Revolver Amount established pursuant to this Section 2.14, the dollar thresholds for Excess Availability and Specified Availability set forth in each of the definitions of “Cash Dominion Event”, “Cash Dominion Period”, “Covenant Trigger Event”, “Covenant Testing Period, “Increased Examination Event”, “Increased Reporting Event” and “Increased Reporting Period and clause (b) of the definition of “Payment Conditions” shall be increased in proportion to the amount of such Increase.
2.15    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.
(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower (in each case other than a defense of payment in full of the Obligations). Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each Borrower. Each Borrower waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Obligations have been paid.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
2.16    Extensions of Revolver Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Administrative Borrower to all Lenders with Revolver Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Revolver Commitments with a like maturity date) and on the same terms to each such Lender, Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers (it being understood that no Lender shall be obligated to accept any Extension Offer) to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of Revolver Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate margin, interest rate floor, all-in yield pricing or fees payable in respect of Revolver Commitments (and related outstandings)) (each, an “Extension,” and each portion of Revolver Commitments, in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), in each case, so long as each of the following terms is satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rate margin, interest rate floor, all-in yield pricing, fees, AHYDO Payments, optional redemption or prepayment terms, final maturity, and after the final maturity date of the other existing Revolver Commitments, any other covenants and provisions (which shall be determined by Borrowers and the Extending Revolver Lenders and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender (an “Extending Revolver Lender”) extended pursuant to an Extension (an “Extended Revolver Commitment”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or not more favorable to the Extending Revolver Lenders than those applicable to the Revolver Commitments not subject to such Extension Offer (and related outstandings); provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B)

repayments required upon the maturity date of the non-extending Revolver Commitments, and (C) repayments made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, (2) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments subject to the express terms herein, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, except that Borrowers shall be permitted to permanently repay and terminate commitments of any tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolver Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolving Loans, and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitments and any original Revolver Commitments) which have more than three different maturity dates, (iii) to the extent that the interest rate margin, interest rate floor, all-in yield pricing or fees are increased for the benefit of any Extending Revolver Lender that is payable prior to the payment in full of the Obligations of Lenders that are not Extending Revolver Lenders under such Extension Offer, such non-extending Lenders have the right to receive, and Borrowers hereby agree to pay to such non-extending Lenders, the aggregate value of such increase from and after the date that such interest rate margin, interest rate floor, all-in yield pricing or fees (as applicable) accrues in favor of or is payable to any such Extending Revolver Lenders, (iv) if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by Borrowers pursuant to such Extension Offer, then the Revolver Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings or commitments of record) with respect to which such Lenders have accepted such Extension Offer, (v) Borrowers shall have delivered to Agent such legal opinions, certificates, resolutions and other documents as Agent shall reasonably request with respect to the transactions contemplated by this Section 2.16, (vi) all documentation in respect of such Extension shall be consistent with the foregoing, and (vii) any Extension made pursuant to any Extension Offer must be consummated within sixty (60) days of such Extension Offer.
(b)    With respect to all Extensions consummated by Borrowers pursuant to this Section 2.16, such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.
(c)    No consent of any Lender shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolver Commitments, the consent of Issuing Bank or Swing Lender to the extent the Letter of Credit facility or Swing Loan facility is to be extended, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) the consent of Agent with respect to such Extension. All Extended Revolver Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, that reflect the terms and conditions of any such Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Loan Parties by Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment and with the consent of Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Loans shall be re-allocated from Lenders holding Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolver Commitments, be deemed to be participation interests in respect of such Extended Revolver Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. On and after the maturity date with respect to the Revolver Commitment and Revolving Loans of any Lender that has not extended its Revolver Commitments and Revolving Loans beyond such maturity date pursuant to this Section 2.16, the Letter of Credit Exposure of such Revolving Lender shall be reallocated to Revolving Lenders that have extended their Revolving Loans and Revolver Commitments beyond such maturity date pro rata in accordance with the Revolver Commitments and Revolving Loans of all Revolving Lenders that have so extended their Revolver Commitments and Revolving Loans. Notwithstanding the provisions of this Section 2.16, Agent shall have the right to resign on the Maturity Date in accordance with Section 15.9.
(d)    In connection with any Extension, Borrowers shall provide Agent at least ten (10) days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.
3.    CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The effectiveness of the terms and conditions of this Agreement and the obligation of each Lender to make the initial extensions of credit provided for hereunder are each subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):
(a)    Loan Documents. Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)    this Agreement;
(ii)    the Closing Date Notice of Borrowing;
(iii)    the Copyright Security Agreement,
(iv)    the Fee Letter,
(v)    the Guaranty and Security Agreement,
(vi)    the Intercompany Subordination Agreement
(vii)    the Patent Security Agreement, and

(viii)    the Trademark Security Agreement.
(b)    Closing Certificates; Etc. Agent shall have received each of the following in form and substance reasonably satisfactory to Agent:
(i)    Officer’s Certificate. A certificate of Parent Borrower to the effect that the Loan Parties have satisfied each of the conditions set forth in Section 3.1(k).
(ii)    Certificate of Secretary of Each Loan Party. A certificate from the Secretary of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents and certifying that attached thereto is a true, correct and complete copy of (A) Governing Documents of such Loan Party (which Governing Documents that are charter documents, shall be certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by the appropriate governmental official), (B) resolutions duly adopted by the Board of Directors of such Loan Party authorizing its execution, delivery, and performance of the Loan Documents to which it is a party and authorizing specific officers of such Loan Party to execute the same, and (C) each certificate required to be delivered pursuant to the following clause (iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing (or equivalent) of each Loan Party under the laws of the jurisdiction of organization of such Loan Party.
(iv)    Opinions of Counsel. Opinions of counsel to the Loan Parties addressed to Agent and Lenders with respect to the Loan Parties, the Loan Documents and such other matters as Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof in accordance with their respective terms).
(v)    Perfection Certificate. A completed Perfection Certificate dated the Closing Date and executed by each Loan Party, together with all attachments contemplated thereby.
(vi)    Solvency Certificate. A solvency certificate from the chief financial officer of Parent Borrower, in form and substance reasonably satisfactory to Agent.
(vii)    Borrowing Base Certificate. A completed Borrowing Base Certificate (which such Borrowing Base Certificate shall be delivered in accordance with Section 5.2 of this Agreement).
(viii)    Beneficial Ownership Certificate. A Beneficial Ownership Certification in relation to Borrowers at least five (5) Business Days prior to the Closing Date.
(c)    Material Indebtedness Documents; OWN Program Documents. Agent shall have received copies of (i) each of the material Second Lien Notes Documents, (ii) any material Additional Permitted Junior Lien Indebtedness Documents or other Material Indebtedness Documents in effect as of the Closing Date, and (iii) all material agreements and templates thereof relating to the OWN Program requested by Agent, together with a certificate of the Secretary of Parent Borrower certifying each such document as being a true, correct, and complete copy thereof.
(d)    Intercreditor Agreement. An acknowledgment in the form of Exhibit A to the Intercreditor Agreement (the “Intercreditor Agreement Joinder”) shall have been delivered to the Second Lien Notes Trustee in accordance with Section 5.5 of the Intercreditor Agreement and shall be effective in accordance with the terms of the Intercreditor Agreement.

(e)    Personal Property Collateral.
(i)    Filings and Recordings. All (A) UCC filings and recordations and (B) filings and recordations of short form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, in each case, that are necessary or advisable to perfect the security interests of Agent, on behalf of the Secured Parties in the personal property Collateral will have been executed and/or delivered, and, to the extent applicable, be in the proper form for filing.
(ii)    Pledged Collateral. Agent shall have received (A) original stock certificates or other certificates evidencing the Equity Interests pledged pursuant to the Loan Documents (if issued), together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Loan Documents (if any) together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
(iii)    Lien Search. Agent shall have received the results of a Lien search (including, to the extent requested by Agent, a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters) made against each Loan Party in each jurisdiction in which filings or recordations under the Code should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of such Loan Party are free and clear of any Lien (except for Permitted Liens).
(f)    Financial Matters.
(i)    Financial Statements. Agent shall have received (A) audited consolidated balance sheets and related statements of income and cash flows of the Consolidated Parties for the three most recently completed Fiscal Years ended prior to the Closing Date (it being acknowledged that Agent has previously received such financial statements for the Fiscal Years ended December 31, 2022, December 31, 2023 and December 31, 2024) and (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Consolidated Parties for each Fiscal Quarter ended after the most recent audited financial statements delivered pursuant to clause (A) above and at least forty-five (45) days prior to the Closing Date (it being acknowledged that Agent has previously received such financial statements through and including the second Fiscal Quarter of the 2025 Fiscal Year).
(ii)    Payment at Closing. Unless expressly waived in writing by Agent, Borrowers shall have paid (A) to Agent and Lenders the fees set forth or referenced in the Fee Letter and any other accrued and unpaid fees or commissions due hereunder, and (B) to the extent invoiced at least three (3) Business Days prior to the Closing Date, all reasonable and documented fees, charges and disbursements of counsel to Agent to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Agent).
(g)    PATRIOT Act, etc. Borrowers shall have provided to Agent and the Lenders, at least five (5) Business Days prior to the Closing Date, the documentation and other information requested by Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations, to the extent requested at least ten (10) Business Days prior to the Closing Date.

(h)    Insurance. Agent shall have received, in each case in form and substance reasonably satisfactory to Agent, evidence of property, business interruption and liability insurance covering each Loan Party.
(i)    Refinancing. Parent Borrower shall have obtained and delivered to Agent evidence that the Existing Credit Facility, the commitments thereunder and the security interests granted pursuant thereto shall be terminated prior to or substantially concurrently with the Closing Date.
(j)    Excess Availability. Excess Availability (after giving effect to the initial extensions of credit under this Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents) shall be no less than $450,000,000.
(k)    No Default; Representations. After giving effect to the terms of this Agreement, no Default or Event of Default shall exist or have occurred and be continuing. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall have been true and correct in all respects as of such earlier date).
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of each Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3    Maturity. The Commitments shall continue in full force and effect for a term ending on the Latest Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4    Effect of Maturity. On the Latest Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon ten (10) Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments; provided, that (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of the issuance or incurrence of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed), and (c) for the avoidance of doubt, nothing in this Section 3.5 shall effect a termination of any Hedge Agreement, which Hedge Agreements may only be terminated in accordance with their respective terms.
3.6    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group, which shall be made as of the Closing Date and at such other times and in such other manners as set forth in Section 3.2 or otherwise pursuant to the terms of this Agreement and the other Loan Documents, and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Authorization, Validity, and Enforceability.
(a)    Each Loan Party (i) has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Agent’s Liens and (ii) has taken all necessary corporate, limited liability company or partnership, as applicable, action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.
(b)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto, and constitutes the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(c)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) conflict with, or constitute a violation or breach of, the terms of (A) any Second Lien Notes Documents, any Additional Permitted Junior Lien Indebtedness Documents or any other Material Indebtedness Documents, (B) any other contract, mortgage, lease, agreement, indenture, or instrument to which such Loan Party or any of its Restricted Subsidiaries is a party or which is binding upon it, (C) any Requirement of Law applicable to such Loan Party or any of its Restricted Subsidiaries, (D) any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or any of its Restricted Subsidiaries, or (E) any Governing Documents of such Loan Party or any of its Restricted Subsidiaries, except in the case of clauses (B), (C) or (D) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) result in the imposition of any Lien (other than Permitted Liens) upon the property of such Loan Party or any of its Restricted Subsidiaries.
4.2    Validity, Priority and Perfection of Security Interest.
(a)    Upon execution and delivery thereof by the parties thereto, the Loan Documents will be effective to create legal and valid Liens on all of the Collateral (with respect to Collateral consisting of Equity Interests of Foreign Subsidiaries or Indebtedness of Foreign Subsidiaries, only to the extent the enforceability of such Liens is governed by the Code) in favor of Agent, except as may be limited by applicable foreign and domestic bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(b)    Upon the taking of each of the applicable actions set forth in the Loan Documents (including, without limitation, as set forth in Section 3.6), the Agent’s Liens (i) will constitute perfected Liens on the Collateral (to the extent perfection may be obtained by the filings or other actions required to be taken under, and described in, the Loan Documents), (ii) will be enforceable against each Loan Party granting such Liens, and (iii) will have priority over all other Liens on the Collateral, except for Permitted Liens.
4.3    Title to Assets. Each of the Loan Parties and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All of such assets are free and clear of Liens except for Permitted Liens.
4.4    Due Organization and Qualification; Capitalization; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization (except as a result of a transaction permitted under Section 6.4(a)), other than, solely in the case of Loan Parties that are not Borrowers, in such jurisdictions where the failure to be so in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) is qualified to do business in each jurisdiction where the conduct of its business requires such qualification, other than such jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to conduct its business and to own its property, except to the extent that the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Set forth on Schedule 4.4(b) to this Agreement, as of the date hereof, is a complete and accurate list of each Loan Party’s direct and indirect Restricted Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Restricted Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by any Loan Party. All of the outstanding Equity Interests of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.
(c)    Except as set forth on Schedule 4.4(d) to this Agreement, as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Restricted Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. As of the Closing Date, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
4.5    Solvency. Parent Borrower and its Restricted Subsidiaries (on a consolidated basis) are Solvent. As of the Closing Date, each of the Insurance Restricted Subsidiaries (on an individual basis) is Solvent.
4.6    Intellectual Property.
(a)    To any Loan Party’s knowledge, (i) the conduct of the businesses of the Loan Parties and their Restricted Subsidiaries do not infringe or otherwise violate any Intellectual Property owned by any other Person, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by any Loan Party or Restricted Subsidiary thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Parent Borrower and each of its Restricted Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property that is necessary for the operation of its businesses as presently conducted, except where the failure to own, license or otherwise have a valid right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.7    Litigation. Except as set forth on Schedule 4.7, there is no pending, or to any Loan Party’s knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or to any Loan Party’s knowledge, investigation by any Governmental Authority, which, in any case, either (a) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) is so pending or threatened at any time on or prior to the Closing Date and purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.
4.8    Labor Matters. There is no strike, work stoppage, unfair labor practice claim or complaint, or other labor dispute pending or, to any Loan Party’s knowledge, threatened or reasonably expected to be commenced against any Loan Party or any of its Restricted Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
4.9    Environmental Condition. Except as set forth on Schedule 4.9 and except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    Parent Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws.

(b)    Parent Borrower and its Restricted Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, all such permits are in good standing, each of Parent Borrower and its Restricted Subsidiaries are in compliance with all terms and conditions of such permits.
(c)    To any Loan Party’s knowledge, Hazardous Materials have not been Released or threatened to be Released, to or at any real property presently or formerly owned, leased or operated by Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability of Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law or (ii) interfere with Parent Borrower’s or any of its Restricted Subsidiaries’ planned or continued operations.
(d)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of any Loan Party is reasonably likely to be, named as a party that is pending or, to the knowledge of any Loan Party, threatened.
(e)    Neither Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law with respect to any Release.
4.10    Compliance with Laws. Neither Parent Borrower nor any of its Restricted Subsidiaries is in violation of any applicable Law, judgment, order or decree applicable to it, which violation, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
4.11    No Default. Neither Parent Borrower nor any of its Restricted Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Parent Borrower or such Restricted Subsidiary is a party or by which it or any of its properties is bound except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.12    Employee Benefits.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in compliance with the applicable provisions of ERISA, the IRC, and other federal or state law or other applicable Law. Each Pension Plan which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS and, to the knowledge of any Loan Party, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate, as applicable, has made all required contributions to any Pension Plan subject to Section 412 or 430 of the IRC or Section 302 or 303 of ERISA or other applicable Laws when due, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the IRC or otherwise) has been made with respect to any Pension Plan.
(b)    There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect. To the knowledge of any Loan Party, there has been no non-exempt prohibited transaction under Section 406 of ERISA, or violation of fiduciary responsibility under Title I of ERISA, by any Loan

Party, with respect to any Plan which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    No Lien exists in respect of any Loan Party or its Restricted Subsidiaries or their property in favor of any Pension Plan or PBGC (save for contribution amounts not yet due).
(d)    (i) No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multi-employer Plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(e)    Assuming no portion of the assets used by any Lender constitutes “plan assets”, no Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments.
4.13    Payment of Taxes. Except as set forth on Schedule 4.13, each of Parent Borrower and its Restricted Subsidiaries has filed (or has been included in) all United States federal and state income Tax returns and all other material Tax returns that are required to be filed, and has paid all federal, state and other material Taxes and other governmental charges levied or imposed upon each of them or their respective properties, income, franchises or assets otherwise due and payable, (a) except any such Taxes or charges which are being contested in good faith and by appropriate proceedings diligently conducted, if Parent Borrower or any such Restricted Subsidiary has set aside on its books adequate reserves therefor in conformity with GAAP or (b) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Loan Party knows of any proposed Tax assessment against a Loan Party or any of its Restricted Subsidiaries that would, if made, reasonably be expected to have a Material Adverse Effect.
4.14    Investment Company Act. No Loan Party nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.Neither Parent Borrower nor any of its Restricted Subsidiaries is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board of Governors) limiting its ability to incur Indebtedness or issue Guarantees as contemplated hereby.
4.15    Margin Stock. Neither any Loan Party nor any of its Restricted Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Restricted Subsidiaries expects to acquire any Margin Stock.
4.16    No Material Adverse Effect. Since December 31, 2024, no event, circumstance, or change has occurred that has or would reasonably be expected to result in a Material Adverse Effect.

4.17    No Material Misstatements. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of the Loan Parties and their Restricted Subsidiaries) furnished by or on behalf of a Loan Party or its Restricted Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents is, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which such statements are made. The Projections delivered to Agent on September 9, 2025, represent, and as of the date on which any other Projections are delivered to Agent by or on behalf of a Loan Party or its Restricted Subsidiaries, such additional Projections represent, Parent Borrower’s good faith estimate, on the date such Projections are delivered, of the Consolidated Parties’ future performance for the periods covered thereby based upon assumptions believed by Parent Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that any particular Projections will be realized, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.18    Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (a) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (b) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and (c) where failure to obtain, effect or make any such approval, consent, exemption, authorization, or other action, notice or filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.19    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).
4.20    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee or agent of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee and agent of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or

Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
4.21    Deposit Accounts; Securities Accounts; Credit Card Arrangements.
(a)    Attached hereto as Schedule 4.21(a) is a schedule of all Deposit Accounts, Securities Accounts and commodities accounts that are maintained by the Loan Parties as of the Closing Date, which schedule includes, with respect to each such account (i) the name of the relevant depository bank, securities intermediary or commodities intermediary, as applicable, (ii) the account number(s) with respect thereto, (iii) the name of the owner of the account, and (iv) if such account is an Excluded Account, the purpose of such account.
(b)    Attached hereto as Schedule 4.21(b) is a list describing all arrangements to which any Loan Party is a party as of the Closing Date with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.
4.22    Eligible Accounts. As to each Account that is identified by Administrative Borrower as an Eligible Credit Card Receivable, Eligible Invoiced Account, Eligible Investment Grade Account or Eligible Unbilled Account in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Loan Party’s business, (b) owed to a Loan Party, to the knowledge of such Loan Party, without any defenses, disputes, offsets, counterclaims, or rights of return or cancellation, in each case, other than to the extent reflected in the applicable Borrowing Base Certificate or any report delivered in connection therewith and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Credit Card Receivable, Eligible Invoiced Accounts, Eligible Investment Grade Account or Eligible Unbilled Account, as applicable.
4.23    Eligible Inventory. As to each item of Inventory that is identified by Administrative Borrower as Eligible New Dealership Inventory Held for Sale, Eligible Rental Equipment Inventory or Eligible Parts and Tools Inventory in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible New Dealership Inventory Held for Sale, Eligible Rental Equipment Inventory or Eligible Parts and Tools Inventory, as applicable.
4.24    Eligible Non-Rental Rolling Stock. As to each item of Rolling Stock that is identified by Administrative Borrower as Eligible Non-Rental Rolling Stock in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Rolling Stock is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Non-Rental Rolling Stock Equipment.
4.25    Inventory Records. Each Loan Party keeps correct and accurate, in all material respects, records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and Rolling Stock and the book value thereof.
5.    AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1    Financial Statements, Reports, Certificates. Parent Borrower will deliver to Agent (who shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available, but in any event not later than the date that is one hundred and five (105) days (or in the case of financial statements delivered after the IPO Date, the date that is five (5) Business Days after the date that is one hundred and five (105) days) after the end of each Fiscal Year of Parent Borrower, audited consolidated balance sheets of the Consolidated Parties, as at the end of such Fiscal Year, and the related consolidated statements of operations, shareholders’ equity and cash flows, setting forth, in each case, in comparative form the figures for and as of the end of the previous Fiscal Year, fairly presenting in all material respects the financial position and the results of operations of the Consolidated Parties as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP in all material respects, together with a customary “management discussion and analysis”. Such consolidated statements shall be audited by KPMG LLP or other independent public accountants of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards (without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit; provided that, any such audit report and opinion with respect to financial statements delivered after the IPO Date, may include any such qualification or exception to the extent such qualification or exception is solely with respect to, or resulting solely from, (i) an upcoming maturity date of any Indebtedness, (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries, (iii) any actual or potential inability to satisfy any financial maintenance covenant included in any Indebtedness of Parent Borrower or any Subsidiary on a future date or in a future period, (iv) any change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent public accountants, or (v) an “emphasis of matter” paragraph).
(b)    Quarterly Financial Statements. As soon as available, but in any event not later than the date that is five (5) Business Days after the date that is fifty (50) days (or in the case of financial statements delivered after the IPO Date, the date that is fifty-five (55) days) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Parent Borrower (commencing with the Fiscal Quarter ending September 30, 2025), unaudited consolidated balance sheets of the Consolidated Parties, as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of operations and comprehensive income and cash flows of the Consolidated Parties for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in reasonable detail, in comparative form, the figures for and as of the corresponding period in the prior Fiscal Year, and prepared in all material respects in conformity with GAAP, subject to normal year-end adjustments and the absence of footnotes and certified by a Responsible Officer of Parent Borrower as being prepared in all material respects in conformity with GAAP and fairly presenting in all material respects the Consolidated Parties’ financial position as at the dates thereof and their results of operations for the periods then ended, subject to normal year-end adjustments and the absence of footnotes, together with, in the case of financial statements delivered prior to the IPO Date, a customary “management discussion and analysis”.
(c)    Monthly Financial Reporting. Within thirty (30) days after the end of each fiscal month ending prior to the IPO Date, a flash report in a form reasonably acceptable to Agent prepared by management of Parent Borrower, which shall include reporting as to (i) revenues for such fiscal month, including detail with respect to revenues on account of rentals, sales and telematics, (ii) cash on hand as at the end of such fiscal month, (iii) Indebtedness as at the end of such fiscal month, including detail with respect to the Indebtedness under the Loan Documents, the Second Lien Notes Obligations, any Additional Permitted Junior Lien Indebtedness and other Material Indebtedness, and (iv) the original equipment cost (based on invoice price on date of purchase) of all (x) owned rental equipment, (y) owned non-rental Rolling Stock and (z) OWN Program Equipment Inventory.

(d)    Annual Forecasts. As soon as available, but in any event not later than seventy-five (75) days (or in the case of annual forecasts delivered after the IPO Date, the date that is five (5) Business Days after the date that is one hundred and five (105) days) after the end of each Fiscal Year of Parent Borrower), annual Projections (to include forecasted consolidated balance sheets, and the related forecasted consolidated statements of operations and cash flows, Borrowing Base and Excess Availability) for the Consolidated Parties as at the end of and for each Fiscal Quarter of such Fiscal Year.
(e)    Compliance Certificates. Concurrently with the delivery of financial statements pursuant to Section 5.1(a) or (b), a duly completed Compliance Certificate signed by a Responsible Officer of Parent Borrower, along with the underlying calculations, including the calculations to arrive at Consolidated EBITDA, the Fixed Charge Coverage Ratio (regardless of whether the financial covenant contained in Section 7 is required to be tested), the Interest Coverage Ratio and the Secured Leverage Ratio.
(f)    Additional Information. Such additional information as Agent on its own behalf or on behalf of any Lender (acting through Agent) may from time to time reasonably request regarding the financial and business affairs of any Loan Party or any of its Restricted Subsidiaries; provided that nothing in this Section 5.1(f) shall require Parent Borrower or its Subsidiaries to disclose any document, information or other matter (i) that constitutes non-financial trade secrets or proprietary information of Parent Borrower or its Subsidiaries, (ii) in respect of which disclosure to Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Laws, (iii) that is subject to attorney-client privilege or which constitutes attorney work product, or (iv) in respect of which Parent Borrower or any of its Subsidiaries owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.1(f)).
Documents required to be delivered pursuant to Section 5.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) posted on Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that Administrative Borrower shall notify Agent (which shall notify each Lender) of the posting of any such documents or (ii) publicly available on the SEC’s website on the Internet sec.gov.
Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence, bad faith or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
5.2    Collateral Reporting. Borrowers will deliver to Agent (which shall promptly make such information available to Lenders in accordance with its customary practice):
(a)    Within twenty-five (25) days after the end of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding calendar month, each Borrowing Base Certificate to be certified as complete and correct in all material respects by an Authorized Person; provided, that (i) during the continuance of an Increased Reporting Period, such Borrowing Base certificate shall be delivered no later than Friday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday, and (ii) if, as of any date of determination, (A) any Restricted Subsidiary is designated as an Unrestricted Subsidiary or (B) any Asset Disposition or other disposition (whether pursuant to an Investment, a Restricted Payment or otherwise) during the period of time since the most recent Borrowing Base Certificate was delivered to Agent, either individually or in the aggregate, involves $50,000,000 or more of assets included in the Borrowing Base (based on the fair market value of the assets so disposed), then, in the case of each of the foregoing clauses (A) and (B), Borrowers shall deliver to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base (which shall be provided prior to the consummation of the relevant Asset Disposition or other disposition). The Loan Parties agree to use commercially reasonable efforts to cooperate with Agent to facilitate and maintain a system of electronic reporting in order to provide electronic reporting of the Borrowing Base Certificate and each of the items set forth on Schedule 5.2. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.
(b)    The collateral reports described on Schedule 5.2 hereto, at the times set forth in such Schedule.
(c)    The Loan Parties will furnish to Agent (and Agent shall distribute or make available to each Lender that has made a request for such information through Agent), as soon as reasonably practicable following Agent’s request, such other reports as to the Collateral of the applicable Loan Parties as Agent shall reasonably request from time to time.
(d)    If any of any Borrower’s or Guarantor’s records or reports of the Collateral are prepared by an accounting service or other agent, such Loan Party hereby authorizes such service or agent to deliver such records, reports, and related documents to Agent.
5.3    Certificates; Other Information. The Loan Parties shall notify Agent (and Agent agrees to promptly distribute or make available to the Lenders) in writing of the following matters at the following times:

(a)    promptly after a Responsible Officer knows of any Default or Event of Default, which notice shall specify the nature thereof and what action Parent Borrower proposes to take with respect thereto;
(b)    promptly after a Responsible Officer knows of the commencement of any action, suit, proceeding or investigation by any Person, in each case, affecting or involving any Loan Party or any of the Restricted Subsidiaries or any of their respective properties, assets or businesses, in each case, that would reasonably be expected to have a Material Adverse Effect;
(c)    (i) any change in any Loan Party’s jurisdiction of organization or organizational identity or type at least five (5) Business Days (or such shorter period as may be agreed by Agent in writing in its sole discretion) prior to such change, (ii) any change in any Loan Party’s legal name or organizational identification number within ten (10) Business Days (or such later date as may be agreed by Agent in writing in its sole discretion) of such change, or (iii) any change in any Loan Party’s chief executive office or in the location (within the meaning of Section 9-307 of the Code) of any Person (to the extent not a “registered organization” (as defined in Section 9-102 of the Code)) required to be a Loan Party within twenty (20) Business Days (or such later date as may be agreed by Agent in writing in its sole discretion) of such change; provided that, in each such case, the Agent’s Lien on the Collateral shall continue to be perfected;
(d)    promptly after a Responsible Officer of any Loan Party or any ERISA Affiliate knows of the occurrence of any ERISA Event that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(e)    promptly upon the execution and delivery thereof, copies of all material amendments and notices of default with respect to any Second Lien Notes, any Additional Permitted Junior Lien Indebtedness or any other Material Indebtedness, in each case, to the extent such notice is not otherwise required to be delivered pursuant to this Agreement;
(f)    promptly after a Responsible Officer knows of any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and
(g)    promptly upon the reasonable request of Agent, information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or any other applicable Anti-Money Laundering Laws.
5.4    Books and Records. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain, at all times, proper books and records and accounts in a manner to allow consolidated financial statements of Parent Borrower and its Subsidiaries to be prepared in conformity with GAAP (or applicable local standards) in all material respects in respect of all material financial transactions and matters involving all material assets, business and activities of Parent Borrower and its Restricted Subsidiaries, taken as a whole.
5.5    Taxes. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (a) file when due all United States federal and state Tax returns, as applicable, and all other material Tax returns which it is required to file; and (b) pay, or provide for the payment of, when due, all its material Taxes, except where (i) the amount or validity thereof is the subject of a Permitted Protest or (ii) such failure to file or pay any such material Taxes, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.6    Existence; Good Standing. Except as otherwise permitted under Section 6.4 or Section 6.5, each Loan Party will, and will cause each of its Restricted Subsidiaries to, (a) maintain its valid existence and good standing in its jurisdiction of organization, and (b) maintain its good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, privileges and franchises necessary or desirable in the normal conduct of the business of Parent Borrower and its Restricted Subsidiaries, taken as a whole, except, in the case of this clause (b), (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) with respect to rights in Intellectual Property that expires at the end of its maximum statutory term.
5.7    Compliance with Laws. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this sentence shall not apply to (a) laws related to Taxes, which are the subject of Section 5.5, (b) Environmental Laws, which are the subject of Section 5.11, (c) anti-money laundering laws, which are the subject of Section 5.16, or (d) ERISA, which is the subject of Section 5.12. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, take all reasonable action to obtain and maintain all licenses, permits, and governmental authorizations necessary to own its property and to conduct its business, except where the failure to so obtain and maintain such licenses, permits, and governmental authorizations, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
5.8    Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain all of its tangible property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair (or, in the case of Inventory and Rolling Stock that constitutes Collateral, in saleable, useable or rentable condition), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.9    Inspection.
(a)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and, to the extent reasonable, make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of Parent Borrower shall be allowed to be present) at such reasonable times and intervals as Agent may designate and with reasonable prior notice to Administrative Borrower and during regular business hours, at Borrowers’ expense in accordance with the provisions of Section 2.10(c), subject to the limitations set forth below in Section 5.9(c). Notwithstanding anything to the contrary in this Section 5.9, none of the Borrowers nor any of their Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate, at Borrowers’ expense in accordance with the provisions of Section 2.10(c), subject to the limitations set forth below in Section 5.9(c).
(c)    So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than (i) one (1) field examination in such calendar year (increasing to two (2) field examinations if an Increased Examination Event has occurred during such calendar year), (ii) two (2) appraisals in respect of Equipment Inventory in such calendar year (increasing to three (3) appraisals in respect of Equipment Inventory if an Increased Examination Event has occurred during such calendar year), and (iii) two (2) appraisals in respect of Rolling Stock in such calendar year (increasing to three (3) appraisals in respect of Rolling Stock if an Increased Examination Event has occurred during such calendar year). Notwithstanding the foregoing, Agent may cause additional field examinations and appraisals to be done (A) at any time at its own expense upon reasonable prior notice to Administrative Borrower and during normal business hours with the good faith cooperation of the Loan Parties and Agent so as to minimize any disruption of the business of the Loan Parties and their Restricted Subsidiaries, (B) if an Event of Default shall have occurred and be continuing, at the expense of Borrowers in accordance with the provisions of Section 2.10(c), and (C) in connection with a Permitted Acquisition, at the expense of Borrowers, which field examinations and appraisals shall not be considered for purposes of the limitations on field examinations and appraisals at the expense of Borrowers set forth herein; provided, that any such appraisal in connection with a Permitted Acquisition shall only be conducted upon the request of Administrative Borrower.
5.10    Insurance.
(a)    Each Loan Party will, and will cause each of its Restricted Subsidiaries to, at the expense of the applicable Loan Party or Restricted Subsidiary, maintain insurance respecting each of each Loan Party’s and its Restricted Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Restricted Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
(b)    Borrowers shall give Agent prompt notice of (i) any loss exceeding $5,000,000 covered by the casualty or property damage insurance of any Loan Party or its Restricted Subsidiaries and (ii) any loss exceeding $25,000,000 covered by business interruption insurance of any Loan Party or its Restricted Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under such any insurance policies.
5.11    Environmental Laws. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (a) comply in all material respects with all applicable Environmental Laws, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) upon learning of any actual noncompliance with any applicable Environmental

Law, promptly undertake reasonable efforts, if any, to achieve compliance with such Environmental Law, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.12    Compliance with ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and other applicable federal, state, provincial, territorial or foreign law; (b) cause each applicable Pension Plan intended to be qualified under Section 401 of the IRC to be so qualified; (c) make all required contributions to any Pension Plan when due; (d) not knowingly engage in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or violation of the fiduciary responsibility rules under Title I of ERISA with respect to any Plan; (e) not engage in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, and (f) ensure that no Pension Plan has an Unfunded Pension Liability.
5.13    Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, promptly execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible) (other than any Excluded Property), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed fifteen (15) Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents to create, perfect, and continue perfected Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible) (other than any Excluded Property), or in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of its Subsidiaries (in each case, other than with respect to any Excluded Property). Notwithstanding anything to the contrary contained herein (including Section 5.14 hereof and this Section 5.13) or in any other Loan Document, Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and background checks for such Subsidiary, the results of which shall be satisfactory to Agent.
5.14    Additional Obligors. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Restricted Subsidiary, acquires any direct or indirect Restricted Subsidiary after the Closing Date, or at any time when any Restricted Subsidiary ceases to be an Excluded Subsidiary or any direct or indirect Restricted Subsidiary of a Loan Party that previously was an Immaterial Subsidiary becomes a Material Subsidiary, within sixty (60) days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Restricted Subsidiary is an Excluded Subsidiary, cause such new Restricted Subsidiary (i) if such Restricted Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Restricted Subsidiary or such existing Restricted Subsidiary that ceases to be an Excluded Subsidiary or such existing Immaterial Subsidiary that becomes a Material Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging (to the extent not excluded or excused by the Loan Documents) all of the Equity Interests of such Restricted Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary) and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and, upon Agent’s reasonable request, one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued by any Loan Party or any Restricted Subsidiary pursuant to this Section 5.14 shall constitute a Loan Document.
5.15    Cash Management and Credit Card Arrangements; Chattel Paper.
(a)    Except as otherwise agreed by Agent, each Loan Party shall deliver to Agent Credit Card Notifications which have been executed on behalf of such Loan Party and delivered to each of such Loan Party’s Credit Card Processors; provided that unless consented to in writing by Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 4.21(b) unless contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to Agent.
(b)    Subject to Section 3.6, each Loan Party shall establish and maintain, at its expense, Deposit Accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 5.15(b) and, subject to Section 5.15(g) below, such other banks as such Loan Party may hereafter select (such other banks, together with the banks set forth on Schedule 5.15(b), collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”). In accordance with Section 3.6, each Loan Party shall deliver, or cause to be delivered to Agent, a Control Agreement with respect to each of its Deposit Accounts duly authorized, executed and delivered by and among each Cash Management Bank where a Deposit Account is maintained, the applicable Loan Party and Agent, and with respect to each of its Securities Accounts and commodities accounts duly authorized executed and delivered by and among each applicable securities intermediary or commodities intermediary, the applicable Loan Party and Agent; provided, that the Loan Parties shall not be required to deliver a Control Agreement as to any Deposit Account, Securities Account or commodities account that is an Excluded Account; provided further that with respect to any deposit, securities, commodity or similar account acquired by any Loan Party in a Permitted Acquisition or Permitted Investment after the Closing Date or maintained by a Person that becomes a Loan Party after the Closing Date, the applicable Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than Excluded Accounts) within ninety (90) days (or such longer period as Agent may agree) following such acquisition or designation as a Loan Party.
(c)    Each Credit Card Notification and each Control Agreement shall provide, among other things, that upon the instruction of Agent (an “Activation Notice”), the Credit Card Processor, Cash Management Bank, securities intermediary or commodities intermediary (as applicable) will transfer each day by wire transfer or other electronic funds transfer all funds in such account to Agent’s Account; provided, that, Agent will not issue an Activation Notice except at such time as a Cash Dominion Period has occurred and is continuing. Each Loan Party agrees that it will not cause any credit card proceeds subject to any then effective Credit Card Notification or any proceeds of any Deposit Account to be otherwise redirected.
(d)    All amounts received in the Agent’s Account in accordance with Section 5.15(c) shall be distributed and applied in accordance with Section 2.4(b) on a daily basis, with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the applicable Loan Party.
(e)    Each Loan Party shall direct all Account Debtors or other obligors in respect of any amounts payable to any Loan Party to make payment of all such amounts to a Collection Account and otherwise take all reasonable actions to cause such payments to be made to the applicable Collection Account. In addition, each Loan Party shall deposit, or cause to be deposited, any Collections or other amounts that it receives to a Collection Account or, to the extent not prohibited by this Agreement or any of the other Loan Documents, an Excluded Account. In the event that, notwithstanding the provisions of this Section 5.15, any Loan Party has dominion and control of any proceeds or collections required to be transferred to a Collection Account, such proceeds and collections shall be held in trust by such Loan Party for the benefit of Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Collection Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by Agent.
(f)    In the event that Agent has sent an Activation Notice, at any time after a Cash Dominion Period has ceased to exist in accordance with the definition of such term, Agent will promptly send a notice to rescind the Activation Notice.
(g)    The Loan Parties may open additional Deposit Accounts, Securities Accounts and commodities accounts and shall, within ten (10) Business Days (or such shorter period as Agent may agree) of any such addition (other than in the case of an Excluded Account) provide written notice thereof to Agent; provided, that, within thirty (30) days (or such longer period as Agent may agree) after the opening of such Deposit Account, Securities Account or commodities account, the applicable Loan Party shall enter into, and shall cause the applicable Cash Management Bank, securities intermediary or commodities intermediary to enter into, a Control Agreement with respect thereto (provided that, at any time prior to such Deposit Account, Securities Account or commodities account, as applicable, becoming subject to a Control Agreement, the Loan Parties shall not permit any such Deposit Account, Securities Account or commodities account to contain a balance of $1,000,000 or more individually.
(h)    Subject to Sections 3.6 and 5.15(b), each Loan Party shall obtain an authenticated Control Agreement from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party, or maintaining a Securities Account for such Loan Party and with respect to any other investment property and from and after the dates on which such Control Agreements are required to be delivered in accordance with the terms hereof; provided, that, the Loan Parties shall not be required to deliver a Control Agreement with respect to any Excluded Account.
(i)    In the case of Accounts which arise from the lease or rental of Equipment Inventory and are evidenced by Chattel Paper, each Loan Party shall maintain collateral security arrangements with respect thereto that are satisfactory to Agent in its Permitted Discretion. In furtherance of the foregoing, to extent requested by Agent in its Permitted Discretion (within a commercially reasonable time period, not to exceed sixty (60) days following such request (or such longer period as may be agreed by Agent in its Permitted Discretion)), the Loan Parties shall take such actions as may be necessary to, (i) with respect to tangible Chattel Paper, cause notice (reasonably acceptable to Agent) of Agent’s Lien to be stamped on each copy of such Chattel Paper and, if requested by Agent, deliver physical possession thereof to Agent,

(ii) with respect to any electronic Chattel Paper which is maintained outside the Electronic Lease Platform (if any), cause the Agent’s Lien thereon to be perfected by control, and (iii) with respect to Chattel Paper maintained on the Electronic Lease Platform, cause notice (reasonably acceptable to Agent) of Agent’s Lien to be stamped or imprinted on each electronic record thereof.
5.16    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.17    Lender Meetings/Calls. Upon the request of Agent or the Required Lenders and upon reasonable prior written notice, Parent Borrower will participate in a meeting of Agent and Lenders once during each Fiscal Year prior to the IPO Date (which meeting will be held by telephone and/or teleconference at such time as may be mutually agreed by Parent Borrower and Agent).
5.18    Location of Inventory and Equipment. Each Loan Party will keep its Inventory and Rolling Stock only (i) at a location leased or owned by any Loan Party within the continental United States, including the locations identified on Schedule 5.18 to this Agreement, (ii) in the case of Equipment Inventory and Rolling Stock, in the possession of a repairman or mechanic in the ordinary course of business, (iii) in the case of Rolling Stock, in the possession of an employee who is using such Rolling Stock in the ordinary course of business, (iv) in the case of Equipment Inventory, in the possession of a lessee in the ordinary course of business, or (v) in the case of Equipment Inventory and Rolling Stock, in transit to or from the foregoing locations; provided that, in each such case, if the aggregate Net Book Value of Tangible Borrowing Base Assets held at any location of any Loan Party not identified on Schedule 5.18 exceeds $500,000, Parent Borrower shall provide written notice to Agent thereof within sixty (60) days by noting such location on the Borrowing Base Certificate then-required to be delivered pursuant to Section 5.2(a) (it being understood that such Tangible Borrowing Base Assets may not be included in the calculation of the Borrowing Base until delivery of a Borrowing Base Certificate noting the location of such Tangible Borrowing Base Assets). To the extent (x) not previously delivered in connection with reporting provided pursuant to Section 5.2 or (y) such information is not available to Agent through reasonably satisfactory access to the Collateral Monitoring Platform or another platform reasonably satisfactory to Agent, Parent Borrower shall provide to Agent from time to time upon Agent’s reasonable request a reasonably detailed listing of (A) all Equipment Inventory on lease to third parties, (B) all Equipment Inventory and Rolling Stock in the possession of any bailee, warehouseman, or similar party, and (C) all Equipment Inventory and Rolling Stock in the possession of any repairman or mechanic (but only if, in Parent’s good faith determination, such Equipment Inventory or Rolling Stock is likely to be located with such repairman or mechanic for more than fifteen (15) days), including, in each case, the address or location at which such Equipment Inventory or Rolling Stock is located, and use commercially reasonable efforts to include in such listing the name of the bailee, warehouseman, similar party, repairman or mechanic, employee, or lessee, as applicable, the nature of such Person’s possession of such Equipment Inventory or Rolling Stock, the address or location of each such Person, and a description of such Equipment Inventory or Rolling Stock. Each Loan Party will use commercially reasonable efforts to obtain Collateral Access Agreements for (1) each of the locations where the Loan Parties’ books and records are located (without regard to whether such location is located in a Landlord Lien State), (2) each of the locations leased by a Loan Party and identified on Schedule 7 to the Guaranty and Security Agreement or Schedule 5.18 to this Agreement or notified to Agent pursuant to this Section 5.18 at which the Net Book Value of Tangible Borrowing Base Assets is greater than $2,000,000 and which is located in a Landlord Lien State, and (3) each bailee, warehouseman, or similar party which is in possession of Tangible Borrowing Base Assets having an aggregate Net Book Value of greater than $2,000,000; provided that the foregoing shall not limit the ability of Agent to implement Reserves (including Landlord Reserves) in its Permitted Discretion in accordance with Section 2.1(c) with respect to any location with, or any bailee, warehouseman or similar party with possession of, Tangible Borrowing Base Assets less than such amounts or located in a jurisdiction that is not a Landlord Lien State.
5.19    Collateral Monitoring Platform. Parent Borrower shall maintain the Collateral Monitoring Platform with a level of standards, practices and functionality as least as high as those maintained by Parent Borrower on the Closing Date. Parent Borrower shall provide to Agent and its agents and designees, field examiners, collateral monitoring service providers, appraisers, and other advisors continuous access to the Collateral Monitoring Platform as and when reasonably required by Agent. Such access shall include date and information on the real-time location (subject to restrictions imposed by applicable Law), and maintenance history (including, following Agent’s reasonable request therefor, Sentry Keypad access codes and such other access applicable codes) with respect to of all Equipment Inventory (subject to the provisos to the definition of Eligible Newly Purchased Rental Equipment Inventory) and all Rolling Stock, in each case, to the extent constituting Collateral, in a manner reasonably acceptable to Agent and in a form at least as comprehensive as that in effect on the Closing Date. Parent Borrower shall permit Agent and its agents and designees, field examiners, collateral monitoring service providers, appraisers, and other advisors to conduct field examinations, collateral monitoring services, appraisals, valuations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from the Collateral Monitoring Platform. Grantors hereby irrevocably authorizes and grants to Agent and its agents and designees, field examiners, collateral monitoring service providers, appraisers, and other advisors a continuous use and access right (without the payment of any fees or other amounts) to the Collateral Monitoring Platform, subject to periodic downtimes necessitated by system repairs, maintenance and updates. Parent Borrower shall, and shall instruct and authorize its respective agents, advisors, professionals and employees to, reasonably cooperate with Agent and its agents and designees, field examiners, collateral monitoring service providers, appraisers, and other advisors with respect to any matters relating to the Collateral Monitoring Platform.
6.    NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:
6.1    Indebtedness. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except as follows (collectively, “Permitted Indebtedness”):
(a)    Indebtedness in respect of the Obligations (other than Bank Product Obligations);
(b)    Indebtedness described on Schedule 6.1 and any Refinancing Indebtedness in respect thereof;
(c)    Indebtedness of any Loan Party or any Restricted Subsidiary under Floor Plan Financings or for Capital Lease Obligations or Purchase Money Obligations; provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred under this clause (c) and then outstanding does not exceed the greater of (x) $375,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period;
(d)    Indebtedness of any Loan Party or any Restricted Subsidiary incurred in respect of (i) performance bonds, completion guarantees, surety bonds, banker’s acceptances or other similar bonds,

instruments or obligations, in each case in the ordinary course of business, and (ii) obligations under Hedge Agreements entered into for bona fide hedging purposes of any Loan Party and not for speculative purposes;
(e)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services (including, for the avoidance of doubt, any Bank Product Obligations);
(f)    Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of any Loan Party or any Restricted Subsidiary;
(g)    Indebtedness of any Loan Party to another Loan Party;
(h)    Indebtedness of (i) any Subsidiary which is not a Loan Party to another Subsidiary which is not a Loan Party, (ii) any Subsidiary which is not a Loan Party to any Loan Party (provided that the aggregate amount of Indebtedness incurred under this clause (h)(ii), when taken together with the aggregate amount of Investments made under clause (c)(iii) of the definition of Permitted Investments (as reduced by any return of capital in respect of any such Investment), shall not exceed the greater of (x) $75,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period in the aggregate outstanding at any time), or (iii) any Subsidiary that is not a Loan Party to any Loan Party so long as the Payment Conditions shall have been satisfied immediately before and immediately after giving effect to the incurrence of such Indebtedness;
(i)    Indebtedness of any Loan Party or any Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary arising pursuant to Permitted Investments and other Permitted Intercompany Activities; provided that, in the case of Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party, so long as such Indebtedness is unsecured or subject to the Intercompany Subordination Agreement;
(j)    (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;
(k)    unsecured Indebtedness arising from agreements of any Loan Party or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition of any business, assets or Subsidiary permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing the acquisition thereof;
(l)    Indebtedness of any Loan Party or any of its Restricted Subsidiaries in respect of Sale Leasebacks permitted under Section 6.5;
(m)    Guarantees by any Loan Party or any Restricted Subsidiary of Indebtedness permitted to be incurred by a Loan Party or any Restricted Subsidiary hereunder; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with any of the Obligations, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(n)    Guarantees or other Indebtedness in respect of Indebtedness of (i) a Person in which a Loan Party has a minority interest or (ii) joint ventures or similar arrangements; provided that at the time of incurrence of any Indebtedness pursuant to this clause (n), the aggregate principal amount of all Guarantees and other Indebtedness incurred under this clause (n) and then outstanding does not exceed the greater of (x) $125,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period;
(o)    Subordinated Indebtedness; provided that both immediately before and on a Pro Forma Basis immediately after the incurrence of such Indebtedness, Borrowers are in compliance with the financial covenant set forth in Section 7 (regardless of whether a Covenant Testing Period is in effect or such covenant is otherwise effective);
(p)    Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of Parent Borrower and its Subsidiaries incurred in the ordinary course of business;
(q)    Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;
(r)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(s)    Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(t)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(u)    Management Guarantees not exceeding $25,000,000 in the aggregate outstanding at any time;
(v)    [reserved];
(w)    Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that (i) such Indebtedness is not guaranteed by any Loan Party, (ii) the holder of such Indebtedness does not have, directly or indirectly, any recourse to any Loan Party, whether by reason of representations or warranties, agreement of the parties, operation of law or otherwise, (iii) such Indebtedness is not secured by any assets other than assets of such Restricted Subsidiary, and (iv) the aggregate principal amount of such Indebtedness, when taken together with the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred under clause (x)(i)(A) or (B) below, outstanding at any time shall not exceed the greater of (x) $250,000,000 and (y) 35% of Consolidated EBITDA for the Test Period most recently ended;
(x)    (i) Indebtedness of any Loan Party or any Restricted Subsidiary, in addition to that described in clauses (a) through (w) above; provided that as of the date of incurring such Indebtedness and after giving effect thereto (or, at Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso):

(A)    in the case of unsecured Indebtedness or Indebtedness secured by assets not constituting Collateral, the Interest Coverage Ratio shall be at least 2.00 to 1.00 (but in the case of Indebtedness of a Restricted Subsidiary that is not a Loan Party, subject to the limit set forth in Section 6.1(w) above);
(B)    in the case of Indebtedness secured by the Collateral, the Secured Leverage Ratio shall be equal to or less than 4:00 to 1.00 (but in the case of Indebtedness of a Restricted Subsidiary that is not a Loan Party, subject to the limit set forth in Section 6.1(w) above); provided that for purposes of calculating the Secured Leverage Ratio under this clause (B) for purposes of determining whether such Indebtedness may be incurred, any cash proceeds of such Indebtedness then being incurred shall not be netted from the numerator in the determination of the Secured Leverage Ratio; or
(C)    the aggregate principal amount of such Indebtedness does not exceed at any time the greater of (x) $250,000,000 and (y) 35% of Consolidated EBITDA for the Test Period most recently ended; and
(ii)    any Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (x);
provided that with respect to any Indebtedness incurred pursuant to this clause (x), (1) the maturity date of any such Indebtedness shall be no earlier than the Latest Maturity Date and (2) such Indebtedness shall be unsecured or if secured, any Lien on any Collateral securing such Indebtedness shall be junior and subordinate to the Agent’s Liens pursuant to an Acceptable Intercreditor Agreement (it being understood that the proceeds of any of the foregoing Indebtedness may be deposited in an escrow account secured pursuant to Section 6.2(hh) pending the application of such proceeds to a Permitted Acquisition or other Investment permitted hereunder or any discharge, redemption, defeasance or refinancing);
(y)    so long as the same is subject to an Acceptable Intercreditor Agreement, (i) (A) Second Lien Notes Obligations in an aggregate principal amount not to exceed $2,100,000,000 and (B) Additional Permitted Junior Lien Indebtedness in an aggregate principal amount not to exceed $600,000,000, and (ii) any Refinancing Indebtedness in respect of the foregoing;
(z)    Indebtedness of Parent Borrower or any of its Restricted Subsidiaries incurred in respect of one or more letters of credit issued in the ordinary course of business to support the insurance obligations of the Insurance Subsidiaries in an aggregate outstanding face amount not to exceed $50,000,000 at any time subject to, (i) in the case of any such letter of credit issued to support the insurance obligations of any Insurance Restricted Subsidiary, the requirements of clause (c) in the definition of Permitted Investments, and (ii) the case of any such letter of credit issued to support the insurance obligations of any Insurance Unrestricted Subsidiary, to the requirements of clause (d) in the definition of Permitted Investments (including the Insurance Unrestricted Subsidiary Investment Basket);
(aa)    Indebtedness of Foreign Subsidiaries incurred to finance the working capital of such Foreign Subsidiaries; and
(bb)    Indebtedness in connection with any Missouri Law Chapter 100 Transaction and any other Economic Development Transactions.
For purposes of determining compliance with, and the outstanding principal amount of Indebtedness (including Guarantees) incurred pursuant to and in compliance with, this Section 6.1, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in this Section 6.1, Administrative Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or a combination of the clauses of this Section 6.1; provided that (A) all Indebtedness under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 6.1 and (B) all Second Lien Notes Obligations and all Additional Permitted Junior Lien Indebtedness will be deemed to have been incurred in reliance only on the exception in clause (y) of this Section 6.1, (ii) if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP and (iv) the principal amount of Indebtedness outstanding under any clause of Section 6.1 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
6.2    Liens. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens existing on, or provided for under written arrangements existing on, the Closing Date and described on Schedule 6.2 or securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness and has the same priority relative to the Agent’s Lien as Indebtedness being refinanced;
(c)    Liens in favor of a Loan Party or a Restricted Subsidiary;
(d)    Liens on and pledges of the assets or Equity Interests of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary and Liens on the Equity Interests or assets of Foreign Subsidiaries securing Indebtedness permitted under Section 6.1(aa);
(e)    Liens for taxes that are not delinquent, or statutory Liens for taxes, the nonpayment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent Borrower and its Restricted Subsidiaries, or which are the subject of a Permitted Protest;
(f)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Persons and other Liens imposed by law incurred in the ordinary course of business and not in connection with the borrowing of money, in each case, for sums not yet delinquent for a period of more than sixty (60) days or which are the subject of a Permitted Protest;

(g)    Liens incurred on, or deposits or pledges of, cash or Cash Equivalents made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar laws, or to secure the performance of bids, tenders, contracts, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government or other contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money);
(h)    (i) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on Real Property over which Parent Borrower or any Restricted Subsidiary has easement rights or on any leased real property and subordination or similar agreements relating thereto, in each case, not interfering in the aggregate in any material respect with the ordinary conduct of the business of Parent Borrower or any Restricted Subsidiary; and (ii) any condemnation or eminent domain proceedings affecting any Real Property;
(i)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,
(j)    easements, rights-of-way, zoning restrictions, utility agreements, covenants, restrictions and other similar charges, encumbrances or title defects or leases or subleases granted to others, in respect of Real Property not interfering in the aggregate in any material respect with the ordinary conduct of the business of Parent Borrower or any Restricted Subsidiary;
(k)    Liens securing the Indebtedness permitted by Section 6.1(w); provided that with respect to any Liens under this clause (l), such Liens on any Collateral shall be junior and subordinate in priority to the Agent’s Liens and shall be subject to the terms of an Acceptable Intercreditor Agreement;
(l)    Liens securing Indebtedness incurred pursuant to Section 6.1(c); provided that (i) any such Lien may not extend to any other property owned by Parent Borrower or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto) and (ii) in the case of any such Indebtedness incurred by any Loan Party, any such Lien may not extend to (i) any chattel paper (whether electronic or tangible) of Parent Borrower or any of its Affiliates, (ii) any accounts, instruments, promissory notes, documents, leases, contracts (including rental contracts), agreements or general intangibles of Parent Borrower or any of its Affiliates arising from or related to the rental of any Equipment Inventory of Parent Borrower or any of its Affiliates by or on behalf of Parent Borrower or any of its Affiliates to their respective customers, (iii) any proceeds of the foregoing clauses (i) and/or (ii), and (iv) any removable attachments, any removable additions associated with the Collateral Monitoring Platform (including T3 devices), any intellectual property rights, data and software associated with the Collateral Monitoring Platform and any proceeds of any of the foregoing;
(m)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(n)    Liens securing Refinancing Indebtedness to the extent such Liens are permitted in the definition of “Refinancing Indebtedness”,
(o)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of any Loan Party or Restricted Subsidiary, including rights of offset and setoff;

(p)    Liens securing obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(q)    customary Liens on assets of an OWN Special Purpose Vehicle arising in connection with an OWN Program Securitization Transaction;
(r)    (i) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement (other than in respect of Intellectual Property) in the ordinary course of business and not prohibited by this Agreement, and (ii) non-exclusive licenses of patents, trademarks, copyrights and other Intellectual Property rights in the ordinary course of business;
(s)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(t)    Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;
(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(v)    any encumbrance or restriction (including put and call agreements or buy/sell arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement not prohibited by this Agreement;
(w)    Liens on insurance proceeds (other than proceeds of insurance with respect to any item of Collateral included in Borrowing Base) and unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;
(x)    Lien on cash collateral securing Indebtedness permitted pursuant to Section 6.1(z) in an aggregate amount not to exceed 105% of the aggregate face amount of such Indebtedness;
(y)    Liens on Real Property comprising rental and other locations used by Parent Borrower and its Restricted Subsidiaries in the ordinary course of business which are under construction (including equipment, fixtures and other assets located on such Real Property, but excluding any Accounts, Equipment Inventory, Rolling Stock or Parts and Tools Inventory) in favor of the relevant contractor or developer or arising from progress or partial payments by a third party relating to such Real Property (or equipment, fixtures and other assets located on such Real Property);
(z)    Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;
(aa)    Liens upon Real Property to the extent permitted under Section 6.15;
(bb)    Liens (i) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods of Parent Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) that are contractual rights of setoff, (iii) relating to purchase orders and other agreements entered into with customers or suppliers of Parent Borrower or any Restricted Subsidiary in the ordinary course of business, to the extent not securing Indebtedness under Section 6.1(c) or Section 6.1(g), (iv) in favor of a banking institution encumbering deposits (including the right of setoff) held by such banking institution incurred in the ordinary course of business or which are within the general parameters customary in the banking industry, or (v) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;
(cc)    Liens arising from precautionary UCC financing statements or similar filings regarding operating leases or the bailment or consignment of goods to any Loan Party or any Restricted Subsidiary or with respect to OWN Program Equipment Inventory in connection with OWN Program transactions permitted under this Agreement;
(dd)    Liens existing on assets or properties at the time of the acquisition thereof by Parent Borrower or any Restricted Subsidiary which do not (x) materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto and (y) extend to or cover any assets or properties of Parent Borrower or such Restricted Subsidiary other than such acquired assets or properties;
(ee)    Liens on any Like-Kind Exchange Account and any Replacement Property that is acquired in a Like-Kind Exchange, in each case granted pursuant to and in connection with a Like-Kind Exchange in favor of any applicable Qualified Intermediary to facilitate such Like-Kind Exchange;
(ff)    Liens securing Indebtedness of any Restricted Subsidiary that is not a Loan Party pursuant to Section 6.1(x);
(gg)    Liens incurred by Parent Borrower or Restricted Subsidiary securing Indebtedness incurred in compliance with Section 6.1; provided that (A) either (1) on the date of the incurrence of such Indebtedness after giving effect to such incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this Section 6.2(gg)), the Secured Leverage Ratio shall not exceed 4.00 to 1.00, or (2) the aggregate outstanding principal amount of all secured Indebtedness subject to a Lien under this Section 6.2(gg) for the Loan Parties and Restricted Subsidiaries shall not to exceed at any time the greater of (x) $250,000,000 and (y) 35% of Consolidated EBITDA for the Test Period most recently ended, (B) no Default or Event of Default shall have occurred and be continuing, and (C) to the extent such Liens are on any Collateral, such Liens shall be junior and subordinate to the Agent’s Liens on such Collateral pursuant to an Acceptable Intercreditor Agreement and Agent shall have received an Acceptable Intercreditor Agreement duly authorized, executed and delivered by the applicable Loan Parties and the holder or holders of such Lien;
(hh)    Liens on the proceeds of Indebtedness or other amounts held in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to a Permitted Acquisition or other Investment permitted hereunder or any discharge, redemption, defeasance or refinancing;
(ii)    Liens on Subject Property in respect of any Missouri Law Chapter 100 Transaction or on Subject EDT Property in respect of any other Economic Development Transactions; and
(jj)    Liens securing Indebtedness pursuant to Section 6.1(y); provided that such Liens shall rank junior in priority to the Liens on the Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement and shall otherwise be subject at all times to the terms and conditions of an Acceptable Intercreditor Agreement.

For purposes of determining compliance with this Section 6.1, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above, Administrative Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
6.3    Restricted Payments; Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) directly or indirectly, declare or make, or incur any liability to make, any Restricted Payments, other than Permitted Restricted Payments, or (b) make any Investment, except Permitted Investments.
6.4    Fundamental Changes. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, merge, consolidate, amalgamate or consummate any similar combination with, or consummate any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:
(a)    (i) any Loan Party or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any other Loan Party; provided, that (A) if Parent Borrower is involved in such merger, consolidation or amalgamation, the continuing or surviving Person shall be (I) Parent Borrower or (II) a Person organized or existing under the laws of the United States, any state thereof, or the District of Columbia, and such Person expressly assumes all of the obligations of Parent Borrower under this Agreement and the other Loan Documents pursuant to a supplement or joinder to the Loan Documents in form and substance reasonably satisfactory to Agent, (B) in the case of such a merger, consolidation or amalgamation involving a Loan Party, the continuing or surviving Person shall be a Loan Party and (except to the extent such continuing or surviving Person is Parent Borrower) a Wholly-Owned Subsidiary of Parent Borrower (and, to the extent such continuing or surviving Person was not a Loan Party prior to such merger, consolidation or amalgamation, it shall expressly assume all obligations as a Loan Party under the Loan Documents pursuant to documentation reasonably satisfactory to Agent), and (C) in the case of such a merger, consolidation or amalgamation involving a Restricted Subsidiary (other than a Loan Party), the continuing or surviving Person shall be a Restricted Subsidiary and (except to the extent such continuing or surviving Person is Parent Borrower) a Wholly-Owned Subsidiary of Parent Borrower;
(b)    any Loan Party or any Restricted Subsidiary of a Loan Party (in either case, other than Parent Borrower) may be liquidated, wound up or dissolved (provided that all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Restricted Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to its direct parent Loan Party (provided that the consideration for any such disposition shall not exceed the fair market value of such assets);
(c)    any Restricted Subsidiary that is not a Loan Party may be merged or amalgamated with or into any other Restricted Subsidiary that is not a Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Restricted Subsidiary that is not a Loan Party; and
(d)    any Excluded Subsidiary may be liquidated, wound up or dissolved.
6.5    Asset Dispositions. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Asset Disposition except:

(a)    sales, transfers or other dispositions of inventory (including Equipment Inventory) to equipment manufacturers or through retail channels and locations, in each case in the ordinary course of business;
(b)    sales of inventory (other than through retail channels and locations), equipment, damaged, obsolete or worn out assets, and scrap, in each case disposed of in the ordinary course of business (for the avoidance of doubt, no transaction (or series of related transactions) involving the sale of inventory and/or equipment that, prior to the consummation of such sale(s), was included in the determination of the Borrowing Base shall be considered to have occurred in the ordinary course of business under this subclause (b) if the aggregate Net Book Value (or, if the Net Book Value is not available at the time of such disposition, the Fair Market Value) of such equipment and/or inventory being sold in such transaction (or series of related transactions) exceeds $40,000,000); provided, that with respect to any sale, transfer or other disposition of assets included in the Borrowing Base, no Overadvance or Event of Default shall exist or would result therefrom;
(c)    sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than the greater of (i) $150,000,000 and (ii) 20% of Consolidated EBITDA for the Test Period most recently ended;
(d)    the lease, license, sublicense or sublease of any real or personal property (other than Intellectual Property) in the ordinary course of business;
(e)    a disposition that constitutes a Permitted Restricted Payment or a Permitted Investment;
(f)    Like-Kind Exchanges in the ordinary course of business;
(g)    any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or agreement, or necessary or advisable (as determined by Parent Borrower in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;
(h)    dispositions of Investments in cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business;
(i)    any disposition of Equity Interests or other securities of an Unrestricted Subsidiary;
(j)    the unwinding of any Hedge Agreement;
(k)    the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations (other than any such receivables or similar obligations included in the calculation of the Borrowing Base) in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(l)    a disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Loan Party or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquires its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(m)    (A) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries (other than any Material Intellectual Property) to the extent not economically desirable in the conduct of its business, or (B) the abandonment of patents, trademarks, copyrights, or other intellectual property rights (other than any Material Intellectual Property) in the ordinary course of business so long as (in each case under clauses (A) and (B)), (x) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (y) such lapse is not materially adverse to the interests of the Lender Group,
(n)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights (x) in the ordinary course of business or otherwise consistent with past practice or (y) not interfering in any material respect with the conduct of the business of Parent Borrower and the Restricted Subsidiaries taken as a whole or with the exercise of Agent’s rights and remedies with respect to the Collateral;
(o)    (i) the transfer by any Loan Party of any of its assets to any other Loan Party, (ii) the transfer by any Restricted Subsidiary that is not a Loan Party of any of its assets to any Loan Party (provided, that such transfer is made in compliance with Section 6.9), (iii) the transfer by any Restricted Subsidiary that is not a Loan Party of any of its assets to any other Restricted Subsidiary that is not a Loan Party, (iv) the transfer by any Loan Party of any of its assets to a Restricted Subsidiary that is not a Loan Party so long as such transfer is a Permitted Investment, and (v) any other Permitted Intercompany Activities;
(p)    (i) in connection with any Missouri Law Chapter 100 Transaction, a Sale Leaseback by the applicable Transaction Party of the applicable Subject Property to the applicable Municipality and (ii) other dispositions in connection with any Economic Development Transactions;
(q)    Permitted Sale Leasebacks;
(r)    Asset Dispositions of any Non-Core Business; provided that both before and after giving pro forma effect to any such Asset Disposition, no Event of Default shall have occurred and be continuing and no Overadvance shall exist;
(s)    sales or other dispositions of assets (excluding any Accounts or any Material IP Related Assets) not otherwise permitted in clauses (a) through (r) above, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Restricted Subsidiary receives at least the Fair Market Value of the assets so disposed as reasonably determined by Parent Borrower, (iii) the consideration received by the applicable Loan Party or its Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition; provided that any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate Fair Market Value as determined by Parent Borrower in good faith, taken with all other Designated Non-Cash Consideration received pursuant to this clause (s), not in excess of the greater of $150,000,000 and 20% of Consolidated EBITDA for most recently ended Test Period at the time of receipt of such Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (iv) the Payment Conditions shall be satisfied;
(t)    [reserved];
(u)    the making of Permitted Investments and Permitted Restricted Payments;

(v)    cancellations of intercompany Indebtedness among Parent Borrower and Loan Parties or among Subsidiaries that are not Loan Parties;
(w)    the sale, lease, sub-lease, assignment, conveyance, transfer, license, exchange or other disposition of Equipment (other than Eligible Rental Equipment Inventory, Eligible Newly Purchased Rental Equipment Inventory, Eligible Non-Rental Rolling Stock Inventory, Eligible Newly Purchased Non-Rental Rolling Stock Inventory, Eligible New Dealership Inventory Held for Sale, and Eligible Parts and Tools Inventory) or Real Property, in each case, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral; and
(x)    any OWN Program Transfer; provided that (A) the OWN Program Transfer Requirements are satisfied with respect to such OWN Program Transfer, (B) the properties or assets of any Loan Party sold, issued, conveyed, transferred, leased or otherwise disposed of in connection with such OWN Program Transfer shall consist solely of OWN Program Equipment Inventory, all rights in respect of product warranties and insurance policies relating to such OWN Program Equipment Inventory, all manufacturer manuals relating to such OWN Program Equipment Inventory (whether in respect of the operation or maintenance thereof or otherwise) and all service, maintenance, repair and warranty claim records and reports relating to such OWN Program Equipment Inventory, and (C) Parent Borrower and its Restricted Subsidiaries shall not select properties or assets for disposition in connection with such OWN Program Transfer in a manner so as to, and with the intention of, adversely affect Agent’s or the Lenders’ interests hereunder (including Agent’s Lien on the Collateral) (it being understood that the selection of properties or assets for disposition in connection with any OWN Program Transfer in a manner substantially consistent in terms of property and asset selection for similar transfers made by Parent Borrower and its Restricted Subsidiaries prior to the Closing Date in connection with the OWN Program shall be deemed to not have been conducted in a manner so as to, and with the intention of, adversely affect Agent’s or the Lenders’ interests hereunder);
provided, that, in the case of each of the foregoing, with respect to any Asset Disposition involving assets included in the Borrowing Base, if required pursuant to Section 5.2(a) as a result of such Asset Disposition, Agent shall have received an updated Borrowing Base Certificate giving pro forma effect to such Asset Disposition.
Notwithstanding anything in this Section 6.5 or in any other Loan Document to the contrary, (x) any transfer (including, for the avoidance of doubt, by way of Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary), assignment, sale, exclusive license or other disposition any Material IP Related Asset shall be subject to the provisions of Section 6.12 and (y) any sales or other dispositions of Equipment Inventory in connection with the OWN Program shall only be permitted under clause (x) of this Section 6.5.
6.6    Nature of Business. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any change in the nature of its business from the business of the Loan Parties and their Restricted Subsidiaries conducted as of the Closing Date or acquire any material properties or assets that are not reasonably related to the conduct of such business; provided, that the foregoing shall not prevent any Loan Party and its Restricted Subsidiaries from engaging in any business that is, or acquiring any material properties or assets that are, reasonably related, incidental, complementary or ancillary to its or their business.
6.7    Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to,

(a)    prepay, redeem, purchase, defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except the payment, prepayment, redemption, purchase, defeasance or other satisfaction of (collectively, “Permitted Payments”):
(i)    the Obligations in accordance with the terms of this Agreement;
(ii)    any Indebtedness ranking pari passu with respect to the right of payment with the Obligations (other than any Indebtedness permitted by Section 6.1(y));
(iii)    any Indebtedness payable to any Loan Party;
(iv)    regularly scheduled repayments or redemptions of Permitted Indebtedness as and when due or any mandatory offers to repay, prepay, redeem or purchase Permitted Indebtedness (subject to clause (vi) below);
(v)    [reserved];
(vi)    payments on account of Subordinated Indebtedness to the extent such payment is permitted at such time under the subordination terms and conditions applicable thereto;
(vii)    any Permitted Indebtedness in connection with any Refinancing Indebtedness permitted by Section 6.1 (other than intercompany Indebtedness among Parent Borrower and its Subsidiaries);
(viii)    any Permitted Indebtedness required as a result of any sale, lease, transfer or other disposition of any property securing such Permitted Indebtedness to the extent that such security is permitted under this Agreement (and if such property constitutes Collateral, the Lien thereon securing such Permitted Indebtedness is senior to the Agent’s Lien thereon) and such payment, prepayment, redemption, purchase, defeasance or other satisfaction is permitted under the terms of any intercreditor or subordination provisions with respect thereto;
(ix)    any Indebtedness so long as at such time, (x) both before and after giving effect to any such Permitted Payment, no Specified Default has occurred and is continuing and (y) after giving pro forma effect thereto, the Payment Conditions shall have been satisfied; or
(x)    other Indebtedness; provided that (A) the aggregate amount of Permitted Payments made pursuant to this clause (x), together with the aggregate amount of all Restricted Payments made in reliance on clause (f) of the definition of “Permitted Restricted Payments”, shall not exceed the greater of (x) $75,000,000 and (y) 10% of Consolidated EBITDA for the Test Period most recently ended, and (B) at the time of any such Permitted Payment, no Event of Default shall have occurred and be continuing (or would result therefrom); or
(b)    directly or indirectly, waive, amend, modify, or change any of the terms or provisions of:
(i)    any Second Lien Notes Documents, Additional Permitted Junior Indebtedness Documents or any other Material Indebtedness Documents if such waiver, supplement, modification or amendment (A) adds any scheduled installment payments of principal, or accelerates the date on which any installment of principal or any interest is due, or adds any required principal payments, in each case, with respect to the Second Lien Notes Obligations, Additional Permitted Junior Lien

Indebtedness or the applicable Material Indebtedness; (B) increases the interest rate (including any margin, if applicable), in the case of the Second Lien Notes Obligations, in effect on the Closing Date, and in the case of Additional Permitted Junior Lien Indebtedness or any other Material Indebtedness, in effect on the date the applicable Additional Permitted Junior Lien Indebtedness or Material Indebtedness was incurred, in each case, by more than 3.00% per annum (other than (x) to the extent such interest is not payable in cash or (y) in connection with the application of the default rate, (I) in the case of the Second Lien Notes Obligations, in accordance with the terms of the Second Lien Notes Documents as in effect on the Closing Date and (II) in the case of Additional Permitted Junior Lien Indebtedness or any other Material Indebtedness, in accordance with terms substantially similar to those applicable to the Second Lien Notes Obligations under the Second Lien Notes Documents as in effect on the Closing Date); (C) increases or adds any recurring fee that is payable in cash; (D) changes any conditions, covenants, defaults or events of default thereunder that would result in restricting any Loan Party (x) from making payments of the Obligations or (y) disposing of, or reinvesting the proceeds of any part of Collateral, in each case under this clause (D), that would otherwise be permitted under Second Lien Notes Documents as of the Closing Date or Additional Permitted Junior Lien Indebtedness Documents as of the date of the applicable Additional Permitted Junior Lien Indebtedness was incurred or documents governing any other Material Indebtedness as of the date the applicable Material Indebtedness was incurred, or (E) would otherwise violate the terms of the Intercreditor Agreement;
(ii)    any of the OWN Program Securitization Agreement if such waiver, supplement, modification or amendment would result in any of the Acceptable Disclaimer Provisions ceasing to be applicable with respect to any OWN Program Securitization Transaction; or
(iii)    the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; provided that any such waivers, amendments, modifications or changes required by Law (including, without limitation, securities laws in connection with an IPO) shall be deemed to not be materially adverse to the interests of the Lenders.
6.8    Fiscal Year. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, modify or change its Fiscal Year or its method of accounting (other than as may be required to conform to GAAP or in connection with a Permitted Acquisition to the extent necessary to change the fiscal year of the acquired Subsidiary to the Fiscal Year of Parent Borrower) without the prior written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed).
6.9    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $20,000,000 during the term of this Agreement, unless such transaction is on terms that are not materially less favorable to such Loan Party or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable arm’s length transaction at such time from Persons who are not Affiliates of Parent Borrower, except that this Section 6.9 shall not prohibit:
(a)    transactions solely with or among Loan Parties and the Restricted Subsidiaries,
(b)    [reserved];
(c)    (i) any transaction with an officer or director not involving more than $1,200,000 in any one year and (ii) customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, collective bargaining agreements, compensation or employee benefit arrangements and incentive arrangements with any director, officer, employee or consultant of a Loan Party or any Restricted Subsidiary that is approved by the Board of Directors of Parent Borrower (including by the compensation committee thereof) or is entered into in the ordinary course of business; provided that with respect to making payments pursuant to or otherwise performing an indemnification and contribution agreement in favor of any Person who was, is or becomes a director, officer, agent, employee or consultant of or to Parent Borrower or any of its Subsidiaries, such payment or arrangement shall be in respect of liabilities (i) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Parent Borrower or any of its Subsidiaries, (ii) incurred to third parties for any action or failure to act of Parent Borrower or any of its Subsidiaries, predecessors or successors, (iii) arising out of the fact that any indemnitee was or is a director, officer, agent, employee or consultant of or to Parent Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee, agent or consultant of or to another corporation, partnership, joint venture, trust or enterprise or (4) to the fullest extent permitted by Texas or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Parent Borrower or any of its Subsidiaries;
(d)    Restricted Payments permitted by Section 6.3;
(e)    [reserved];
(f)    transactions pursuant to agreements in effect on the Closing Date;
(g)    transactions with customers, clients, suppliers, licensees, licensors, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the applicable Loan Party or Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by such Loan Party or Restricted Subsidiary with an unrelated person or entity, in the good faith determination of Parent Borrower’s Board of Directors or its senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(h)    [reserved];
(i)    any issuance or sale of Equity Interests (other than Disqualified Equity Interests) of Parent Borrower or any capital contribution to Parent Borrower;
(j)    [reserved];
(k)    any Permitted Intercompany Activities;
(l)    [reserved];
(m)    transactions with Affiliates in connection with the OWN Program (including OWN Program Owned Equipment Inventory Revenue Sharing Agreement); provided that such transactions are on terms that are not materially less favorable to Parent Borrower or any Restricted Subsidiary, as the case may be, that those which could have been obtained in a comparable transaction at such time in arms’ length dealings from Persons who are not Affiliates of Parent Borrower and are approved by Parent Borrower’s audit committee or another independent body of the Board of Directors of Parent Borrower; and

(n)    transactions in which Parent Borrower or a Restricted Subsidiary, as the case may be, delivers to Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that the financial terms of such transaction either (i) are fair to Parent Borrower or such Restricted Subsidiary, as applicable, from a financial point of view (or words of similar import) or (ii) are not materially less favorable to Parent Borrower or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable arm’s length transaction at such time from Persons who are not Affiliates of Parent Borrower.
6.10    Restrictive Agreements. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to enter into, incur or permit to exist any agreement or other arrangement that imposes any restriction or prohibition on (i) the ability of any Loan Party or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien in favor of Agent or the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests to any Loan Party or to make or repay loans or advances to any Loan Party or to guarantee the Obligations or any other Indebtedness of any Loan Party; provided that the foregoing shall not apply to:
(a)    this Agreement, the other Loan Documents, the Second Lien Notes Documents or any Additional Permitted Junior Lien Indebtedness Documents, and any agreement in effect on the Closing Date evidencing Indebtedness permitted under Section 6.1 with respect to Floor Plan Financings or Capital Lease Obligations or Purchase Money Obligations;
(b)    any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, which Person is acquired by or merged or consolidated with or into Parent Borrower or any Restricted Subsidiary in a transaction permitted under this Agreement, or which agreement or instrument is assumed by Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets from or other transaction with such Person permitted under this Agreement, as in existence at the time of such acquisition, merger, consolidation or transaction (except to the extent that (i) such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction or (ii) such agreement or other instrument was entered into in contemplation of such Person being acquired by or merged or consolidated with or into Parent Borrower or such Restricted Subsidiary); provided that for purposes of this clause (b), if a Person other than Parent Borrower is the surviving Person with respect thereto, any Subsidiary thereof or agreement of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such surviving Person,
(c)    any agreement (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement referred to in clause (a) or (b) above or this clause (c) (an “Initial Agreement”), or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided that the restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by Parent Borrower);
(d)    any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the lenders another Person shall also receive a Lien, which Lien is permitted by Section 6.2;
(e)    any agreement relating to any Indebtedness incurred after the Closing Date as permitted by Section 6.1, if the restrictions thereunder taken as a whole are consistent with prevailing market practice for similar Indebtedness or other agreements and do not materially impair the ability of the Loan Parties to create and maintain the Liens on the Collateral securing the Obligations pursuant to Section 5.13 or 5.14 or any other applicable provision of the Loan Documents as and to the extent contemplated thereby, ;
(f)    any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Section 6.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 6.10);
(g)    any agreement for the direct or indirect disposition of Equity Interests of any Person, property or assets, imposing customary restrictions with respect to such Person, Equity Interests, property or assets pending the closing of such disposition; provided that such restriction applies only to the property or assets subject to such disposition and such disposition is permitted under this Agreement;
(h)    (i) any agreement that restricts in a customary manner (as determined in good faith by Parent Borrower) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any customary restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Parent Borrower or any Restricted Subsidiary; provided that such restriction applies only to the property or assets subject to such transfer or agreement and such transfer is permitted under this Agreement, (iii) mortgages, pledges or other security agreements permitted under this Agreement to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions (as determined in good faith by Parent Borrower) that impose restrictions with respect to the property or assets so acquired, (v) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, net worth or inventory, (vi) customary provisions (as determined in good faith by Parent Borrower) contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (vii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of Parent Borrower or any Restricted Subsidiary in any manner material to Parent Borrower or such Restricted Subsidiary and do not materially impair the ability of the Loan Parties to create and maintain the Liens on the Collateral securing the Obligations pursuant to Section 5.13 or 5.14 or any other applicable provision of the Loan Documents as and to the extent contemplated thereby, (ix) obligations under Hedge Agreements or (x) Bank Products Obligations;
(i)    restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over Parent Borrower and its Restricted Subsidiaries; and
(j)    any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (j)).
6.11    Use of Proceeds. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Closing Date Notice of Borrowing, and (b) thereafter, consistent with the terms and conditions hereof, for working capital and general corporate purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
6.12    Material Intellectual Property and Material IP Related Assets. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) no Subsidiary of Parent Borrower that owns or has an exclusive license to any Material IP Related Assets may be designated as an Unrestricted Subsidiary or otherwise constitute an Excluded Subsidiary (except any Subsidiary that is acquired in an Investment otherwise permitted hereunder that constitutes an Excluded Subsidiary under such clauses as of the time of such Investment), and (b) no Material IP Related Assets may be transferred from or contributed by Parent Borrower or any Restricted Subsidiary (whether by Asset Disposition, Investment, distribution, dividend or otherwise) to, or exclusively licensed by (i) an Unrestricted Subsidiary, or (ii) any Subsidiary of a Loan Party that is not also a Loan Party, or solely in the case of transfers or contributions by a Restricted Subsidiary that is not a Loan Party, any Subsidiary that is not also a Restricted Subsidiary, or (iii) any other Person that is an Affiliate of a Loan Party that is not also a Loan Party.
6.13    Designation of Subsidiaries.
(a)    Subject to Section 6.13(b) below, Parent Borrower may at any time designate (by written notice to Agent) any Restricted Subsidiary (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary that is a Wholly-Owned Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent Borrower therein at the date of designation in an amount equal to the fair market value of Parent Borrower’s investment therein and shall only be permitted to the extent there is capacity for such Investment under clause (d) of the definition of Permitted Investments. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything herein to the contrary, no Unrestricted Subsidiary designated as a Restricted Subsidiary may thereafter be re-designated as an Unrestricted Subsidiary.
(b)    Parent Borrower may not designate any Restricted Subsidiary as an Unrestricted Subsidiary, unless, in each case, after giving effect to such designation (including after giving effect to any reclassification of Indebtedness or Liens described in Section 6.13(a)), (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Payment Conditions shall be satisfied on a Pro Forma Basis at the time of such designation, (iii) after giving effect to such designation, no Overadvance shall exist, and (iv) Agent shall have received an updated Borrowing Base Certificate giving pro forma effect to such designation in accordance with Section 5.2(a). No Unrestricted Subsidiary shall at any time (A) own or have an exclusive license to any Material IP Related Assets (whether at the time of designation or at any time thereafter), (B) own or manage any OWN Program Related Assets (other than, in the case of any OWN Special Purpose Vehicle, which may own OWN Program Equipment Inventory which were transferred to such OWN Special Purpose Vehicle pursuant to an OWN Program Securitization Transaction permitted under the Loan Documents), or (C) own or hold (directly, or indirectly through its Subsidiaries) any Indebtedness, Liens and/or Equity Interests of Parent Borrower or any Restricted Subsidiaries. No Subsidiary (other than any Insurance Unrestricted Subsidiary) may constitute an Unrestricted Subsidiary unless such Subsidiary also constitutes an “unrestricted subsidiary” with respect to each of the Second Lien Notes Indebtedness, Additional Permitted Junior Lien Indebtedness and any other Material Indebtedness. Notwithstanding anything to the contrary contained herein, each Insurance Unrestricted Subsidiary shall be designated as an Unrestricted Subsidiary.
(c)    Parent Borrower may not designate an Unrestricted Subsidiary as a Restricted Subsidiary, unless, after giving effect to such designation (including after giving effect to any reclassification of Indebtedness or Liens described in Section 6.13(a)), no Default or Event of Default has occurred and is continuing or would result therefrom.
(d)    Each Unrestricted Subsidiary as of the Closing Date is identified on Schedule 6.13 to this Agreement.
6.14    Insurance Subsidiaries. None of the Insurance Restricted Subsidiaries shall provide or offer to provide insurance (a) to any Persons other than the Loan Parties and their Restricted Subsidiaries in the ordinary course of business or (b) covering any properties or assets other than properties and assets of the Loan Parties and their Restricted Subsidiaries in the ordinary course of business. None of the Insurance Subsidiaries shall (i) fail to be adequately capitalized in accordance with applicable law or fail to have positive tangible net worth or (ii) incur liabilities that are material to the Loan Parties and their Restricted Subsidiaries, taken as a whole. Each Insurance Subsidiary as of the Closing Date is identified on Schedule 6.14, indicating whether such Insurance Subsidiary is an Insurance Restricted Subsidiary or an Insurance Unrestricted Subsidiary.
6.15    Real Property. No Loan Party will nor will any of its Restricted Subsidiaries grant or permit to exist any mortgage, pledge, lien, security interest, hypothecation or other encumbrance of any kind upon any Real Property now owned or hereafter acquired by such Loan Party or Restricted Subsidiary to secure Indebtedness for borrowed money, other than any such mortgage, pledge, lien, security interest, hypothecation or other encumbrance securing Indebtedness permitted under Section 6.1 in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
7.    FINANCIAL COVENANT.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will maintain a Fixed Charge Coverage Ratio, calculated on the first day of any Covenant Testing Period for the most recently Test Period and on the last day of each Fiscal Quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five (5) Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.3(a), 5.6(a) (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.9 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss the Loan Parties’ affairs, finances, and accounts with officers and employees of such Loan Party) or 5.10 of this Agreement, (ii) Section 6 of this Agreement or (iii) Section 7 of this Agreement (subject to Section 9.3);
(b)    fails to perform or observe any covenant or other agreement contained in Section 5.2 of this Agreement and such failure continues for a period of five (5) days (or, in the case of a failure to perform or observe any covenant or other agreement contained in Section 5.2(a) of this Agreement during any Increased Reporting Period, one (1) Business Day) after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer, or (ii) the date on which written notice thereof is given to Borrowers by Agent;
(c)    fails to perform or observe any covenant or other agreement contained in Section 5.15 of this Agreement and such failure continues for a period of five (5) Business Days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(d)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer, or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3    Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Loan Party or any of its Restricted Subsidiaries involving in the aggregate, for all Loan Parties and all Restricted Subsidiaries, liability as to any single or related or unrelated series of transactions, incidents or conditions, in excess of $125,000,000, in each case, either individually or in the aggregate, (except to the extent fully covered (other than to the extent of customary deductibles) by insurance through an insurer who has not denied or disputed coverage), and the same shall remain unsatisfied, unbonded, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof, or enforcement proceedings are commenced upon such judgment, order, decree or arbitration award;
8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Material Subsidiaries;
8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Material Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the

Insolvency Proceeding is not be dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or Material Subsidiary, or (e) an order for relief shall have been issued or entered with respect thereto;
8.6    Default Under Other Agreements. (i) Any payment default shall occur with respect to any payment of principal of or interest on (x) any Second Lien Notes Obligations, (y) Additional Permitted Junior Lien Indebtedness or (z) any other Indebtedness of any Loan Party or any of its Restricted Subsidiaries (excluding the Loans and any Indebtedness owed to any Borrower or any other Loan Party) having a principal amount, individually or in the aggregate, in excess of $125,000,000, and such default shall continue beyond the period of grace, if any, provided in the Second Lien Notes Documents, the Additional Permitted Junior Lien Indebtedness Documents or the instrument or agreement under which such Indebtedness was created, as applicable, or (ii) any default shall occur with respect to the observance or performance by any Loan Party or any of its Restricted Subsidiaries of (x) any Second Lien Notes Document, (y) any Additional Permitted Junior Lien Indebtedness Document or (z) any other agreement relating to any Indebtedness of such Loan Party or such Restricted Subsidiary (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (in each case, other than a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of the Second Lien Notes Obligations or the holder or holders of such Indebtedness, as the case may be, (or, in each case, a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (irrespective of whether such right is exercised) (an “Acceleration”) and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and if Agent has not yet commenced the exercise of remedies under the Loan Documents, such Acceleration shall not have been rescinded (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (y) any termination event or similar event pursuant to the terms of any interest rate Hedge Agreement or (z) the conversion of, or the satisfaction of any condition to the conversion of, any Indebtedness consisting of debt securities that are convertible or exchangeable into Equity Interests (solely to the extent the outstanding principal amount of such Indebtedness is not in excess of $125,000,000)); provided, further, that in the case of the preceding clause (i) or this clause (ii), such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness prior to the commencement of any exercise of remedies under the Loan Documents by Agent;
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made or deemed made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected Lien on the Collateral covered thereby (subject only to Permitted Liens), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $30,000,000, or (c) as the result of an action or failure to act on the part of Agent;
8.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    ERISA Event. (a) An ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC; or (b) or a Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan and, in each case, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;
8.12    Intercreditor Agreement. (a) Any Acceptable Intercreditor Agreement shall in whole or in any material respect, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (b) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any Acceptable Intercreditor Agreement, (ii) that any Acceptable Intercreditor Agreement exists for the benefit of Agent and Secured Parties, or (iii) that Collateral securing the Obligations for any reason shall have the priority contemplated in any Acceptable Intercreditor Agreement;
8.13    Subordination Provisions. (a) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (any such provisions, the “Subordination Provisions”) shall, in whole or in any material respect, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (b) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of Agent and Secured Parties, or (iii) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or
8.14    Change of Control. A Change of Control shall occur.
9.    RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity; provided, that with respect to any Event of Default resulting solely from failure of Borrowers to comply with the financial covenant set forth in Section 7, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is the earlier of (i) ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, and (ii) the date that Agent receives notice that there will not be an FCCR Contribution made for such Fiscal Quarter.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
9.3    Equity Cure. In the event that Parent Borrower or any Subsidiary fails to comply with the requirements of Section 7 as of the end of any Fiscal Quarter prior to the IPO Date, until the expiration of the tenth (10th) Business Day after the day on which financial statements are required to be delivered for such Fiscal Quarter pursuant to Section 5.1 (such period, the “FCCR Cure Period”), Parent Borrower shall have the option to receive cash equity contributions from the holders of its Equity Interests or issue

Qualified Equity Interests for cash (the Net Cash Proceeds thereof actually received by Parent Borrower, the “FCCR Cure Amount”) and add the FCCR Cure Amount to the calculation of Excess Availability in an amount that is sufficient to cause Excess Availability to be the greater of 10% of the Maximum Borrowing Amount and $175,000,000 for the purposes of determining whether a “Covenant Testing Period” has occurred under this Agreement (any such contribution so included in the calculation of Excess Availability, a “FCCR Contribution”); provided, that (a) FCCR Contributions may not occur (x) in consecutive Fiscal Quarters or (y) more than two (2) times in any period of four consecutive Fiscal Quarters, (b) no more than four (4) FCCR Contributions may be made in the aggregate during the term of this Agreement, (c) a FCCR Cure Amount shall be in a minimum amount that is sufficient to cause Excess Availability to be the greater of 10% of the Maximum Borrowing Amount and $175,000,000, (d) a FCCR Cure Amount shall be counted solely for the purposes of determining whether a “FCCR Covenant Testing Period” has occurred for the purposes of testing the Fixed Charge Coverage Ratio pursuant to Section 7 only and any Event of Default in connection therewith and shall only apply with respect to the FCCR Covenant Testing Period giving rise to the testing of the Fixed Charge Coverage Ratio pursuant to Section 7 and not any other FCCR Covenant Testing Period with respect to the same Test Period or any future Test Period, (e) an FCCR Cure Amount shall not be included in Consolidated EBITDA, or for determining compliance with incurrence based or pro forma calculations and other items governed by reference to Consolidated EBITDA or for the purposes of calculating the Fixed Charge Coverage Ratio for any purpose, and (f) the proceeds of the FCCR Contribution shall be promptly used by Borrowers to prepay the Loans and cash collateralize outstanding Letters of Credit to create Excess Availability under this Agreement and applied in accordance with Section 2.4(f). Neither Agent nor any Lender shall have the right to terminate any Commitment, declare all or any portion of the unpaid principal amount of any outstanding Loans, interest accrued and unpaid thereon or any other amounts owing or payable hereunder or under any other Loan Document to be due and payable and/or exercise any other rights and remedies available under the Loan Documents or applicable Law (including any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and continuing as a result of Parent Borrower’s or any Subsidiary’s non-compliance with such covenant with respect to any period until the FCCR Cure Period has elapsed; provided, that (a) no Lender shall have any obligation to make Revolving Loans and no Issuing Bank shall have any obligation to issue any Letter of Credit, in each case, during the FCCR Cure Period, pending actual receipt in immediately available funds of the FCCR Cure Amount and (b) an Event of Default under Section 8.2(a) shall be continuing for all other purposes pending actual receipt in immediately available funds of the FCCR Cure Amount. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.3 shall not apply with respect to any period after the IPO Date.
10.    WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.
10.3    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and the Issuing Bank (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys (limited to one primary outside counsel, one outside local counsel in each reasonably necessary jurisdiction that cannot reasonably be handled by the primary counsel, one outside specialty counsel in each reasonably necessary specialty area, and one additional outside counsel to the affected Indemnified Persons similarly situated and taken as a whole if one or more actual or reasonably perceived conflicts of interest arise), experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as provided in Section 17.13 or (ii) the Lender Group’s relying on any instructions of Administrative Borrower, and (d) in connection with or arising out of any presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of any of the Loan Documents by, such Indemnified Person or its officers, directors, employees, attorneys, or agents.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Administrative Borrower EQUIPMENTSHARE.COM INC
5710 Bull Run Drive
Columbia, MO 65201
Attn: John Griffin; Mark Wopata
Email: [***]
[***]

with copies to:	VEDDER PRICE P.C.
1401 New York Avenue NW, Suite 500
Washington, DC 20005
Attn: Tomasz J. Kulawik, Esq.
Email: [***]

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
10 South Wacker Drive, 15th Floor
Chicago, IL 60606
Attn: Loan Portfolio Manager
Email: [***]

with copies to:	PAUL HASTINGS LLP
1920 Main Street, Suite 400
Irvine, CA 92614
Attn: Katherine Bell, Esq.
Email: [***]
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO PARTY HERETO WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED, THAT NOTHING CONTAINED IN THIS

SENTENCE SHALL LIMIT THE BORROWERS’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.3 TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH ANY INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION HEREUNDER.
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default under Section 8.1, 8.4 or 8.5 has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund; provided further, that Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within ten (10) Business Days after having received notice thereof; and
(B)    Agent, Swing Lender, and Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made (i) to a Disqualified Institution, or (ii) to a natural person,
(B)    no assignment may be made to (i) a Loan Party, (ii) an Affiliate of a Loan Party, (iii) any Second Lien Notes Holder or any other holder of Second Lien Notes Obligations, or any Affiliate of any of the foregoing, (iv) any Additional Permitted Junior Lien Indebtedness Representative or any holder of any Additional Permitted Junior Lien Indebtedness, or any Affiliate of any of the foregoing, (v) any holder of any other Material Indebtedness or any Affiliate thereof, or (vi) any holder of Indebtedness that is subordinated in right of payment to the Obligations or any Affiliate thereof,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (other than (x) a natural person, and (y) a Disqualified Institution) (a

“Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person or a Disqualified Institution, (vi) no participation shall be sold to (A) a Loan Party, (B) an Affiliate of a Loan Party, (C) any Second Lien Notes Holder or any other holder of Second Lien Notes Obligations, or any Affiliate of any of the foregoing, (D) any Additional Permitted Junior Lien Indebtedness Representative or any holder of any Additional Permitted Junior Lien Indebtedness, or any Affiliate of any of the foregoing, (E) any holder of any other Material Indebtedness or any Affiliate thereof, or (F) any holder of Indebtedness that is subordinated in right of payment to the Obligations or any Affiliate thereof, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Borrower agrees that each Participant shall be entitled to the benefits of Section 16 (subject to the requirements and limitations therein, including the requirements under Section 16.2 (it being understood that the documentation required under Section 16.2 shall be delivered to the Originating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 16 with respect to any participation, than its Originating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.    AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter and the LC Letter Agreement), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and, except as provided in Section 2.14 and Section 2.16 (in each case, as in effect on the Closing Date), signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly and adversely affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the second to last sentence of Section 2.4(c) (it being understood that no amendment, modification, termination, or waiver or consent with respect to any condition precedent, covenant, Default, Event of Default or mandatory prepayment shall constitute an increase in any Commitment of any Lender or the extension of the expiration date of any Commitment of any Lender),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (it being understood that the waiver of any obligation of Borrowers to pay interest at the rate set forth in Section 2.6(c) shall not constitute a postponement of any date scheduled for the payment of principal, interest, fees or other amounts for purposes of this clause (iii)),
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of any mandatory prepayment (which waiver shall be effective with the written consent of the Required Lenders), (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of the definition of “Average Excess Availability” or “Average Maximum Borrowing Amount” or any defined terms used in such definitions shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, eliminate or waive compliance with Section 3.1 or 3.2,
(vi)    amend, modify, eliminate or waive compliance with Section 15.11 as in effect on the Closing Date to release the Agent’s Lien in all or substantially all of the Collateral,
(vii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share” or Section 15.12,
(viii)    (A) contractually subordinate, or have the effect of subordinating (whether structurally or otherwise), all or any portion of the Obligations in right of payment to any other Indebtedness or other obligations or liabilities or (B) contractually subordinate, or have the effect of contractually subordinating (whether structurally or otherwise), all or any portion of the Agent’s Liens in and to any of the Collateral to Liens securing other Indebtedness for borrowed money (it being understood that this clause (viii) shall not apply to the incurrence of (x) Indebtedness expressly permitted by this Agreement as in effect as of the Closing Date to either be senior in right of payment to the Obligations or to be secured by a Lien on the Collateral that is senior to the Lien securing the Obligations and (y) debtor-in-possession financing in connection with any Insolvency Proceeding; provided that, in the case of each of clauses (x) and (y), each affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of such financing on substantially the same terms (including economic terms in respect of any commitments or loans provided in connection with such Indebtedness) as all other Lenders),
(ix)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted, as of the Closing Date, by the terms hereof or the other Loan Documents, release (A) any Borrower, (B) all of the Guarantors or (C) Guarantors comprising substantially all of the credit support for the Obligations, in any case, from any obligation for the payment of money, or consent to the assignment or transfer by (A) any Borrower, (B) all of the Guarantors or (C) Guarantors comprising substantially all of the credit support for the Obligations, in any case, of any of its or their rights or duties under this Agreement and the other Loan Documents,
(x)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii),
(xi)    [reserved], or
(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are (A) Loan Parties, (B) Affiliates of a Loan Party, (C) Second Lien Notes Holders or other holders of Second Lien Notes Obligations, or Affiliates of any of the foregoing, (D) Additional Permitted Junior Lien Indebtedness Representatives or holders of any Additional Permitted Junior Lien Indebtedness, or Affiliates of any of the foregoing, (E) holders of other Material Indebtedness or Affiliates thereof, or (F) holders of other Indebtedness that is subordinated in right of payment to the Obligations or Affiliates thereof;
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), or

(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers and the Supermajority Lenders, amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Credit Card Receivable, Eligible Invoiced Accounts, Eligible Unbilled Accounts, Eligible Investment Grade Accounts, Eligible Rental Equipment Inventory, Eligible Newly Purchased Rental Equipment Inventory, Eligible Non-Rental Rolling Stock Inventory, Eligible Newly Purchased Non-Rental Rolling Stock Inventory, Eligible New Dealership Inventory Held for Sale, and Eligible Parts and Tools Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c); provided that (x) to the extent that any change shall have been made to any eligibility criteria or Reserves after the Closing Date based on Agent’s Permitted Discretion pursuant to the terms of this Agreement (and not by an amendment or modification of this Agreement or any consent of the Lenders) and such change has the effect of decreasing Excess Availability or the Borrowing Base, Agent may thereafter reverse such change, in whole or in part, if it determines to do so in the exercise of its Permitted Discretion and (y) it is agreed that the foregoing shall not otherwise impair the exercise of Agent’s Permitted Discretion as explicitly set forth in such definitions;
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to any Issuing Bank, or any other rights or duties of any Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrowers, and the Required Lenders;
(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, (ii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(d)(iii) hereof and (iii) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g).
(g)    Notwithstanding anything to the contrary contained in this Section 14.1, this Agreement and any other Loan Document may be amended solely with the written consent of Agent and Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order (x) to correct or cure ambiguities, errors, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) to correct or cure incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document.
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name of and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.    AGENT; THE LENDER GROUP.
15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate and appoint) Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith, willful misconduct or material breach of any of the Loan Documents to the extent finally determined by a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any

Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank

Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrower or an Event of Default under Section 8.1, 8.4 or 8.5 has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default under Section 8.1, 8.4 or 8.5 has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent from among the Lenders. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default under Section 8.1, 8.4 or 8.5 has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release, and Agent (and, if applicable, any subagent appointed by Agent under Section 15.2 or otherwise) shall hereby have the obligation to release, subject to the satisfaction of any conditions to release (if any) set forth herein or any other applicable Loan Document, including the continuance of the Agent’s Lien on any proceeds of released Collateral, (1) any Lien on any Collateral granted to or held by Agent under any Loan Document (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations, (ii) constituting property being sold, transferred or disposed of to any Person that is not a Loan Party (or an Affiliate except in a bona fide business transaction the primary purpose of which was not to cause the release of Agent’s Liens in such property) in a sale, transfer or other disposition is permitted under the Agreement, (iii) that constitutes Excluded Property, (iv) constituting property that is owned by a Loan Party that has been released from its obligations under the Guaranty and Security Agreement in accordance with this Section 15.11 or (v) in connection with a credit bid or purchase authorized under this Section 15.11 and (2) any Guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction permitted hereunder; provided that no such Guarantor shall be released unless (w) no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (v) no Overadvance shall exist or result therefrom, (x) the transaction that results in such Person not being a Subsidiary is a bona fide business transaction entered into with a third party non-Affiliate of Parent Borrower (it being understood that the Permitted Holders and their respective Affiliates are considered Affiliates of Parent Borrower for the purposes of this provision) and the primary purpose of such transaction was not to release such Person from its obligations under the Guaranty and Security Agreement, (y) at the time of such release, such Person does not own (or hold an exclusive license in) any Material IP Related Assets or any OWN Program Related Assets and (z) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Subsidiary, Parent Borrower shall be deemed to have made an Investment in such Person (as if such Person were then newly acquired) in an amount equal to the portion of the Fair Market Value of Parent Borrower’s or any Restricted Subsidiary’s retained Equity Interests therein and such Investment is permitted hereunder; provided further that no such release shall occur if such Guarantor continues to be a guarantor or borrower in respect of any Second Lien Notes Obligations, any Additional Permitted Junior Lien Indebtedness, or any other Material Indebtedness.
(b)    The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid.
(c)    Except as provided above, Agent will not execute and deliver a release of (i) any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers), or (ii) any Guarantor without the prior written authorization of (y) if the release is of all of the Guarantors or Guarantors comprising substantially all of the credit support for the Obligations, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Administrative Borrower at any time, the Lenders (or the Required Lenders, as applicable) will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral, or to release any Guarantor from its obligations, pursuant to this Section 15.11.
(d)    Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (A) to the holder of any Permitted Lien on such property under Section 6.2(l) if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (B) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.
(e)    Upon receipt by Agent of any authorization required pursuant to this Section 15.11 from the Lenders or the Required Lenders of Agent’s authority to release or subordinate Agent’s Liens upon particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty and Security Agreement, and upon prior written request by Administrative Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be reasonably necessary to evidence the release of such Agent’s Liens upon such Collateral or subordinate its interest therein, or to release such Loan Party from its obligations under the Guaranty and Security Agreement provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, (2) if requested by Agent, Borrowers shall certify to Agent (and Agent may conclusively rely on any such certificate, without further inquiry), as applicable, (A) that the sale or other disposition of such Collateral is permitted under this Agreement, that such Collateral constitutes Excluded Property, or that such

Collateral otherwise qualifies for release pursuant to one or more of the clauses set forth in Section 15.11(a)(1), (B) such Lien is eligible to be subordinated pursuant to Section 15.11(d), or (C) such Guarantor is eligible to be released from its obligations under the Guaranty and Security Agreement pursuant to Section 15.11(a)(2), and (3) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition (other than to a Loan Party or an Affiliate thereof) permitted pursuant to Section 6.5(a) and is not otherwise prohibited under the Loan Documents, the Agent’s Lien on such property (but, for the avoidance of doubt, not on the proceeds of such sale, transfer or other disposition) shall be automatically released without need for further action by any Person.
(f)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent or the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent or the Required Lenders, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Provider Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18    Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.
15.19    Intercreditor Agreement. Each Lender (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to) irrevocably (a) consents to the terms and conditions of any

Acceptable Intercreditor Agreement, (b) authorizes and directs Agent to execute and deliver any such Acceptable Intercreditor Agreement (including by way of execution and delivery of the Intercreditor Agreement Joinder), in each case, on behalf of such Lender (or such Bank Product Provider, as applicable) and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such Acceptable Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Lender (or such Bank Product Provider, as applicable), (c) agrees that, upon the execution and delivery thereof (including by way of execution and delivery of the Intercreditor Agreement Joinder), such Lender (or such Bank Product Provider, as applicable) will be bound by the provisions of such Acceptable Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of such Acceptable Intercreditor Agreement, and (d) agrees that no Lender (nor any Bank Product Provider) shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section or in accordance with the terms of any such Acceptable Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to further irrevocably authorize and direct) Agent to enter into the Intercreditor Agreement Joinder and such other amendments, supplements or other modifications to any Acceptable Intercreditor Agreement as are approved by Agent and the Required Lenders (except as to any amendment that expressly requires the approval of all Lenders as set forth herein); provided, that, Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by such Acceptable Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of this Agreement or any refinancing of the Obligations, in each case, on behalf of such Lender (or such Bank Product Provider, as applicable) and without any further consent, authorization or other action by any Lender (or such Bank Product Provider, as applicable). Agent shall have the benefit of each of the provisions of this Section 15 with respect to all actions taken by it pursuant to this Section 15.19 or in accordance with the terms of an Acceptable Intercreditor Agreement.
16.    WITHHOLDING TAXES.
16.1    Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required by applicable law, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, then the sum payable by the Loan Parties shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) payable or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.
16.2    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and Administrative Borrower on behalf of all Borrowers, at the time or times reasonably requested by Administrative Borrower or Agent, one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable), or successor forms (with any required attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E (or successor forms), as applicable;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI (or successor forms);
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the IRS Form W-8IMY), or successor forms (with any required attachments); or
(v)    a properly completed and executed copy of IRS Form W-9 for exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only), at the time or times reasonably requested, any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
16.3    Reductions.
(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless, within ten (10) days after demand therefor (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) (but only to the extent that Borrowers have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so) for any Taxes paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation) as a result of the Lender’s failure to comply as described in this Section 16(b). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
16.5    Survival. Each party’s obligations under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.
17.    GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third-party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in accordance with the terms hereof in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement.  Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
17.8    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
17.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that all confidential, proprietary and/or non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the Transactions and on a confidential basis, (ii) on a “need to know” basis to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, in which case, Agent or such Lender shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regular authority exercising examination or regulatory authority, promptly notify Administrative Borrower in advance, to the extent practicable and permitted by law. (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) any Lender’s or any of its Affiliates’ insurers or reinsurers who are informed of the confidential nature of such information and who are subject to confidentiality obligations substantially equivalent to those contained in this Section 17.9, (xi) any prospective hedge providers (or other derivative transaction counterparties); provided, that prior to receipt of Confidential Information any such prospective hedge provider (or other derivative transaction counterparty) shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9, and (xii) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. For the avoidance of doubt, nothing herein prohibits Agent, any Lender or any of their respective Affiliates or counsel from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any other Person. Notwithstanding the foregoing, Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Agent and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent; provided that Agent shall not issue any press release using the name, logo or other insignia of Parent Borrower without Administrative Borrower’s prior written consent (not to be unreasonably withheld or delayed).

17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to reasonably cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13    Parent Borrower as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent Borrower as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

17.14    Acknowledgement and Consent to Bail-In Action of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
17.15    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
17.16    Erroneous Payments.

(a)    Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent

Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 17.16 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    The provisions of this Section 17.16 to the contrary notwithstanding, (i) nothing in this Section 17.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of an Erroneous Payment to the extent that Agent has received payment of the Erroneous Payment Return from the Payment Recipient in immediately available funds, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	EQUIPMENTSHARE.COM INC, a Texas corporation

	By:	/s/ Jabbok Schlacks
	Name:	Jabbok Schlacks
	Title:	Chief Executive Officer
[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Joint Lead Arranger, as Joint Book Runner, as Co-Syndication Agent, and as a Lender

By:	/s/ Heath Israel
Name:	Heath Israel
Its Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT]

Citibank, N.A., as a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President & Director

TRUIST BANK, as a Lender

By:	/s/ Luke Joyner
Name:	Luke Joyner
Title:	Vice President

Citizens Bank, N.A., as Joint Lead Arranger and as a Lender

By:	/s/ Jaclyn Kuzma
Name:	Jaclyn Kuzma
Title:	Vice President

FIFTH THIRD BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Lingrosso
Name:	Patrick Lingrosso
Title:	Vice President

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Jason M. Corsi
Name:	Jason M Corsi
Title:	Executive Director

GOLDMAN SACHS BANK USA, as a Lender

By:
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chris Fudge
Name:	Chris Fudge
Title:	Vice President

Regions Bank, as a Lender

By:	/s/ Ryan Miles
Name:	Ryan Miles
Title:	Director

TD Bank, N.A., as a Lender

By:	/s/ Greg Cohen
Name:	Greg Cohen
Title:	Vice President

UBS AG, Stamford Branch, as a Lender

By:	/s/ Muhammad Afzal
Name:	Muhammad Afzal
Title:	Director

By:	/s/ Danielle Calo
Name:	Danielle Calo
Title:	Director

Flagstar Bank, N.A., as a Lender

By:	/s/ Thomas Bukowski
Name:	Thomas Bukowski
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK, NATIONAL ASSOCIATION, a national banking association, as a Lender

By:	/s/ Timothy W. Kenealy
Name:	Timothy W. Kenealy
Title:	Its Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT]